As filed with the Securities and Exchange Commission on April 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

NETSTREIT Corp.
(Exact name of Registrant as specified in governing instruments)

5910 N. Central Expressway
Suite 1600
Dallas, Texas 75206
972-200-7100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark Manheimer
President and Chief Executive Officer
NETSTREIT Corp.
5910 N. Central Expressway
Suite 1600
Dallas, Texas 75206
972-200-7100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Christina T. Roupas Courtney M.W. Tygesson Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 312-558-5600 312-558-5700 (Facsimile)	Daniel M. LeBey Vinson & Elkins LLP 901 East Byrd Street, Suite 1500 Richmond, VA 23219 804-327-6310 804 -479-8286 (Facsimile)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	9,200,000	$18.44	$169,648,000	$18,509

(1)
Includes 1,200,000 shares of common stock that may be sold if the option to purchase additional shares of our common stock granted to the underwriters is exercised in full. See “Underwriting.”

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on March 31, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated April 5, 2021
PROSPECTUS
NETSTREIT CORP.
8,000,000 SHARES OF COMMON STOCK

We are offering 8,000,000 shares of our common stock, $0.01 par value per share (“common stock”). Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NTST.” The last reported sale price of the common stock on the NYSE on April 1, 2021 was $18.40 per share.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are subject to reduced public company reporting requirements.
We elected to be taxed as a real estate investment trust (“REIT”) under the U.S. federal income tax laws commencing with our short taxable year ended December 31, 2019. To assist us in maintaining our qualification as a REIT, among other reasons, our charter generally limits beneficial ownership of our common stock by any person to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all our outstanding stock. Our charter contains various other restrictions on the ownership and transfer of shares of our stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. You should read the section titled “Risk Factors” beginning on page 19 for a discussion of certain risk factors that you should consider before investing in our common stock.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Offering proceeds before expenses	$	$

(1)
See “Underwriting” for additional disclosure regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 1,200,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect to deliver the shares of common stock on or about            through the book-entry facilities of The Depository Trust Company.
Joint Book-Running Managers
Wells Fargo Securities	BofA Securities	Jefferies	Stifel
The date of this prospectus is            , 2021

Neither we nor the underwriters have authorized anyone to provide any information or to make any representation other than as contained in this prospectus or any free writing prospectus prepared by, or on behalf of, us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any free-writing prospectus prepared by us is current only as of the respective date of such document or as of another date specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

GLOSSARY
In this prospectus, unless the context otherwise requires or indicates:
•
“1031 Exchange” means a tax-deferred exchange under Section 1031 of the Code, in which we reinvest the proceeds from the sale of real property in a new real property acquisition on a tax-deferred basis;

•
“ABR” means annualized base rent. ABR is calculated by multiplying (i) cash rental payments (a) for the month ended March 31, 2021 (or, if applicable, the next full month’s cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of March 31, 2021, plus (b) for properties under development, the first full month’s permanent cash rent contractually due after the development period by (ii) 12;

•
“Adjusted EBITDAre” means adjusted earnings before interest, taxes, depreciation and amortization, which is a non-GAAP measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
“AFFO” means adjusted funds from operations, which is a non-GAAP measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
a “blend-and-extend” acquisition means the purchase of a single-tenant commercial property with an existing short-term lease (i.e., one to five years remaining on the lease term) where we negotiate with the tenant a new long-term lease of at least 10 years, blending the tenant’s existing rental rate with a newly negotiated rental rate;

•
a “build-to-suit” transaction means the development of a single-tenant commercial property built to the specifications of the future tenant, financed by us and occupied by the tenant pursuant to a long-term lease at the end of the development stage;

•
“Cash NOI” means cash net operating income, which is a non-GAAP measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
“Class A OP units” means Class A units of limited partnership of our operating partnership, as described under “Description of the Partnership Agreement of Our Operating Partnership;”

•
“Class B OP units” means Class B units of limited partnership of our operating partnership, as described under “Description of the Partnership Agreement of Our Operating Partnership;”

•
the “Code” means the Internal Revenue Code of 1986, as amended;

•
the “Company,” “our company,” “we,” “our,” and “us” means NETSTREIT and its consolidated subsidiaries, including the operating partnership;

•
“continuing investors” means the former holders of limited partnership interests in our predecessor who now hold OP units in our operating partnership;

•
“Core FFO” means core funds from operations, which is a non-GAAP measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
“Credit Facility” means our Term Loan together with our Revolver;

•
“CVS” means CVS Pharmacy;

•
“DK” means Davidson Kempner Capital Management;

•
“EB Arrow” means EB Arrow Holdings, LLC;

•
“EBA EverSTAR” means EBA EverSTAR, LLC, an affiliate of EB Arrow;

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•
“FFO” means funds from operations, which is a non-GAAP measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
“formation transactions” means the series of transactions described in this prospectus that were consummated prior to and in connection with the private offering, as described under “Structure and Formation of Our Company;”

•
“GAAP” means United States Generally Accepted Accounting Principles;

•
“investment grade profile” means a tenant with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x that has not pursued a credit rating;

•
“investment grade rating” means a credit rating of Baa3 (Moody’s Investors Service), BBB- (S&P Global Ratings) or NAIC2 (National Association of Insurance Commissioners) or higher;

•
“IRS” means the Internal Revenue Service;

•
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•
“Long Pond” means Long Pond Capital;

•
“MGCL” means the Maryland General Corporation Law;

•
“NETSTREIT” means NETSTREIT Corp., a Maryland corporation;

•
“NETSTREIT TRS” means NETSTREIT Management TRS, LLC, a Delaware limited liability company;

•
“NOI” means net operating income, which is a non-GAAP financial measure that has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•
“NYSE” means The New York Stock Exchange;

•
“occupied” means subject to a lease agreement under which the tenant is required to pay rent;

•
the “offering” means the public offering of our common stock as described in this prospectus;

•
“Omnibus Plan” or "Omnibus Incentive Plan” means the NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan;

•
“OP units” means common units of limited partnership interest in our operating partnership, including Class A OP units and Class B OP units;

•
“operating partnership” means NETSTREIT L.P., a Delaware limited partnership;

•
“our portfolio” means the portfolio of 235 properties that we own as of March 31, 2021;

•
“predecessor” means EverSTAR Income & Value Fund V, LP, our accounting predecessor;

•
“private offering” means the private offering of 11,797,645 shares of our common stock, 8,860,760 of which were issued on December 23, 2019 and 2,936,885 of which were issued on February 6, 2020 following the exercise in full of the initial purchaser’s option to purchase additional shares, pursuant to which we raised aggregate net proceeds of  $219.0 million (after deducting the initial purchaser’s discount and placement fees);

•
“property” means a property leased, or available for lease, to a single tenant;

•
“rent abatement” means an agreement by the Company and a tenant to suspend rent payments for a period of time without corresponding repayment of the suspended payments;

•
“rent deferral” means an agreement by the Company and a tenant to defer the payment of contractually due rent to a later period;

•
a “reverse build-to-suit” transaction means the acquisition of a build-to-suit single-tenant commercial property from the developer in which we serve as the take out financing and execute, as part of the transaction, a long-term lease with the tenant occupying the property immediately following its development;

•
“Revolver” means our $250.0 million senior secured revolving credit facility;

•
“RSUs” means restricted stock units;

•
a “sale-leaseback” transaction means the sale of a single-tenant commercial property from a business operator in exchange for the simultaneous execution of a long-term lease of the property back to the seller;

•
“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002, as amended;

•
“SEC” means the Securities and Exchange Commission;

•
“Securities Act” means the Securities Act of 1933, as amended;

•
“shadow rating” means a metric developed by the Company to assess the creditworthiness of a tenant based on a review of corporate level financial information and assessment of business risks. A shadow rating does not constitute a published credit rating and lacks the extensive company participation that is typically involved when a rating agency publishes a rating and, accordingly, may not be as indicative of creditworthiness as a rating published by Moody’s, S&P, or another nationally recognized statistical rating organization;

•
“Term Loan” means our senior secured term loan;

•
a “triple-net” lease means a lease in which the tenant generally is responsible for materially all property operating expenses, including property taxes, insurance and property maintenance and repairs; however, as is common for triple-net leases, the landlord may be responsible for maintenance of the roof and parking lot;

•
“TRS” means taxable REIT subsidiary;

•
“Tilden Park” means Tilden Park Capital Management; and

•
“WALT” means weighted average remaining lease term.

OUR PORTFOLIO DATA
Unless the context otherwise requires or indicates, all portfolio data contained in this prospectus reflects properties owned by us on March 31, 2021 and is provided as of such date.
INDUSTRY AND MARKET DATA
We use market data and industry forecasts throughout this prospectus, and in particular in the sections titled “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business and Properties.” We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The industry forecasts and projections are based on historical market data and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.
BASIS OF PRESENTATION
On December 23, 2019, we completed a series of formation transactions pursuant to which, among other things, our predecessor was merged with and into our operating partnership. The financial statements for the period from January 1, 2019 to December 22, 2019 included in this prospectus are those of our predecessor. The financial statements for the periods from December 23, 2019 to December 31, 2019 and thereafter included in this prospectus are those of the Company or successor.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Before deciding to invest in our common stock, you should carefully read the entire prospectus including, in particular, “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this prospectus. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.
Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “our company” and "the Company" refer to our predecessor for the periods prior to the completion of our formation transactions, which occurred on December 23, 2019, and, for periods after the completion of our formation transactions, NETSTREIT Corp., a Maryland corporation, and its subsidiaries, including NETSTREIT, L.P., a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership.” See “Glossary” for certain defined terms used in this prospectus.
Unless otherwise indicated, the information contained in this prospectus is as of December 31, 2020 and assumes that the underwriters’ option to purchase additional shares is not exercised.
NETSTREIT Corp.
We are an internally-managed real estate company that acquires, owns and manages a diversified portfolio of single-tenant, retail commercial real estate subject to long-term net leases with high credit quality tenants across the United States. Our growth and diversification strategy focuses on tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including discount stores, grocers, drug stores and pharmacies, home improvement, automotive service and quick-service restaurants, which we refer to as defensive retail industries. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. The majority of our portfolio is comprised of properties leased to tenants operating in these defensive retail industries, with 89.1% of our ABR stemming from necessity, discount and/or service-oriented industries. We generally target properties with a purchase price between $1 million and $10 million, a segment of the market that we believe is undercapitalized and where we can maintain a consistent pipeline of relatively small assets to acquire on attractive terms without the threat of broad competition. We also selectively review larger properties with a purchase price in excess of $10 million, which we typically lease to investment grade tenants like Walmart and Home Depot, when we believe the acquisition will be accretive to the quality of our portfolio. The average purchase price of a property in our portfolio is $3.1 million, and our leases typically have initial lease terms of at least 10 years and contain two or more options for the tenant to extend the lease term, most often for additional five-year periods. Of our ABR, 69.6% is from investment grade credit rated tenants, which historically have exhibited a strong track record of making scheduled rental payments, showing resilience during times of economic downturn. We believe that our multi-faceted acquisition strategy, combined with our disciplined underwriting approach, highlighted by a dual focus on tenant credit and real estate fundamentals, and supported by a conservative, flexible balance sheet to enable accretive growth from the outset, will allow us to maximize stockholder value while generating attractive risk-adjusted returns with an emphasis on stable rental revenue.
Our diversified portfolio consists of 235 single-tenant retail net leased properties spanning 39 states, with tenants representing 60 different brands or concepts across 23 retail sectors. Our portfolio generates ABR of  $48.0 million and is 100% occupied, with a WALT of 10.1 years and consisting of more than 80% investment grade tenants and investment grade profile tenants by ABR, which we believe provides us with a strong, stable source of recurring cash flow from which to grow our portfolio. None of our tenants represent more than 7.8% of our portfolio by ABR, and our top 10 largest tenants represent in aggregate 53.4% of our ABR. Our top 10 tenants are 7-Eleven, Lowe’s, Advance Auto Parts, Walmart, CVS, Dollar General, Ollie’s Bargain Outlet, Hobby Lobby, Tractor Supply Company and Walgreens. As a result of our net lease structure, we do not expect to incur significant capital expenditures relating to our portfolio.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our competitors and allow us to compete effectively in the single-tenant retail net leased property market.

•
Favorable Exposure to Investment Grade Credit Rated and Other High-Quality Tenants.   Our portfolio provides high-quality leases and ABR. More than 80% of our ABR is from investment grade credit rated tenants and investment grade profile tenants , which historically have exhibited a strong track record of making scheduled rental payments, showing resilience during times of economic downturn and investment grade profile tenants.

•
Investment Strategy that Benefits From a Fragmented, Underserved Market Segment.   The current market for retail net leased properties is fragmented and decentralized. Between 2017 and 2020, private, non-institutional buyers accounted for 60.3% of this market by volume and, in 2020, 53.7% of retail net lease transactions had a purchase price between $2.5 million and $5 million. The relatively small transaction size of retail net lease properties, combined with the locations of many of these properties outside of primary markets, can be a deterrent for larger, institutional buyers that seek to deploy greater amounts of capital in larger markets and assets that generate greater ABR per property. We generally focus on properties with a purchase price between $1 million and $10 million and our average ABR per property is approximately $204,401. We believe this low per property ABR concentration increases our revenue diversification. We also believe our focus on smaller properties, a segment of the market that we believe is undercapitalized, will allow us to maintain a consistent pipeline of relatively small assets to acquire on attractive terms without the threat of broad competition.

•
Seasoned Leadership with a Proven Track Record of Cultivating and Expanding Publicly Traded REIT Businesses.   Our Chief Executive Officer, Mark Manheimer, has over 15 years of experience underwriting, acquiring, leasing, financing, managing and disposing of net leased properties, with a track record of growing net lease businesses to significant scale. Prior to joining EB Arrow as the Chief Investment Officer of its net lease portfolio, Mr. Manheimer served on the investment committee of Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit”), overseeing the acquisition of more than 1,500 properties and leading the effort to restructure the master lease of Spirit’s largest tenant. Mr. Manheimer played a critical role in Spirit’s September 2012 initial public offering and shortly thereafter led Spirit’s due diligence and reverse due diligence efforts as part of a merger with Cole Credit Property Trust II, doubling the size of the company. We believe Mr. Manheimer’s reputation, in-depth market knowledge and extensive network of long-standing relationships with retailers, brokers, intermediaries, private equity firms and others in the net lease industry will provide us with an ongoing pipeline of both marketed and off-market investment opportunities. In addition, our Chief Financial Officer, Andrew Blocher, leads our conservative balance sheet and capitalization strategy and manages our liabilities, capital raising, financial reporting and investor relations activities. Mr. Blocher has over 20 years of experience in financial reporting, debt and equity financing, investor relations, capital allocation, corporate governance and strategy for publicly traded REITs, including five years serving as the Chief Financial Officer of First Potomac Realty Trust (NYSE: FPO), four years serving as Chief Financial Officer and an additional seven years serving in a capital markets and investor relations role at Federal Realty Investment Trust (NYSE: FRT). We believe Mr. Blocher’s deep relationships with the investment banking and institutional investor communities will assist us in future capital raising activities as we grow our portfolio.

•
Disciplined Underwriting and Active Portfolio Management Strategy.   We believe our conservative underwriting criteria will allow us to purchase properties below replacement cost and with below market rents, providing significant long-term opportunities for growth at an attractive basis. Our management team focuses primarily on securing long-term leases with investment grade credit rated tenants and creditworthy tenants without an investment grade rating. We focus on tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. In evaluating a property for acquisition, we utilize our three-part underwriting and risk management strategy with an emphasis on credit and real estate that includes:

•
Tenant Credit Underwriting: review corporate level financial information, assess business risks and review investment rating or establish a “shadow rating” using our proprietary credit modeling process for unrated tenants;

•
Real Estate Valuation: review the underlying key real estate metrics of each property, including location and demographics that will support both tenant financial health, including market rents, and a market for alternative use, re-leasing or redevelopment, when necessary; and

•
Unit-Level Profitability: analyze and/or estimate unit-level profitability and cost variability to determine the likelihood of each such location sustainably operating as a profit center.

•
High Quality, Defensive and Diversified Portfolio.   Our portfolio consists of 235 single-tenant net leased properties that are diversified by tenant, industry and geography, including 60 different brands or concepts, across 23 retail sectors in 39 states. The majority of our portfolio is comprised of properties leased to tenants operating in defensive retail industries, with 89.1% of our ABR stemming from necessity, discount and/or service-oriented industries. Our portfolio is 100% occupied and generates ABR of  $48.0 million, with a WALT of 10.1 years, which we believe provides us with a strong, stable source of recurring cash flows from which to grow our portfolio. Further, more than 80% of our ABR is derived from tenants with investment grade credit ratings or an investment grade profile which historically have exhibited a strong track record of making scheduled rental payments and demonstrating defensive, consistent performance through multiple cycles. Our current strategy targets a scaled portfolio that, over time, will:

•
derive no more than (i) 5% of its ABR from any single tenant or property, (ii) 15% of its ABR from any single retail sector, (iii) 15% of its ABR from any single state and (iv) 50% of its ABR from its top 10 tenants;

•
be primarily leased to tenants operating in businesses we believe to be e-commerce resistant and resilient through all economic cycles;

•
have more than 60% of its tenants with an investment grade credit rating; and

•
have a WALT of greater than 10 years.

•
Proven Ability to Efficiently Deploy Capital Utilizing Proprietary Sourcing Channels to Achieve Scale.   Our ability to efficiently deploy capital is a direct result of our management team’s extensive network of industry relationships, which we utilized to source a robust pipeline of attractive marketed and off-market investment opportunities through which we have deployed capital, acquiring 124 and 31 single-tenant retail net leased properties with aggregate purchase prices of $408.6 million and $88.2 million during the year ended December 31, 2020 and three months ended March 31, 2021, respectively. We believe our relationship-based sourcing strategy will continue to generate a sustainable pipeline of opportunities to drive growth and achieve scale through the efficient deployment of capital raised in this offering. While our general and administrative expenses will continue to rise in some measure as our portfolio grows, we expect that such expenses as a percentage of our portfolio will decrease over time following this offering, due to efficiencies and economies of scale. With our smaller asset base relative to other public REITs that focus on acquiring net leased real estate, we believe that superior growth can be achieved through manageable acquisition volume. As of March 31, 2021, we were party to purchase and sale agreements and non-binding letters of intent for the acquisition of a total of 21 properties with an aggregate expected purchase price of approximately $78.0 million. See “—Pending Investment Activity.”

Our Business and Growth Strategies
Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We intend to pursue our objective through the following business and growth strategies.
•
Differentiated, Multi-faceted Investment Strategy to Drive Growth.   We intend to continue to grow our portfolio by acquiring properties occupied by high-credit quality tenants operating in defensive industries focused on necessity retail goods and essential services. In addition to acquiring single-tenant net leased retail properties subject to an existing stabilized long-term lease, we intend to grow our portfolio through a multi-faceted investment strategy, which includes “blend and extend” acquisitions, build-to-suit transactions, reverse build-to-suit transactions and sale-leaseback transactions. Each of these types of transactions or acquisitions offers unique benefits to our business.
•
Existing stabilized leases: In existing stabilized lease transactions, we acquire single-tenant net leased operating assets subject to an existing long-term lease through our relationships with current owners, our extensive brokerage network or our developer relationships.

•
Blend-and-extend: In blend-and-extend acquisitions, we acquire a single-tenant commercial property with an existing short-term lease, then extend the lease term to at least ten years. Blend-and-extend acquisitions allow us to acquire properties at a lower basis and get long-term site commitments from tenants.

•
Build-to-suit: In build-to-suit transactions, we secure development financing for a single-tenant commercial property pursuant to executing a long-term lease. Build-to-suit transactions allow us to leverage our extensive developer relationships to partner on opportunities.

•
Reverse build-to-suit: In reverse build-to-suit transactions, the tenant acts as the developer and constructs the property with the project financed by the landlord. Both build-to-suit and reverse build-to-suit transactions allow us to acquire the property at lower cost in exchange for long lease terms and higher entry capitalization rates.

•
Sale-leaseback: Sale-leaseback transactions allow us to acquire a single-tenant commercial property used by the seller with a simultaneous long-term lease of the property back to the seller. In sale-leaseback transactions, we strive to set rents at sustainable levels and get long-term site commitments from tenants.

We believe this multi-faceted investment strategy will provide us with greater flexibility to opportunistically build our portfolio and differentiate us from other public REITs pursuing a more limited investment strategy.
•
Relationship-Based Investment Sourcing.   Mr. Manheimer has been active in the single-tenant net lease industry for more than 15 years, serving as Head of Sale-Leaseback Acquisitions for Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc. (“Cole”)) and Executive Vice President—Head of Asset Management for Spirit. Mr. Manheimer’s extensive experience has allowed him to develop a broad network of long-standing relationships with retailers, brokers, intermediaries, private equity firms and others in the net lease industry, which we believe will provide us with an ongoing pipeline of both marketed and off-market investment opportunities. We also anticipate leveraging our extensive developer relationships to partner on build-to-suit and reverse build-to-suit transactions.

•
Structure and Manage Portfolio with Disciplined Underwriting and Risk Management Processes.   We seek to build a scaled portfolio with stable rental revenue and maximize the long-term return on our investments by implementing our disciplined underwriting and risk management processes. Our portfolio is focused on tenants operating in industries that are e-commerce resistant and resilient through all economic cycles and with attractive credit characteristics and stable operating cash flows. We seek to enter into leases with terms of at least ten years and, when acquiring properties, look for opportunities to acquire short-term leases with a long-term extension in place at the time of closing. In addition, we seek acquisition opportunities that enhance the tenant, industry and geographic diversification of our portfolio and actively monitor and manage our existing investments to reduce the risks associated with adverse developments affecting particular tenants, industries or regions. Finally, we use our active portfolio management strategy to (i) regularly review each of our properties for changes in unit performance, tenant credit and local real estate conditions, (ii) identify properties that do not meet our disciplined underwriting strategy, diversification objectives or risk management criteria, including rent coverage ratios below 2.0x or likelihood of non-renewal upon lease expiration, and (iii) opportunistically dispose of those properties and reinvest the proceeds in 1031 Exchanges that will generate higher returns, enhance the credit quality of our real estate portfolio or extend our average remaining lease term. From June 2018 to March 31, 2021, we disposed of 48 properties totaling $139.3 million in aggregate contractual sales price and improved portfolio performance by diversifying tenant concentration and improving key metrics such as tenant credit quality, WALT and geographic diversity.
•
Maintain a Conservatively Leveraged Capital Structure.   We seek to maintain a capital structure that provides us with flexibility to manage our business and scale our platform through targeted acquisitions, while allowing us to service our debt requirements and generate appropriate risk-adjusted returns. As of December 31, 2020, we had no borrowings under our $250.0 million Revolver. We intend to target a conservative net debt to EBITDA leverage ratio of 4.5x to 5.5x at scale to best position the Company for growth, and we intend to capitalize on our leading origination, underwriting, financing, documentation and property processes to improve our efficiency. As we scale, we anticipate having access to the investment grade debt and equity capital markets to maintain a prudent balance between debt and equity financing.

•
Achieve Sustainable Dividend Growth Well-Covered by Cash Flow.   We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt). We intend to augment that income with internal growth through a target dividend payout ratio that will permit some free cash flow reinvestment. We believe this will enable strong dividend growth without relying exclusively on future common stock issuances to fund new portfolio investments. Additionally, our WALT of 10.1 years and superior underwriting and portfolio monitoring capabilities, which reduce default losses, are intended to make our cash flows highly stable.

•
Smaller Net Lease Acquisitions Allow for Superior Portfolio Growth.   We generally focus on properties with a purchase price between $1 million and $10 million and our average ABR per property is approximately $204,401. We believe this is a segment of the market that is undercapitalized and in which we can achieve superior growth through consistent acquisition volume. Moreover, our platform is scalable, and we expect to leverage our capabilities to improve our efficiency and processes to achieve attractive risk-based growth.

Our Real Estate Portfolio
During the year ended December 31, 2020 and three months ended March 31, 2021, we acquired 124 and 31 single-tenant retail net lease properties with aggregate purchase prices of  $408.6 million and $88.2 million, respectively. Our diversified portfolio consists of 235 single-tenant retail net leased properties spanning 39 states, with tenants representing 60 different brands or concepts across 23 retail sectors. Our portfolio consists of 4.4 million square feet and is 100% occupied.
Property Map

Our portfolio generates ABR of  $48.0 million, has a WALT of 10.1 years and consists of more than 80% of investment grade tenants and tenants with an investment grade profile by ABR. None of our tenants represent more than 7.8% of our portfolio by ABR, and our top 10 largest tenants represent in aggregate 53.4% of our ABR. Nine of our top 10 tenants are publicly traded companies and eight have investment grade credit ratings, in addition to Ollie’s Bargain Outlet and Hobby Lobby, tenants with investment grade profiles.
7-Eleven (Baa2 (Moody’s); AA- (S&P)). 7-Eleven is the world’s largest convenience retailer. Based in Irving, Texas, 7-Eleven operates, franchises and/or licenses more than 70,000 stores in 17 countries, including 11,800 stores in North America.
Lowe’s (Baa1 (Moody’s); BBB+ (S&P); NYSE: LOW). Lowe’s is a FORTUNE 50 home improvement company in the United States, Canada and Mexico that was founded in 1946. Lowe’s operates or services more than 2,220 home improvement and hardware stores and is headquartered in Mooresville, North Carolina.
Advance Auto Parts (Baa2 (Moody’s); BBB- (S&P); NYSE: AAP). Advance Auto Parts is a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers. As of January 2, 2021, Advance operated 4,806 stores and 170 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,277 independently owned Carquest branded stores across these locations in addition to Mexico, Grand Cayman, the Bahamas, Turks and Caicos and British Virgin Islands. Advance Auto Parts was founded in 1932 and is headquartered in Raleigh, North Carolina.
Walmart (Aa2 (Moody’s); AA (S&P); NYSE: WMT). Founded in 1945 and headquartered in Bentonville, Arkansas, Walmart provides the opportunity to shop in retail stores and through e-commerce. Walmart has approximately 11,500 stores under 56 banners, including Sam’s Club, in 27 countries and e-commerce websites.
CVS (Baa2 (Moody’s); BBB (S&P); NYSE: CVS). CVS is the nation’s premier health innovation company helping people on their path to better health. Headquartered in Woonsocket, Rhode Island, CVS operates nearly 10,000 retail locations.
Dollar General (Baa2 (Moody’s); BBB (S&P); NYSE: DG). Dollar General offers products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low prices in convenient neighborhood locations since 1939. As of October 30, 2020, Dollar General operated 16,979 stores in 46 states and is headquartered in Goodlettsville, Tennessee.
Ollie’s Bargain Outlet (unrated; NASDAQ: OLLI). Founded in 1982 and headquartered in Harrisburg, Pennsylvania, Ollie’s Bargain Outlet is a highly differentiated and fast-growing, extreme value retailer of brand name merchandise at drastically reduced prices. Ollie’s Bargain Outlet operates 391 stores.
Hobby Lobby (unrated; not public). With more than 900 stores, Hobby Lobby is the largest privately owned arts-and-crafts retailer in the world, operating in 47 states. Hobby Lobby was founded in 1970 and is headquartered in Oklahoma City, Oklahoma.
Tractor Supply Company (Baa1 (Moody’s); BBB (S&P); NASDAQ: TSCO). Founded in 1938, Tractor Supply is the largest rural lifestyle retailer in the United States, with 1,923 Tractor Supply stores in 49 states and an e-commerce website. Tractor Supply is headquartered in Brentwood, Tennessee.
Walgreens (Baa2 (Moody’s); BBB (S&P); NASDAQ: WBA). Walgreens is a global leader in retail and wholesale pharmacy that was founded in 1901 and is headquartered in Deerfield, Illinois. Walgreens has a presence in more than 25 countries and has more than 21,000 stores.

Diversification by Industry, Tenant and Geography
with Concentration in Necessity, Discount and/or Service Industries
The majority of our portfolio is comprised of properties leased to tenants operating in defensive retail industries, with 89.1% of our ABR stemming from necessity, discount and/or service-oriented industries. Necessity-based industries are those that are considered essential by consumers and include sectors such as drug stores, grocers and home improvement. Discount retailers offer a low price point and consist of off-price and dollar stores. Service-oriented industries consist of retailers that provide services rather than goods, including, for example, tire and auto services and quick service restaurants.
The following chart illustrates the percentage of our ABR attributable to defensive retail industries.
The breakdown of our necessity-based retail, discount-focused, service-oriented and other, non-defensive retail industries by percentage of ABR is set forth below.

Retail Industries	Percentage of ABR(1)
Necessity-Based Retail
Home Improvement	14.7%
Auto Parts	9.7%
Drug Stores & Pharmacies	8.3%
General Retail	6.7%
Grocery	5.9%
Farm Supplies	3.0%
Healthcare	2.1%
Banking	1.4%
Wholesale Warehouse Club	0.9%
Total Necessity-Based	52.7%
Discount-Focused Industry
Discount Retail	11.0%
Dollar Stores	7.5%
Total Discount-Focused	18.5%
Service-Oriented Industry
Convenience Stores	9.1%
Quick-Service Restaurants	5.0%
Automotive Service	2.0%
Casual Dining	1.9%
Total Service-Oriented	17.9%
Defensive Retail Industries	89.1%
Other, Non-Defensive
Arts & Crafts	3.3%
Furniture Stores	1.8%
Consumer Electronics	1.8%
RV Sales	1.5%
Apparel	1.1%
Equipment Rental and Leasing	0.8%
Gift, Novelty & Souvenir Shops	0.4%
Home Furnishings	0.3%
Total Other, Non-Defensive	10.9%
Total, All Industries	100.0%

(1)
Certain figures in this table may not foot due to rounding.

•
Diversification by Industry.   Our tenants’ business brands and concepts are diversified across 23 industries, with no one industry representing more than 14.7% of our portfolio by ABR.

•
Diversification by Tenant.   Our 235 properties are operated by our 60 tenants, each representing a distinct brand or concept, with no one tenant representing more than 7.8% of our portfolio by ABR.

•
Diversification by Geography.   Our 235 property locations are spread across 39 states, with no one state representing more than 14.4% of our portfolio by ABR.

Our Underwriting Philosophy
We continue to thoughtfully curate a high-quality portfolio by adhering to the following strict underwriting criteria:
•
Defensive Tenants in Necessity-Based, E-Commerce Resistant and Recession-Resilient Industries.   We focus on maintaining a healthy mix of necessity goods and essential service retail assets, which include home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. The majority of our portfolio is comprised of properties leased to tenants operating in defensive retail industries, with 89.1% of our ABR stemming from necessity, discount and/or service-oriented industries. Conversely, we have not invested, and do not intend to invest, in experience-based businesses, such as entertainment, movie theaters, and health and fitness, as these types of assets are not traditionally considered essential and are more susceptible to recessionary pressures, as evidenced by widespread closures across these categories during the COVID-19 pandemic.

•
Resilient, Cycle-Tested Investment Grade Tenants with Durable Cash Flows.   We strive to maintain a portfolio in which at least 60% of our ABR is derived from investment grade tenants, which historically have exhibited a strong track record of making scheduled rental payments. We expect that the remainder of our portfolio will be comprised of  (i) tenants with an investment grade profile but that have not received a rating, such as Ollie’s Bargain Outlet and Hobby Lobby, (ii) tenants with sub-investment grade ratings of Ba3 (Moody’s) and BB- (S&P) or higher with strong performance metrics, such as a rent coverage ratio greater than 2.0x and (iii) tenants with sub-investment grade credit characteristics of Ba3 (Moody’s) and BB- (S&P) or higher that have not received an investment rating but have strong performance metrics, such as rent coverage greater than 2.0x (together with tenants with an investment grade profile, “unrated tenants”). We may sell properties leased to unrated tenants from time to time to achieve or maintain a portfolio in which at least 60% of our ABR is derived from investment grade tenants.

•
Granular Assets in Highly Fragmented, Undercapitalized Market Segment.   We generally aim to acquire properties with a purchase price between $1 million and $10 million, a segment of the market that we believe is undercapitalized and where we can acquire relatively small assets on attractive terms. The average purchase price of a property in our portfolio is $3.1 million.

•
Long Term Net Leases.   Our goal is to maintain an overall portfolio WALT of at least 10.0 years. Our portfolio has a WALT of 10.1 years.

•
Attractive Basis.   We seek to achieve embedded upside through below-market rents and completing acquisitions at prices below replacement costs.

•
Diversification by Industry, Tenant and Geography.   Our current strategy targets a scaled portfolio that, over time, will derive no more than (i) 5% of its ABR from any single tenant or property, (ii) 15% of its ABR from any single retail sector, (iii) 15% of its ABR from any single state and (iv) 50% of its ABR from its top 10 tenants. We may sell properties from time to time to achieve or maintain our targeted diversification of ABR by industry, tenant and geography.

Overview of Our Leases
Our leases typically have initial lease terms of at least 10 years and contain two or more options for the tenant to extend the lease term, most often for additional five-year periods. Our lease turnover through 2024 is 1.4% of ABR (assuming no exercise of contractual extension options). As we expand our portfolio, we will seek to include rent escalation provisions as part of our leases with unrated and sub-investment grade tenants. We currently lease properties on an individual basis, but we may implement master lease structures as appropriate going forward, pursuant to which we will lease multiple properties to a single tenant on an all-or-none basis.
The leases in our portfolio have a WALT of 10.1 years, with no lease expiring prior to June 2023. The following chart illustrates the ABR of our portfolio attributable to leases expiring during the specified periods (assuming no exercise of contractual extension options).

Lease Expiration Year	ABR ($ in 000’s)	% of ABR(1)	Number of Properties
2021	—	—	—
2022	—	—	—
2023	585.5	1.2%	5
2024	84.0	0.2%	1
2025	2,722.6	5.7%	7
2026	2,544.2	5.3%	9
2027	3,124.1	6.5%	11
2028	3,776.4	7.9%	25
2029	3,582.0	7.5%	24
2030	7,044.8	14.7%	30
2031 and thereafter	24,570.7	51.2%	123
Total	$48,034.3	100.0%	235

(1)
Certain figures in this table may not foot due to rounding.

Pending Investment Activity
Our management team has leveraged its extensive network of industry relationships to establish a robust pipeline of acquisition opportunities that consists of 206 properties with an aggregate expected purchase price of approximately $741.3 million as of March 31, 2021. This acquisition pipeline includes (i) 16 properties with an aggregate expected purchase price of approximately $47.1 million that are under contract and (ii) five properties with an aggregate expected purchase price of approximately $30.9 million that are the subject of non-binding letters of intent, each as more fully described below. The remainder of our acquisition pipeline consists of 185 properties with an aggregate expected purchase price of approximately $663.3 million, for which we have delivered a non-binding letter of intent for execution by the seller but which has not yet been executed. Purchase prices for the properties that are not yet subject to fully executed, non-binding letters of intent are estimated based on preliminary discussions with sellers or our internal assessment of the values of such properties. We are in varying stages of negotiation and have not completed our due diligence process with the sellers of these properties. As a result, there can be no assurance that these acquisitions will be completed on the terms described above or at all.
Properties Under Contract
As of March 31, 2021, we were party to eight purchase and sale agreements relating to the acquisition of 16 properties with an aggregate purchase price of  $47.1 million and a WALT of 12.2 years. In connection with these acquisitions, we expect to enter into or assume leases with ABR of  $3.0 million. While we regard the completion of these pending acquisitions to be probable, these transactions are subject to customary closing conditions, including the completion of due diligence, and there can be no assurance that these acquisitions will be completed on the terms described above or at all.
Properties Under Letter of Intent
As of March 31, 2021, we were party to five non-binding letters of intent relating to the acquisition of five properties with an aggregate expected purchase price of approximately $30.9 million and a WALT of 7.5 years. These acquisitions are subject to negotiation and execution of definitive agreements and, if entered into, will be subject to customary closing conditions, including the completion of due diligence. As a result, we do not deem any of these potential acquisitions probable at this time and there can be no assurance that these acquisitions will be completed on the terms described above or at all.
Pending Dispositions
On April 1, 2021, we sold one property that contributed $0.2 million to ABR. As of March 31, 2021, we had five properties held for sale that contribute $1.3 million to ABR. Dispositions are a component of our active portfolio management. As of March 31, 2021, we were party to purchase and sale agreements relating to the disposition of five properties for an aggregate sales price of  $20.4 million, which are subject to customary closing conditions, including the completion of due diligence. We do not deem any of these potential dispositions probable at this time and there can be no assurances that these dispositions will be completed on the terms described above or at all.
Summary Risk Factors
An investment in our common stock involves various risks, and prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our common stock. The following is a list of some of these risks.
•
We are subject to risks related to commercial real estate ownership that could reduce the value of our properties.

•
Global market and economic conditions may materially and adversely affect us and our tenants.

•
The current pandemic of COVID—19 and the future outbreak of other highly infectious or contagious diseases could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.

•
Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could materially and adversely affect us.

•
Our assessment that certain businesses are e-commerce resistant and recession-resilient, may prove to be incorrect.

•
A substantial number of our properties are leased to unrated and sub-investment grade tenants and the tools we use to determine the creditworthiness of our tenants may not be accurate.

•
Our portfolio has geographic market concentrations that make us especially susceptible to adverse developments in those geographic markets.

•
We are subject to risks related to tenant concentration, and an adverse development with respect to a large tenant could materially and adversely affect us.

•
We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

•
The bankruptcy or insolvency of any of our tenants could result in the termination of such tenant’s lease and material losses to us.

•
We may not be able to successfully execute our acquisition or development strategies.

•
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

•
We face significant competition for tenants, which may decrease or prevent increases of the occupancy and rental rates of our properties, and competition for acquisitions may reduce the number of acquisitions we are able to complete and increase the costs of these acquisitions.

•
A loss of key management personnel could adversely affect our performance.

•
Any material failure, weakness, interruption, or breach in security of our information systems could prevent us from effectively operating our business.

•
We may experience a decline in the fair value of our asserts, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact the market value of our common stock.

•
Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility.

•
Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.

•
Our failure to maintain our qualification as a REIT would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.

•
Tax liabilities and implications and share ownership restrictions associated with qualifying as a REIT for U.S. federal income tax purposes could reduce our cash flow, inhibit market activity in shares of our stock and restrict our business combination activities and our ability to engage in certain transactions that would be treated as sales for U.S. federal income tax purposes.

•
Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.

•
Liabilities arising under environmental laws may materially and adversely affect us.

•
We could increase or decrease the number of unauthorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

•
The ability of our stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our charter and bylaws and by Maryland law.

•
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

•
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to an emerging growth companies will make shares of our common stock less attractive to investors.

•
If you purchase shares of our common stock in this offering, you will experience immediate dilution.

•
Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Structure and Formation of our Company
We were formed as a Maryland corporation on October 11, 2019. On December 23, 2019, we issued and sold 8,860,760 shares of our common stock in a private offering at a price of  $19.75 per share, to various institutional investors, accredited investors and offshore investors, in reliance upon exemptions from registration provided by Rule 144A and Regulation S under the Securities Act and pursuant to Regulation D under the Securities Act. On February 6, 2020, we issued and sold an additional 2,936,885 shares of our common stock in the private offering pursuant to the initial purchaser’s option to purchase additional shares. We received approximately $219.0 million of net proceeds (after deducting the initial purchaser’s discount and placement fees) from the private offering and exercise of the option to purchase additional shares. In connection with the private offering, we consummated a series of formation transactions that were designed, among other things, to enable us to qualify as a REIT for U.S. federal income tax purposes. We elected to be taxed as a REIT beginning with our short taxable year ended December 31, 2019.
Our predecessor, EverSTAR Income & Value Fund V, LP, merged with our operating partnership, NETSTREIT L.P., a Delaware limited partnership, as part of our formation transactions. We are structured as an umbrella partnership REIT, meaning that we own our properties and conduct our business through our operating partnership, directly or through limited partnerships, limited liability companies or other subsidiaries. NETSTREIT GP, LLC, a wholly-owned subsidiary of the Company, is the sole general partner of our operating partnership.
Substantially all of our assets are indirectly held by, and our operations are conducted through, our operating partnership. We hold Class A OP units for each outstanding share of our common stock, subject to certain adjustments. As of December 31, 2020, we owned approximately 94.2% of the limited partnership interests in our operating partnership. Upon completion of this offering, we will own approximately 95% of the limited partnership interests in our operating partnership. Our interest in our operating partnership generally entitles us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the parent of the sole general partner of our operating partnership, we have the exclusive power under the partnership agreement of our operating partnership to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully in “Description of the Partnership Agreement of Our Operating Partnership.”
On August 17, 2020, we completed the initial public offering of our common stock. We sold 12,244,732 shares of common stock and the selling stockholders sold 255,268 shares of common stock at a price of  $18.00 per share. Our common stock began trading on the NYSE under the symbol “NTST” on August 13, 2020. On September 16, 2020, we sold an additional 1,436,829 shares of our common stock pursuant to the underwriters’ over-allotment option in connection with the initial public offering. We received net proceeds from the initial public offering and over-allotment option exercise of  $227.3 million, net of transaction costs and underwriting discounts of  $18.9 million. We contributed the total net proceeds from the initial public offering to our operating partnership in exchange for 13,681,561 Class A OP units. In addition, we acquired 255,268 Class A OP units from the selling stockholders, who elected to redeem such units in exchange for an equivalent number of shares of our common stock and then sell those shares of common stock in the initial public offering.
Restrictions on Ownership and Transfer of Our Common Stock
Due to limitations on the concentration of ownership of REIT stock imposed by the Code, among other reasons, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all our outstanding stock. We refer to these restrictions as the “ownership limit.” Our charter permits our board of directors, in its sole and absolute discretion, to exempt a person, prospectively or retroactively, from the ownership limit if, among other conditions, the person’s ownership of our stock in excess of the ownership limit would not cause us to fail to qualify as a REIT. Our charter contains certain other limits on beneficial and constructive ownership and transfer of our stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”
Our Tax Status
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2021 and subsequent taxable years. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our stockholders, computed without regard to the dividends paid deduction and excluding our net capital gain, plus 90% of our net income after tax from foreclosure property (if any), minus the sum of various items of excess non-cash income.
In any year in which we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to stockholders. If we lose our REIT status, and the statutory relief provisions of the Code do not apply, we will be subject to entity-level income tax on our taxable income at regular U.S. federal corporate income tax rates. Even if we qualify as a REIT, we will be subject to certain U.S. federal, state and local taxes on our income and property and on taxable income that we do not distribute to our stockholders. In addition, NETSTREIT TRS will be subject to U.S. federal, state and local income tax on its taxable income. See “U.S. Federal Income Tax Considerations.”
Distribution Policy
The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes.

Any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, Core FFO, AFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant. Since completion of our initial public offering, we have declared quarterly dividend distributions to common stockholders of  $0.10 per share and $0.20 per share, respectively, that were paid on each of September 25, 2020 and December 15, 2020 to stockholders of record on September 15, 2020 and December 1, 2020, respectively. In addition, we declared a quarterly dividend distribution to common stockholders of  $0.20 per share to stockholders of record on March 15, 2021 that was paid on March 30, 2021.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find shares of our common stock less attractive as a result. The result may be a less active trading market for shares of our common stock and the price of our common stock may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on or before which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We will remain an emerging growth company until the earliest to occur of  (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) December 31, 2025, (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
Company Information
Our principal executive office is located at 5910 N. Central Expressway, Suite 1600, Dallas, Texas 75206. Our telephone number is 972-200-7100. Our website address is www.NETSTREIT.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

The Offering
Common Stock Offered by Us
8,000,000 shares (9,200,000 shares if the underwriters exercise their option to purchase additional shares in full)
Common Stock Outstanding Immediately After this Offering
36,203,545 shares (37,403,545 shares if the underwriters exercise their option to purchase additional shares in full)(1)
Offering Price
$      per share of common stock
Use of Proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $140.3 million (or approximately $161.5 million if the underwriters exercise their option to purchase additional shares in full), assuming a public offering price of  $18.40 per share, the last reported price of our common stock on the NYSE on April 1, 2021. We intend to contribute the net proceeds of this offering to our operating partnership in exchange for Class A OP units, and our operating partnership intends to use approximately $13.0 million of the net proceeds received from us to repay borrowings under the Revolver that were drawn after December 31, 2020 to fund acquisitions of properties and the remainder for general corporate purposes, which may include acquisition of properties in our pipeline.
See “Use of Proceeds.”
NYSE Symbol
“NTST”
Ownership and Transfer Restrictions
To assist us in qualifying as a REIT, among other purposes, our charter generally limits beneficial ownership by any person to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all our outstanding stock. Our charter contains certain other limits on beneficial and constructive ownership and transfer of shares of our stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”
Risk Factors
Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider before making an investment, see “Risk Factors” beginning on page 19.

(1)
The number of shares of common stock to be outstanding after this offering is based on 28,203,545 shares of common stock outstanding as of December 31, 2020 and excludes: (i) an aggregate of shares of 1,751,882 our common stock that we may issue upon redemption of outstanding OP units on a one-for-one basis (subject to certain adjustments), (ii) 377,596 shares of our common stock underlying outstanding RSUs that we have granted pursuant to our Omnibus Incentive Plan and (iii) 1,682,780 shares of our common stock reserved for future issuance under our Omnibus Incentive Plan.

Summary Historical and Pro Forma Financial Data
On December 23, 2019, we completed our formation transactions pursuant to which, among other things, our predecessor was merged with and into our operating partnership. The summary consolidated statements of operations data presented below for the period from January 1, 2019 to December 22, 2019 relate to our predecessor and are derived from the audited consolidated financial statements that are included in this prospectus. The summary consolidated statement of operations data for the period from December 23, 2019 to December 31, 2019 and the year ended December 31, 2020 and the consolidated balance sheet data as of December 31, 2020 relate to the Company and are derived from the audited consolidated financial statements that are included in this prospectus.
The pro forma summary consolidated statement of operations data for the year ended December 31, 2020 are derived from the unaudited pro forma consolidated financial statements included in this prospectus and assume the completion of certain transactions as of January 1, 2020, as described in “Unaudited Pro Forma Consolidated Financial Statements.” The pro forma summary consolidated balance sheet data as of December 31, 2020 is derived from the unaudited pro forma consolidated financial statements included in this prospectus and assumes the completion as of December 31, 2020 of certain transactions, as described in “Unaudited Pro Forma Consolidated Financial Statements.” Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.
You should read the following summary historical and pro forma financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Company			Predecessor
	Pro Forma	Historical	Historical	Historical
	Year ended December 31, 2020	Year ended December 31, 2020	Period from December 23 through December 31, 2019	Period from January 1 through December 22, 2019
(in thousands, except share and per share data)	(Unaudited)
Operating Data:
Revenues
Rental revenue (including reimbursable)	$50,572	$33,727	$513	$19,805
Operating expenses:
Property	4,786	2,569	52	1,113
General and administrative	11,340	11,340	51	4,090
Depreciation and amortization	24,053	15,459	195	10,422
Provision for impairment	2,690	2,690	—	7,186
Transaction costs	3,169	3,169	2	535
Total operating expenses	46,038	35,227	298	22,811
Other income (expense):
Interest expense, net	(4,741)	(4,741)	(173)	(10,712)
Gain on sale of real estate, net	6,213	6,213	—	5,646
Gain from forfeited earnest money deposit	250	250	—	—
Other income (expense), net	(10)	(10)	—	—
Total other income (expense), net	1,712	1,712	(173)	(5,066)
Net income (loss)	6,246	212	42	(8,072)
Net income attributable to non-controlling interests	889	(518)	(14)	—
Preferred stock dividends and redemption premium	42	42	—	—
Net income (loss) attributable to common stockholders	$5,315	$688	$28	$(8,072)
Amounts available to common stockholders per common share:
Basic	$0.21	$0.04	—	NA
Diluted	$0.21	$0.01	—	NA
Weighted average common shares outstanding:
Basic	25,322,182	17,322,182	8,860,760	NA
Diluted	29,157,996	21,157,996	8,860,760	NA
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	NA	$12,749	$89	$5,989
Investing activities	NA	(362,133)	(167,844)	75,934
Financing activities	NA	272,708	337,074	(82,317)
Other Data:
FFO(1)	$26,471	$11,843	$230	$3,890
Core FFO(1)	28,391	13,763	230	3,890
AFFO(1)	28,740	14,644	231	6,514
EBITDA(1)	34,341	19,908	412	13,625
EBITDAre(1)	30,818	16,385	412	15,165
Adjusted EBITDAre(1)	33,165	19,069	397	16,202
NOI(1)	45,786	31,158	461	18,692
Cash NOI(1)	43,062	28,966	448	20,292

(1)
FFO, Core FFO, AFFO, EBITDA, EBITDAre, Adjusted EBITDAre, NOI and Cash NOI are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these measures and a reconciliation to net income (loss), the most comparable GAAP measure.

	Pro Forma	Historical
	As of December 31, 2020	As of December 31, 2020
(In thousands)	(unaudited)
Balance Sheet Data:
Total real estate, at cost	$547,733	$547,733
Real estate held for investment, net	537,622	537,622
Cash, cash equivalents and restricted cash	233,587	92,643
Total assets	866,759	725,815
Total liabilities	198,342	197,742
Total stockholders’ equity	634,442	494,098
Noncontrolling interests	33,975	33,975
Total equity	668,417	528,073

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, prospects, financial condition, results of operations and/or cash flow could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section of this prospectus entitled “Forward-Looking Statements.”
Risks Related to Our Business and Properties
We are subject to risks related to commercial real estate ownership that could reduce the value of our properties.
Our core business is the ownership of single-tenant, retail commercial real estate subject to long-term net leases. Accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including: inability to collect rents from tenants due to financial hardship, including bankruptcy; changes in local real estate conditions in the markets in which we operate, including the availability and demand for single-tenant, retail commercial real estate space; changes in consumer trends and preferences that affect the demand for products and services offered by our tenants; inability to lease or sell properties upon expiration or termination of existing leases; environmental risks, including the presence of hazardous or toxic substances or materials on our properties; the subjectivity of real estate valuations and changes in such valuations over time; the illiquid nature of real estate compared to most other financial assets; changes in laws and governmental regulations, including those governing real estate usage and zoning; changes in interest rates and the availability of financing; and changes in the general economic and business climate. The occurrence of any of these may cause the value of our real estate to decline, which could materially and adversely affect us.
Global market and economic conditions may materially and adversely affect us and our tenants.
Changes in global or national economic conditions, such as a global economic and financial market downturn, including as a result of COVID-19 (as discussed below) or another pandemic in the future, may cause, among other things, a tightening in the credit markets, lower levels of liquidity, increases in the rate of default and bankruptcy, and lower consumer and business spending, which could materially and adversely affect us. Potential consequences of changes in economic and financial conditions include: changes in the performance of our tenants, which may result in lower rent and lower recoverable expenses than the tenant can afford to pay and tenant defaults under the lease; current or potential tenants may delay or postpone entering into long-term leases with us; the ability to borrow on terms and conditions that we find to be acceptable, which could reduce our ability to pursue acquisition opportunities or increase future interest expense; and the recognition of impairment charges on or reduced values of our properties, which may adversely affect our results of operations or limit our ability to dispose of assets at attractive prices and may reduce the availability of buyer financing. We are also limited in our ability to reduce costs to offset the results of a prolonged or severe economic downturn given certain fixed costs and commitments associated with our operations. Accordingly, a decline in economic conditions could materially and adversely affect us.
The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance.
On March 11, 2020, the World Health Organization announced a new strain of coronavirus (“COVID-19”) was reported worldwide, resulting in COVID-19 being declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease.
COVID-19 and the measures taken to limit its spread are negatively impacting the economy across many industries, including industries in which our tenants operate. The impacts may continue and/or increase in severity as the duration of the pandemic lengthens. As a result, we are not yet able to determine the full impact of COVID-19 on our operations and therefore whether any such impact will be material.

Throughout the year, a number of our tenants across various industries announced temporary closures of their locations and requested rent deferral or rent abatement during this pandemic. During 2020, we provided rent deferral and rent abatement to 12 and 15 of our properties, respectively, representing 0.5%, and 1.7% of ABR as of December 31, 2020, respectively. We have not provided for any abatements or deferrals after August 1, 2020. All tenants with rent relief agreements in place paid in accordance with the terms of their new lease agreements and, as of the end of the second, third and fourth quarters of 2020, we had collected 87.2%, 98.1% and 100.0%, respectively, of all 2020 contractual rent payments. Accordingly, our operations and cash flows for the year ended December 31, 2020 were not materially impacted by COVID-19.
In addition, the majority of our employees based at our headquarters are currently working remotely. The effects of an extended period of remote work arrangements, could strain our business continuity plans, introduce operational risk, including but not limited to cybersecurity risks, and impair our ability to manage our business. The COVID-19 pandemic, or a future pandemic, also may exacerbate the other risks disclosed in these “Risk Factors” including, but not limited to, the ability of our tenants to pay rent, our ability to renew leases, acquire properties on attractive terms or at all, and our access to external sources of capital.
The extent to which the COVID-19 pandemic impacts our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Additional closures by our tenants of their locations and early terminations by our tenants of their leases could reduce our cash flows, which could impact our ability to continue paying dividends to our stockholders at expected levels or at all.
The development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risk with respect to our financial condition, results of operations, cash flows and performance.
Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could materially and adversely affect us.
Each of our properties is leased by a single tenant. Therefore, we believe that the success of our investments is materially dependent on the financial stability of our tenants. The success of any one of our tenants is dependent on its individual business and its industry, which could be adversely affected by poor management, global market and economic conditions in general, changes in consumer trends and preferences that decrease demand for a tenant’s products or services or other factors over which neither they nor we have control. Our portfolio includes properties leased to single tenants that operate in multiple locations, which means we own numerous properties leased by the same entity (or related group of entities), including 7-Eleven, Lowe’s, Advance Auto Parts, Walmart, CVS, Dollar General Ollie’s Bargain Outlet, Hobby Lobby, Tractor Supply Company and Walgreens. To the extent we finance numerous properties operated by one entity (or related group of entities), the general failure of that single entity (or related group of entities) or a loss or significant decline in its business could materially and adversely affect us.
At any given time, any tenant may experience a downturn in its business that may weaken its operating results or the overall financial condition of individual properties or its business as a whole. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. We depend on our tenants to operate the properties we own in a manner that generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage and pay real estate taxes. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. We could be materially and adversely affected if a number of our tenants were unable to meet their obligations to us.
Single-tenant leases involve significant risks of tenant default.
Our strategy focuses primarily on investing in single-tenant, retail commercial real estate subject to long-term net leases across the United States. The financial failure of, or default in payment by, a single tenant under its lease is likely to cause a significant or complete reduction in our rental revenue from that property and a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. This risk will be magnified if we decide to lease multiple properties to a single tenant under a master lease. A tenant failure or default under a master lease could reduce or eliminate rental revenue from multiple properties and reduce the value of such properties. In addition, we would be responsible for all of the operating costs of a property following a vacancy at a single-tenant building. Because our properties have generally been built to suit a particular tenant’s specific needs, we may also incur significant costs to make the leased premises ready for another tenant.
Our assessment that certain businesses are e-commerce resistant and recession-resilient, may prove to be incorrect.
We primarily invest in properties leased to tenants in industries where a physical location is critical to the generation of sales and profits with a focus on necessity goods and essential services in the retail sector such as home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. While we believe this to be the case, businesses previously thought to be internet resistant, such as the retail grocery industry, have proven to be susceptible to competition from e-commerce. Technology and business conditions, particularly in the retail industry, are rapidly changing, and our tenants may be adversely affected by technological innovation, changing consumer preferences and competition from non-traditional sources. To the extent our tenants face increased competition from non-traditional competitors, such as internet vendors, some of which may have different business models and larger profit margins, their businesses could suffer. There can be no assurance that our tenants will be successful in the face of any new competition, and a deterioration in our tenants’ businesses could impair their ability to meet their lease obligations to us and materially and adversely affect us.
A substantial number of our properties are leased to unrated tenants and the tools we use to determine the creditworthiness of our tenants may not be accurate.
Approximately 19% of our properties are leased to unrated and sub-investment grade tenants that we determine, through our disciplined underwriting and risk management strategy, to be creditworthy. In evaluating a property for acquisition, we utilize our three-part underwriting and risk management strategy with an emphasis on credit and real estate that includes (i) reviewing corporate level financial information, assessing business risks and reviewing investment rating or establishing a “shadow rating” using our proprietary credit modeling process for unrated tenants, (ii) reviewing the underlying key real estate metrics of each property, including location and demographics that will support both tenant financial health, including market rents, and a market for alternative use, re-leasing or redevelopment, when necessary, and (iii) analyzing and/ or estimating unit-level profitability and cost variability, to determine the likelihood of each location sustainably operating as a profit center. A shadow rating does not constitute a published credit rating and lacks the extensive company participation that is typically involved when a rating agency publishes a rating; accordingly, a shadow rating may not be as indicative of creditworthiness as a rating published by Moody’s Investor Services, S&P Global Ratings, or another nationally recognized statistical rating organization. Our calculations of shadow ratings and rent coverage ratios are based on financial information provided to us by our tenants and prospective tenants without independent verification on our part, and we must assume the appropriateness of estimates and judgments that were made by the party preparing the financial information. If our measurement of credit quality proves to be inaccurate, we may be subject to defaults, and investors may view our cash flows as less stable.
Our portfolio has geographic market concentrations that make us especially susceptible to adverse developments in those geographic markets.
Our portfolio includes substantial holdings in Texas (14.4%), Georgia (7.6%), Ohio (5.9%) and Virginia (5.5%) based on ABR. In addition, a significant portion of our portfolio is located in the South (51.3%) and Midwest (25.7%) regions of the United States (as defined by the U.S. Census Bureau). This geographic concentration could adversely affect our operating performance if conditions become less favorable in any of the regions, states or markets within such states in which we have a concentration of properties. An economic downturn or other adverse events or conditions, such as natural disasters, in any of these areas or any other area where we may have a significant concentration in the future, could materially and adversely affect us.
We are subject to risks related to tenant concentration, and an adverse development with respect to a large tenant could materially and adversely affect us.
The top six tenants in our portfolio—7-Eleven, Lowe’s, Advance Auto Parts, Walmart, CVS and Dollar General—contributed 7.8%, 7.4%, 7.4%, 6.8%, 5.5% and 5.3%, respectively, of our ABR. As a result, our financial performance depends significantly on the revenues generated from these tenants and, in turn, their financial condition. Although our strategy targets a scaled portfolio that, over time, will increase tenant diversification, our portfolio has six tenants that individually contribute more than five percent of our ABR. In the future, we may experience additional tenant and industry concentrations. In the event that one of these tenants, or another tenant that occupies a significant portion of our properties or whose lease payments represent a significant portion of our rental revenue, were to experience financial weakness or file for bankruptcy, it could have a material adverse effect on us.
We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.
Our results of operations depend on our ability to continue to strategically lease our properties, including renewing expiring leases, leasing vacant space and re-leasing space in properties where leases are expiring, optimizing our tenant mix or leasing properties on more economically favorable terms. Leases representing 1.2% of the ABR of our portfolio are scheduled to expire during 2023 (the first year in which lease expirations will occur following the consummation of this offering). Current tenants may decline, or may not have the financial resources available, to renew current leases and we cannot assure you that leases that are renewed will have terms that are as economically favorable to us as the expiring lease terms. If tenants do not renew the leases as they expire, we will have to find new tenants to lease our properties and there is no guarantee that we will be able to find new tenants, that our properties will be re-leased at rental rates equal to or above the current average rental rates or that substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options or other tenant inducements will not be offered to attract new tenants. We may experience significant costs in connection with re-leasing a significant number of our properties, which could materially and adversely affect us.
In addition, the loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs. Many of the leases we enter into or acquire are for properties that are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be subject to an uncertain period of downtime without rental income, be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In addition, in the event we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. These limitations may materially and adversely affect us.
Some of our tenants operate under franchise or license agreements, which, if terminated or not renewed prior to the expiration of their leases with us, would likely impair their ability to pay us rent.
Of the ABR of our portfolio, 13.4% is operated by tenants under franchise or license agreements. Generally, franchise agreements have terms that end earlier than the respective expiration dates of the related leases. In addition, a tenant’s rights as a franchisee or licensee typically may be terminated and the tenant may be precluded from competing with the franchiser or licensor upon termination. Usually, we have no notice or cure rights with respect to such a termination and have no rights to assignment of any such franchise agreement. This may have an adverse effect on our ability to mitigate losses arising from a default on any of our leases. A franchiser’s or licensor’s termination or refusal to renew a franchise or license agreement would likely have a material adverse effect on the ability of the tenant to make payments under its lease, which could materially and adversely affect us.
The bankruptcy or insolvency of any of our tenants could result in the termination of such tenant’s lease and material losses to us.
The occurrence of a tenant bankruptcy or insolvency could diminish the income we receive from that tenant’s lease or leases or force us to “take back” a property as a result of a default or a rejection of a lease by a tenant in bankruptcy. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease or leases with us. Any claims against such bankrupt tenant for unpaid future rent would be subject to statutory limitations that would likely result in our receipt of rental revenues that are substantially less than the contractually specified rent we are owed under the lease or leases. In addition, any claim we have for unpaid past rent, if any, may not be paid in full. We may also be unable to re-lease a terminated or rejected space or to re-lease it on comparable or more favorable terms. As a result, tenant bankruptcies may materially and adversely affect us.
We may not be able to successfully execute our acquisition or development strategies.
Our ability to expand through acquisitions requires us to identify and complete acquisitions or investment opportunities that are compatible with our growth strategy and to successfully integrate newly acquired properties into our portfolio. We continually evaluate investment opportunities and may acquire properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be constrained by risks associated with ownership of real estate. As a result, we may not be able to implement our investment and acquisition strategies successfully. We cannot assure you that our portfolio of properties will expand at all, or if it will expand at any specified rate or to any specified size. Because we expect to invest in markets other than the ones in which our current properties are located or properties which may be leased to tenants other than those to which we have historically leased properties, we will also be subject to the risks associated with investment in new markets or with new tenants that may be relatively unfamiliar to our management team.
While we do not intend to act as a developer, we may selectively provide development financing for build to suit projects. Development is subject to, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals and the cost and timely completion of construction (including risks from factors beyond our control, such as weather or labor conditions or material shortages). These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken or provide a tenant the opportunity to reduce rent or terminate a lease. Any of these situations may delay or eliminate proceeds or cash flows we expect from build to suit projects, which could have an adverse effect on our financial condition.
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.
Our real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial or investment conditions is limited. We may be unable to realize our investment objective by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of the jurisdiction in which the property is located.
In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to alter our portfolio in response to economic or other conditions promptly or on favorable terms, which may materially and adversely affect us.

We face significant competition for tenants, which may decrease or prevent increases of the occupancy and rental rates of our properties, and competition for acquisitions may reduce the number of acquisitions we are able to complete and increase the costs of these acquisitions.
We compete with numerous developers, owners and operators of properties, many of which own properties similar to ours in the same markets in which our properties are located, some of which may have greater financial resources than we do. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our leases expire. This competition also may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the prices paid for such acquisition properties. Accordingly, competition for the acquisition of real property and tenants could materially and adversely affect us.
Failure to hedge effectively against interest rate changes may materially and adversely affect us.
We currently hedge our interest rate volatility through interest rate swaps. These arrangements involve risks and may not be effective in reducing our exposure to interest rate changes. In addition, the counterparties to any hedging arrangements we enter into in the future may not honor their obligations. Failure to hedge effectively against changes in interest rates relating to the interest expense of our future floating-rate borrowings may materially and adversely affect us.
A loss of key management personnel could adversely affect our performance.
As an internally managed company, we are dependent on the efforts and performance of our key management. We cannot guarantee we retain any of our senior leadership team and they could be difficult to replace. The loss of their services until suitable replacements are found could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, all of which could materially and adversely affect us.
Any material failure, weakness, interruption or breach in security of our information systems could prevent us from effectively operating our business.
We rely on information systems across our operations and corporate functions, including finance and accounting, and depend on such systems to ensure payment of obligations, collection of cash, data warehousing to support analytics, and other various processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems, such as in the event of cyber-attacks, could result in the theft of intellectual property, personal information or personal property, damage to our reputation and third-party claims, as well as reduced efficiency in our operations and in the accuracy of our internal and external financial reporting. A failure or weakness in our information systems could materially and adversely affect us, and the remediation of any such problems could result in significant unplanned expenditures.
Failure to maintain an effective system of internal control over financial reporting could adversely affect our ability to present accurately our financial statements and could materially and adversely affect us, including our business, reputation, results of operations, financial condition or liquidity.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We will rely on our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. More broadly, effective internal control over financial reporting is a necessary component of our program to seek to prevent, and to detect any, fraud. Furthermore, as we grow, our business will likely become more complex, and we may require significantly more resources to develop and maintain effective controls. Designing and implementing an effective system of internal control over financial reporting is a continuous effort that requires significant resources, including the expenditure of a significant amount of time by senior members of our management team. Any failure to maintain effective internal control over financial reporting or to timely effect any necessary improvements to such controls could materially and adversely affect us. Additionally, ineffective internal control over financial reporting could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reported financial information.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until December 31, 2021. Moreover, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of December 31, 2021 or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation.
When excessive moisture accumulates in buildings or on building materials, or moisture otherwise occurs within a building or building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may be toxic and produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, should our tenants or their employees or customers be exposed to mold at any of our properties we could be required to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, exposure to mold by our tenants or others could subject us to liability if property damage or health concerns arise. If we were to become subject to significant mold-related liabilities, we could be materially and adversely affected.
Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.
Our tenants generally are required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple or double-net leases. These leases generally require our tenants to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In addition, inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In the event there is damage to our properties that is not covered by insurance, we may be materially and adversely affected.
We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.
In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for OP units, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions. In addition, as part of the formation transactions, our predecessor made limited representations, warranties and covenants to us regarding the contributed assets. Because many liabilities, including tax liabilities, may not have been identified, we may have no recourse for such liabilities. Any unknown or unquantifiable liabilities to which the properties and assets previously owned by our predecessor are subject could adversely affect the value of those properties and as a result adversely affect us.
We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact the market value of our common stock.
A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under GAAP if we were to determine that we do not have the ability and intent to hold any assets in unrealized loss positions to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. In such event, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale, which may adversely affect our financial condition, liquidity and results of operations.
The form, timing and/or amount of dividend distributions in future periods may vary and be affected by economic and other considerations.
The form, timing and/or amount of dividend distributions will be authorized at the discretion of our board of directors and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements applicable to REITs under the Code and other factors as our board of directors may consider relevant.
Risks Related to Financing our Business
Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.
In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at the corporate rate to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gain. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs, and we may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on: general market conditions; the market’s perception of our growth potential; our current debt levels; our current and expected future earnings; our cash flow and cash distributions; and the price per share of our common stock. If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to qualify as a REIT. In addition, if we are unable to obtain financing in order to make distributions required to maintain our qualification as a REIT, we may make taxable in-kind distributions of our own stock, which may cause our stockholders to be required to pay income taxes with respect to such distributions in excess of any cash they receive, or we may be required to withhold taxes with respect to such distributions in excess of any cash our stockholders receive.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility.
As of December 31, 2020, we had $175.0 million outstanding on our Term Loan and no borrowings under our Revolver. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to our common stockholders currently contemplated or necessary to qualify as a REIT. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following: our cash flow may be insufficient to meet our required principal and interest payments; cash interest expense and financial covenants relating to our indebtedness may limit or eliminate our ability to make distributions to our common stockholders; we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon investment opportunities or meet operational needs; we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness; counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility; we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject; we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases; we may be restricted from accessing some of our excess cash flow after debt service if certain of our tenants fail to meet certain financial performance metric thresholds; we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and our default under any loan with cross default provisions could result in a default on other indebtedness. The occurrence of any of these events could materially and adversely affect us. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.
Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.
Credit markets may experience significant price volatility, displacement and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. Such circumstances could materially impact liquidity in the financial markets, making financing terms for borrowers less attractive, and potentially result in the unavailability of various types of debt financing. As a result, we may be unable to obtain debt financing on favorable terms or at all or fully refinance maturing indebtedness with new indebtedness. Reductions in our available borrowing capacity or inability to obtain credit, including under the Credit Facility, when required or when business conditions warrant could materially and adversely affect us.
Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could materially and adversely affect us and our ability to make distributions to our stockholders.
Our debt financing agreements, including the Credit Facility, contain or may contain restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions, operate our business or make distributions to our common stockholders.
The Credit Facility and other debt agreements we may enter into in the future contain or may contain financial and other covenants with which we are or will be required to comply and that limit or will limit our ability to operate our business. These covenants, as well as any additional covenants to which we may be subject in the future because of additional borrowings, could cause us to have to forego investment opportunities, reduce or eliminate distributions to our common stockholders or obtain financing that is more expensive than financing we could obtain if we were not subject to the covenants. In addition, the agreements governing our borrowings may have cross default provisions, which provide that a default under one of our debt financing agreements would lead to a default on all of our debt financing agreements.
The covenants and other restrictions under our debt agreements may affect, among other things, our ability to: incur indebtedness; create liens on assets; cause our subsidiaries to distribute cash to us to fund distributions to stockholders or to otherwise use in our business; sell or substitute assets; modify certain terms of our leases; manage our cash flows; and make distributions to equity holders, including our common stockholders. Additionally, these restrictions may adversely affect our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment, all of which may materially and adversely affect us.
Risks Related to Government Regulation and Tax Matters
Our failure to qualify or maintain our qualification as a REIT for U.S. federal income tax purposes would reduce the amount of funds we have available for distribution and limit our ability to make distributions to our stockholders.
We believe that our organization and current and proposed method of operation have enabled us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ended December 31, 2019, and we intend to continue to operate in such a manner. However, we cannot assure you that we will qualify and remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because: we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at the corporate rate; we could be subject to increased state and local taxes; and unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT. In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock.
Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. To qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that certain specified percentages of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially and adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.
Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, NETSTREIT TRS and any additional TRSs we form will be subject to U.S. federal income tax and applicable state and local taxes on their net income. Any of these taxes would reduce our cash available for distribution to you.
Failure to make required distributions would subject us to U.S. federal corporate income tax.
We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to maintain our qualification as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than the minimum amount specified under the Code.
If our operating partnership failed to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT.
We believe that our operating partnership will be treated as a partnership for U.S. federal income tax purposes. As a partnership, our operating partnership generally will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to U.S. federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.
Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.
Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Under the Tax Cuts and Jobs Act (the “TCJA”), however, U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., dividends not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026. To qualify for this deduction, the U.S. stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to a position in substantially similar or related property. Although this deduction reduces the effective U.S. federal income tax rate applicable to such dividends paid by REITs (generally to 29.6% assuming the stockholder is subject to the 37% maximum rate), such tax rate is still higher than the tax rate applicable to corporate dividends that constitute qualified dividend income. Accordingly, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the stock of REITs, including the per share trading price of our common stock.
The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.
In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our common stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our common stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our common stock.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors (prospectively or retroactively), for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all of our outstanding stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would, among other things, result in our failing to qualify as a REIT. The board may grant waivers from the ownership limits for certain stockholders. These waivers may be subject to initial and ongoing conditions designed to protect our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to qualify as a REIT or that compliance with such restriction is no longer required in order for us to so qualify as a REIT.
These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.
The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for U.S. federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid the prohibited transaction tax.
If a transaction intended to qualify as a 1031 Exchange is later determined to be taxable, we may face adverse consequences, and if the laws applicable to such transactions are amended or repealed, we may not be able to dispose of properties on a tax-deferred basis.
In order to avoid potentially significant taxable gains upon the sale of properties that no longer meet our investment criteria, we intend to dispose of properties in 1031 Exchanges. It is possible that the qualification of a transaction as a 1031 Exchange could be successfully challenged and determined to be currently taxable. In such case, our taxable income and earnings and profits would increase. This could increase the dividend income to our stockholders by reducing any return of capital they received. In some circumstances, we may be required to pay additional dividends or, in lieu of that, corporate income tax, possibly including interest and penalties. In addition, such recharacterization could result in such property sale, and potentially other property sales, being subject to the 100% penalty tax on net income from prohibited transactions. As a result, we may be required to borrow funds in order to pay additional dividends or taxes, and the payment of such taxes could cause us to have less cash available to distribute to our stockholders. In addition, if a 1031 Exchange were later to be determined to be taxable, we may be required to amend our tax returns for the applicable year in question, including any information reports we sent our stockholders. Moreover, it is possible that legislation could be enacted that could modify or repeal the laws with respect to 1031 Exchanges, which could make it more difficult or impossible for us to dispose of properties on a tax deferred basis.
Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into to manage the risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets, or from certain terminations of such hedging positions, does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in any TRS in which we own an interest will generally not provide any tax benefit, except that such losses could theoretically be carried forward against future taxable income in such TRS.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.
To maintain our qualification as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (i) sell assets in adverse market conditions; (ii) borrow on unfavorable terms; or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could materially and adversely affect us. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.
The ability of the board to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.
Our board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income would be subject to U.S. federal income tax at the regular corporate rate and state and local taxes, and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.
Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, the Code imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are treated as not being conducted on an arm’s-length basis.
NETSTREIT TRS and any other TRSs that we form will pay U.S. federal, state and local income tax on the TRS’ taxable income, and the TRSs’ after-tax net income will be available for distribution to us but is not required to be distributed to us. Although we will monitor the aggregate value of the securities of such TRSs and intend to conduct our affairs so that such securities will represent less than 20% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.
Liabilities arising under environmental laws may materially and adversely affect us.
The properties we own or have owned in the past may subject us to known and unknown environmental liabilities. Under various federal, state and local environmental laws and regulations, as a current or former owner or operator of real property, we may be jointly, severally and strictly liable for costs and damages resulting from the presence or release of hazardous substances or petroleum products at a property, including costs to investigate or clean up contamination and liability for personal injury, property damage or harm to natural resources.
We typically obtain Phase I environmental site assessments on the properties that we finance or acquire. The Phase I environmental site assessments are limited in scope and therefore there could be undiscovered environmental liabilities on the properties we own. The known or potential presence of hazardous substances on a property may adversely affect our ability to sell, lease or improve the property or to borrow using the property as collateral. In addition, environmental laws may create liens on contaminated properties in favor of the government for damages and costs it incurs to address such contamination.
In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could be subject to strict, joint and several liability by virtue of our ownership interest. Noncompliance with environmental laws or discovery of environmental liabilities could each individually or collectively affect such tenant’s ability to make payments to us, including rental payments and, where applicable, indemnification payments.
Although we may obtain insurance for environmental liability for certain properties that are deemed to warrant coverage, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.
We are subject to various environmental laws that regulate the presence of asbestos containing materials (ACM), vapor intrusion, lead based paint and other hazardous materials. Such laws may impose fines, penalties, or other obligations for failure to comply with these requirements or expose us to third-party liability.
Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that materially and adversely affect us.
Our properties are subject to the Americans with Disabilities Act, or ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While our tenants are obligated by law to comply with the ADA and typically obligated under our leases to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of our tenants to cover costs could be adversely affected. We could be required to expend our own funds to comply with the provisions of the ADA, which could materially and adversely affect us.
In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.

Risks Related to Our Organizational Structure, Ownership of Our Common Stock and this Offering
Our charter contains certain restrictions on ownership and transfer of our stock that may delay, defer or prevent a change of control transaction, even if such a change in control may be in your interest, and as a result may depress the market price of our common stock.
Our charter contains various provisions that are intended to assist us in qualifying as a REIT, among other reasons, and, subject to certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to qualify as a REIT. For example, our charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or of any class or series of our preferred stock, or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. The restrictions on ownership and transfer of our stock may, among other things: discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of one or more charitable beneficiaries and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.
We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.
Our board of directors, without stockholder approval, has the power to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and to set the terms of such newly classified or reclassified shares. As a result, we may issue one or more classes or series of common stock or preferred stock with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption that are senior to, or otherwise conflict with, the rights of our common stockholders. Although our board of directors has no such intention at the present time, it could establish a class or series of common stock or preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and could discourage lawsuits against us and our directors, officers and employees.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf  (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.

These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.
Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Although we are not required to maintain a particular leverage ratio, we generally intend to target a conservative level of net debt (which includes recourse and non-recourse borrowings and any outstanding preferred stock issuance less unrestricted cash and cash equivalents). Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changes, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially and adversely affect us.
Our rights and the rights of our stockholders to take action against our directors and officers are limited.
As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Therefore, our directors and officers will be subject to monetary liability resulting only from: actual receipt of an improper benefit or profit in money, property or services; or active and deliberate dishonesty by the director or officer that is established by a final judgment and is being material to the cause of action adjudicated.
As a result, we and our stockholders have rights against our directors and officers that are more limited than might otherwise exist. Accordingly, in the event that actions taken by any of our directors or officers impede the performance of our company, your and our ability to recover damages from such director or officer will be limited. In addition, our charter requires us to indemnify and advance expenses to our directors and officers for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law.
We are a holding company with no direct operations and we rely on funds received from our operating partnership to pay liabilities.
We are a holding company and we conduct substantially all of our operations through our operating partnership. We do not have, apart from an interest in our operating partnership, any independent operations. As a result, we rely on distributions from our operating partnership to pay any dividends and other distributions we might declare on shares of our common stock. We also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.
In connection with our future acquisition of properties or otherwise, we may issue units of our operating partnership to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own units of our operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.
Conflicts of interest could arise in the future between the interests of our stockholders and the interests of holders of OP units, which may impede business decisions that could benefit our stockholders.
Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any future partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with the management of our company. At the same time, one of our wholly-owned subsidiaries, NETSTREIT GP, LLC, as the general partner of our operating partnership, has fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. The fiduciary duties and obligations of NETSTREIT GP, LLC, as the general partner of our operating partnership, and its limited partners may come into conflict with the duties of our directors and officers to our company.
Under the terms of the partnership agreement of our operating partnership, if there is a conflict between the interests of our stockholders on one hand and any limited partners on the other hand, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or any limited partners; provided, however, that any conflict that cannot be resolved in a manner not adverse to either our stockholders or any limited partners must be resolved in favor of our stockholders.
The partnership agreement of our operating partnership requires the general partner to obtain the approval of a majority in interest of the outside limited partners in our operating partnership (which excludes us and our subsidiaries) to transfer any of its or our interest in our operating partnership in connection with certain mergers, consolidations or other combinations of us, or a sale of all or substantially all of our assets.
The partnership agreement of our operating partnership also provides that the general partner will not be liable to our operating partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement of our operating partnership provides that our operating partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our operating partnership, except (i) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (ii) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (iii) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments and adverse publicity about our industry in or individual scandals, and in response the market price of shares of our common stock could decrease significantly.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, an extended transition period for complying with new or revised accounting standards and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of  (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) December 31, 2025, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.
If you purchase shares of our common stock in this offering, you will experience immediate dilution.
The offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding upon the completion of this offering. Accordingly, if you purchase our common stock in this offering, we estimate you will experience immediate dilution of approximately $0.79 in net tangible book value per share of our common stock, based on the assumed public offering price of  $18.40 per share, which is the last reported sale price of our common stock on the NYSE on April 1, 2021.
Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.
Our board of directors is authorized to increase the total number of shares of stock that we are authorized to issue and, without your approval, to cause us to issue additional shares of our stock or to raise capital through the issuance of preferred stock, options, warrants and other rights on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock will dilute your ownership and could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.
In addition, our operating partnership may issue additional OP units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of our common stock.
Future offerings of debt securities or preferred stock, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.
In the future, we may attempt to raise additional capital by making offerings of debt securities or additional offerings of equity securities, including preferred stock. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.
We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.
Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds,” and will have broad discretion in the application of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact, included in this prospectus regarding, among other things, our strategy, future operations, financial position, projected costs, our acquisition pipeline, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:
•
risks inherent in the real estate business, including tenant defaults, illiquidity of real estate investments, potential liability relating to environmental matters and potential damages from natural disasters;

•
general business and economic conditions;

•
the impact of COVID-19 on our business and the global economy;

•
the accuracy of our assessment that certain businesses are e-commerce resistant and recession-resilient;

•
the accuracy of the tools we use to determine the creditworthiness of our tenants;

•
concentration of our business within certain geographic markets, tenant categories and with certain tenants;

•
demand for restaurant and retail space;

•
ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

•
our ability to successfully execute our acquisition or development strategies;

•
the degree and nature of our competition;

•
inflation and interest rate fluctuations;

•
our ability to retain our key management personnel;

•
failure, weakness, interruption or breach in security of our information systems;

•
access to capital markets;

•
our failure to generate sufficient cash flows to service our outstanding indebtedness;

•
continued volatility and uncertainty in the credit markets and broader financial markets;

•
failure to qualify or remain qualified for taxation as a REIT;

•
changes in, or the failure or inability to comply with, applicable law or regulation;

•
future sales or issuances of our common stock or other securities convertible into our common stock, or the perception thereof, could cause the market value of our common stock to decline and could result in dilution; and

•
the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Our Business and Properties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus under the heading, “Risk Factors.” Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

USE OF PROCEEDS
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $140.3 million (or approximately $161.5 million if the underwriters exercise their option to purchase additional shares in full), based on the assumed public offering price of  $18.40 per share, which is the last reported sale price of our common stock on the NYSE on April 1, 2021.
We intend to contribute the net proceeds of this offering to our operating partnership in exchange for Class A OP units, and our operating partnership intends to use approximately $13.0 million of the net proceeds received from us to repay borrowings under the Revolver that were drawn after December 31, 2020 to fund acquisitions of properties and the remainder for general corporate purposes, which may include acquisition of properties in our pipeline.
The Revolver bears interest at either (i) LIBOR, plus a margin ranging from 1.35% to 2.30%, based on our consolidated total leverage ratio or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.35% to 1.30%, based on our consolidated total leverage ratio. The Revolver matures on December 23, 2023. Borrowings under the Revolver were incurred to fund property acquisitions.
Wells Fargo Securities, LLC and its affiliate serve as the administrative agent and lead arranger under the Credit Facility. In addition, affiliates of one or more underwriters are lenders under the Credit Facility and will receive a portion of the proceeds from this offering. See “Underwriting—Relationships.”
Pending application of the net proceeds, we will invest the net proceeds in short-term, interest-bearing securities that are consistent with our election to be taxed as a REIT for U.S. federal income tax purposes. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

DISTRIBUTION POLICY
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2021 and subsequent taxable years. The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes.
Any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, Core FFO, AFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant. Since completion of our initial public offering, we have declared quarterly dividend distributions to common stockholders of  $0.10 per share and $0.20 per share, respectively, that were paid on each of September 25, 2020 and December 15, 2020 to stockholders of record on September 15, 2020 and December 1, 2020, respectively. In addition, we declared a quarterly dividend distribution to common stockholders of  $0.20 per share to stockholders of record on March 15, 2021 that was paid on March 30, 2021. We cannot assure you that future distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations and therefore our ability to make distributions to our stockholders, see “Risk Factors.”

CAPITALIZATION
The following table sets forth, as of December 31, 2020:
•
our historical capitalization on an actual basis; and

•
our capitalization on an as adjusted basis to give effect to the issuance and sale of 8,000,000 shares common stock in this offering at an assumed public offering price of $18.40 per share, the last reported sale price of our common stock on the NYSE on April 1, 2021, and the use of proceeds therefrom as described in “Use of Proceeds.”

You should read the following table in conjunction with the more detailed information contained in the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this offering memorandum.
	As of December 31, 2020
	Historical	As Adjusted
	(unaudited) (in thousands, except share and per share data)
Cash, cash equivalents and restricted cash	$92,643	$233,587
Debt:
Credit Facility(1)	$174,105	$174,105
Stakeholders’ Equity:
Common stock, $0.01 par value per share, 400,000,000 shares authorized, 28,203,545 shares issued and outstanding actual; 36,203,545 shares issued and outstanding, as adjusted(2)	282	362
Additional paid in capital	501,045	641,309
Retained (loss) earnings	(7,464)	(7,464)
Accumulated other comprehensive income	235	235
Total stockholders’ equity	494,098	634,442
Noncontrolling interests(3)	33,975	33,975
Total equity	528,073	668,417
Total Capitalization	$702,178	$842,522

(1)
The Credit Facility consists of a $175.0 million Term Loan and a $250.0 million Revolver. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” for additional information. Does not reflect $13.0 million of borrowings on the Revolver as of March 31, 2021 that will be repaid with the proceeds of this offering.

(2)
The number of shares of our common stock to be outstanding after this offering is based on 28,203,545 shares of common stock outstanding as of December 31, 2020 and excludes: (i) an aggregate of 1,751,882 shares of our common stock that we may issue upon redemption of outstanding OP units on a one-for-one basis (subject to certain adjustments), (ii) 377,596 shares of our common stock underlying outstanding RSUs that we have granted pursuant to our Omnibus Incentive Plan and (iii) 1,682,780 shares of our common stock reserved for future issuance under our Omnibus Incentive Plan.

(3)
Represents OP units owned by our continuing investors which are considered noncontrolling interest for financial reporting purposes.

DILUTION
If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price in this offering per share of our common stock and the net tangible book value per share of our common stock upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities (excluding applicable lease intangible liabilities and unamortized deferred financing costs on our $175.0 million Term Loan) divided by the number of shares of common stock outstanding, assuming all OP units are redeemed in exchange for shares of our common stock.
Our net tangible book value as of December 31, 2020 was approximately $528.1 million or approximately $17.63 per share based on 29,955,427 shares of common stock and OP units issued and outstanding as of such date on a fully diluted basis. After giving effect to our sale of common stock in this offering at an assumed initial public offering price of $18.40 per share (the last reported sale price of our common stock on the NYSE on April 1, 2021), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2020 would have been $668.4 million, or $17.61 per share (assuming no exercise of the underwriters’ option to purchase additional shares of common stock). This represents an immediate dilution of $0.79 per share to new investors purchasing common stock in this offering.
The following table illustrates this dilution per share assuming the underwriters do not exercise their option to purchase additional shares of common stock:
Assumed public offering price per share		$18.40
Net tangible book value per share, before giving effect to this offering	$17.63
Decrease in net tangible book value per share attributable to this offering	0.02
Net tangible book value per share, after this offering		17.61
Dilution in net tangible book value per share to new investors in this offering		$0.79
If the underwriters’ option to purchase additional shares of common stock is fully exercised, the net tangible book value per share after this offering as of December 31, 2020 would be approximately $17.61 per share and the dilution to new investors per share after this offering would be $0.79 per share at an assumed public offering price of $18.40 per share (the last reported sale price of our common stock on the NYSE on April 1, 2021).

NETSTREIT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma consolidated financial statements, prepared in accordance with Article 11 of Regulation S-X, were derived from the historical consolidated financial statements of the Company and are being presented to give effect to the completed and proposed transactions described below.
The unaudited pro forma consolidated financial statements have been derived by applying pro forma adjustments to the historical consolidated financial statements of the Company presented elsewhere in this prospectus.
The pro forma adjustments give effect to events that are (1) directly attributable to the transactions referred to below, (2) factually supportable, and (3) with respect to the statement of operations and comprehensive income (loss), expected to have a continuing impact on us. The adjustments necessary to fairly present the unaudited pro forma consolidated financial statements have been based on available information and assumptions that we believe are reasonable. The adjustments are described in the notes to the unaudited pro forma consolidated financial statements and present how our consolidated financial statements may have appeared had our capital structure reflected the below transactions as of the dates noted below.
Our Public Offering
In connection with this public offering, the following has or will occur:
•
We sold 8,000,000 shares of our common stock in this offering at a price of $18.40 per share. We have also granted the underwriters an option to purchase up to an additional 1,200,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus. These unaudited pro forma financial statements assume no exercise by the underwriters of their option to purchase additional shares.

•
We contributed the net proceeds from this offering to our operating partnership in exchange for a number of Class A OP units equal to the number of shares of our common stock we issued and sold in this offering.

•
Our operating partnership will use the net proceeds received from the public offering as described under “Use of Proceeds” and “Capitalization.”

•
We will repay the outstanding borrowings under the $250.0 million Revolver that we expect to draw to fund specifically identified property acquisitions during 2021.

2020 Acquisitions
During the period from January 1, 2020 through December 31, 2020, we completed 124 property acquisitions with an aggregate purchase price, including transaction costs, of  $408.6 million, which are included in the unaudited pro forma consolidated financial statements. The completed 2020 acquisitions were funded through cash and cash equivalents from proceeds received in our initial public offering and borrowings on our $250.0 million Revolver, which are included in the unaudited pro forma consolidated financial statements.
The unaudited pro forma consolidated financial statements as of and for the year ended December 31, 2020 are presented as if our borrowings under the Revolver and the completion of this offering and the use of proceeds therefrom had all occurred on December 31, 2020 for the unaudited pro forma consolidated balance sheet and our completed 2020 acquisitions had occurred on January 1, 2020 for the unaudited pro forma consolidated statements of operations and comprehensive income (loss). Additionally, the number of shares used in the calculation of the pro forma per share amounts are based on the weighted average number of shares outstanding during the period adjusted to give effect to the number of shares issued to consummate the offering as if the shares were outstanding as of January 1, 2020.
The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company and its predecessor, including the notes thereto, and other financial information and analysis, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this prospectus. The unaudited pro forma consolidated financial statements (i) are based on available information and assumptions that we deem reasonable; (ii) are presented for informational purposes only; (iii) do not purport to represent our financial position or results of operations or cash flows that would actually have occurred assuming completion of the transactions described above on the dates specified; and (iv) do not purport to be indicative of our future results of operations or our financial position.

NETSTREIT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)
		Pro Forma Adjustments
	Historical Company (A)	Cash Received From Borrowings on Revolver (B)	Proceeds From This Offering (C)	Use of Proceeds From This Offering (D)	Company Pro Forma
Assets
Real estate, at cost:
Land	$189,373	$—	$—	$—	$189,373
Buildings and improvements	358,360	—	—	—	358,360
Total real estate, at cost	547,733	—	—	—	547,733
Less accumulated depreciation	(10,111)	—	—	—	(10,111)
Real estate held for investment, net	537,622	—	—	—	537,622
Assets held for sale	14,802	—	—	—	14,802
Cash, cash equivalents and restricted cash	92,643	13,000	140,944	(13,000)	233,587
Acquired lease intangible assets, net	75,024	—	—	—	75,024
Other assets, net	5,724	—	—	—	5,724
Total assets	$725,815	$13,000	$140,944	$(13,000)	$866,759
Liabilities and equity
Liabilities:
Term loan, net	$174,105	$—	$—	$—	$174,105
Lease intangible liabilities, net	16,930		—	—	16,930
Revolving credit facility	—	13,000	—	(13,000)	—
Liabilities related to assets held for sale	399	—	—	—	399
Accounts payable, accrued expenses and other liabilities	6,308	—	600	—	6,908
Total liabilities	197,742	13,000	600	(13,000)	198,342
Commitments and contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value	282	—	80	—	362
Additional paid-in capital	501,045	—	140,264	—	641,309
Retained (loss) earnings	(7,464)	—	—	—	(7,464)
Accumulated other comprehensive income	235	—	—	—	235
Total stockholders’ equity	494,098	—	140,344	—	634,442
Noncontrolling interests	33,975	—	—	—	33,975
Total equity	528,073	—	140,344	—	668,417
Total liabilities and equity	$725,815	$13,000	$140,944	$(13,000)	$866,759
See accompanying notes to unaudited pro forma consolidated financial statements

NETSTREIT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
		Pro Forma Adjustments
	Historical Company (E)	Completed 2020 Acquisitions (F)	Company Pro Forma
Revenues
Rental revenue (including reimbursable)	$33,727	$16,845	$50,572
Operating expenses
Property	2,569	2,217	4,786
General and administrative	11,340	—	11,340
Depreciation and amortization	15,459	8,594	24,053
Provisions for impairment	2,690	—	2,690
Transaction costs	3,169	—	3,169
Total operating expenses	35,227	10,811	46,038
Other income (expense)
Interest expense, net	(4,741)	—	(4,741)
Gain on sales of real estate, net	6,213	—	6,213
Gain on forfeited earnest money deposit	250	—	250
Other income (expense), net	(10)	—	(10)
Total other income (expense), net	1,712	—	1,712
Net income (loss)	212	6,034	6,246
Net (loss) income attributable to noncontrolling interests	(518)	1,407	889
Preferred stock dividends and redemption premium	42	—	42
Net income (loss) attributable to common stockholders	$688	$4,627	$5,315
Amounts available to common stockholders per common share:
Basic	$0.04		$0.21
Diluted	$0.01		$0.21
Weighted average common shares outstanding:
Basic	17,322,182		25,322,182	(G)
Diluted	21,157,996		29,157,996	(H)
Other comprehensive income (loss):
Net income (loss)	$212	$6,034	$6,246
Change in unrealized gain on derivatives, net	253	—	253
Total comprehensive income (loss)	465	6,034	6,499
Comprehensive (loss) income attributable to noncontrolling interests	(500)	1,407	907
Comprehensive income (loss) attributable to common stockholders	$965	$4,627	$5,592
See accompanying notes to unaudited pro forma consolidated financial statements

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet
The adjustments to the unaudited pro forma consolidated balance sheet as of December 31, 2020 are as follows:
A.
Reflects the audited historical consolidated balance sheet of the Company as of December 31, 2020.

B.
Reflects $13.0 million we expect to borrow under our $250.0 million Revolver to fund specifically identified property acquisitions.

C.
Reflects net proceeds from the sale of approximately 8,000,000 shares of common stock in this offering at the offering price of $18.40 per share, net of underwriting discounts and other estimated offering expenses payable by us. The net proceeds from this offering consist of the following (in thousands):

Gross proceeds from this offering	$$147,200
Less: Underwriting discounts	(6,256)
Proceeds before offering expenses paid or payable by us	140,944
Estimated offering expenses paid or payable by us	(600)
Net proceeds from this offering	$140,344

D.
Reflects the use of proceeds from this offering to repay outstanding borrowings on our $250.0 million Revolver.

Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income (Loss)
The adjustments to the unaudited pro forma consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2020 are as follows:
E.
Reflects the audited historical consolidated statement of operations and comprehensive income (loss) of the Company for the year ended December 31, 2020.

F.
During 2020, we completed 124 property acquisitions with an aggregate purchase price, including transaction costs, of  $408.6 million. The table below reflects the impact of these completed property acquisitions on the historical consolidated statements of operations and comprehensive income (loss), assuming completion of the acquisitions had occurred on January 1, 2020:

For the Year Ended December 31, 2020
Rental revenue (including reimbursable)	$16,845
Property expenses	2,217
Depreciation and amortization	8,594
Net (loss) income attributable to noncontrolling interests	1,407
Rental revenue is based on contractually specified cash base rent for these properties in effect on the date of acquisition, recorded on a straight-line basis, inclusive of any amortization of related above and below-market lease intangibles and reimbursable amounts.
Property expenses are based on estimated costs accrued in 2020, information obtained during our due diligence process when acquiring the properties, and the contractual terms within the respective leases. It should be noted that the adjustment to property expenses are based on current estimates and may not be indicative of our results of operations had we actually owned these properties from January 1, 2020.

Depreciation and amortization expense has been calculated on a straight-line basis based on the estimated useful lives of up to 35 years for buildings, up to 15 years for site improvements and the shorter of the remaining lease term or useful life for tenant improvements and, with respect to acquired in-place leases, the remaining terms of the respective leases.
Net (loss) income attributable to noncontrolling interests is calculated based on the effective noncontrolling interests for each month during 2020.
G.
Represents the total weighted average number of basic shares used as the denominator in calculating basic pro forma earnings per share, and is comprised of the following:

•
The total number of shares issued and outstanding from the private offering and formation transactions, including the option granted to purchase additional shares;

•
The total number of shares issued and outstanding from our initial public offering, including the overallotment option granted to the underwriters;

•
0.3 million of shares issued to selling stockholders in connection with the redemption of such selling stockholders’ Class A OP units, which for the purposes of the unaudited pro forma consolidated statements of operations is assumed to have occurred on January 1, 2020;

•
The total number of Class A and Class B OP units that have been redeemed for shares of common stock on a one-for-one basis; and

•
The total number of shares of common stock in this offering, excluding 1.2 million shares of common stock that may be issued by us upon the exercise of the underwriters’ option to purchase additional shares in this offering;

H.
Represents the total weighted average number of diluted shares used as the denominator in calculating diluted pro forma earnings per share, and is comprised of the following:

•
The total number of unvested RSUs that were dilutive for the year ended December 31, 2020; and

•
The total number of dilutive shares resulting from the potential redemption of Class A and Class B OP units in exchange for shares of the Company's common stock for the year ended December 31, 2020. The Company has noncontrolling interests in the form of OP Units, which represent potentially dilutive securities, as the OP Units may be redeemed for cash or, at the Company’s election, exchanged for shares of the Company’s common stock on a one-for-one basis.

The table below presents our pro forma basic and diluted earnings per share based on the total weighted average common shares outstanding immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares and assuming the 8,000,000 shares of common stock were outstanding as of the beginning of the period presented:
For the Year Ended December 31, 2020
Amounts available to common stockholders per common share:
Basic	$0.21
Diluted	$0.21
Weighted average common shares outstanding:
Basic	25,322,182
Diluted	29,157,996
The table above is provided for illustrative purposes only and may not be indicative of our basic and diluted earnings per share had the total weighted average basic and diluted number of common shares actually been outstanding from January 1, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our financial condition and results of operations in conjunction with the more detailed information set forth under the captions “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Selected Historical Financial Data,” and in our audited financial statements and related notes in this prospectus. You should also read the information under the captions “Risk Factors” and “Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by our forward-looking statements.
Overview
We are an internally-managed real estate company that acquires, owns and manages a diversified portfolio of single-tenant, retail commercial real estate subject to long-term net leases with high credit quality tenants across the United States. Our diversified portfolio consists of 235 single-tenant retail net leased properties spanning 39 states, with tenants representing 60 different brands or concepts across 23 retail sectors. Our portfolio generates ABR of  $48.0 million and is 100% occupied, with a WALT of 10.1 years and consisting of more than 80% of investment grade tenants and investment grade profile tenants by ABR, which we believe provides us with a strong, stable source of recurring cash flow. Our tenants operate in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants, which we refer to as defensive retail industries. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. We completed our initial public offering on August 17, 2020 and our common stock trades on the NYSE under the symbol “NTST.”
COVID-19
We continue to monitor the global outbreak of COVID-19 and to take steps to mitigate the potential risks to us posed by the pandemic. In addition, we continue to stay in close contact with our tenants and monitor the timeliness of rental payments and any significant changes in our tenants’ businesses. During 2020, we provided rent deferral and rent abatement to 12 and 15 of our properties, respectively, representing 0.5%, and 1.7% of ABR, as of December 31, 2020, respectively. All tenants with rent relief agreements in place paid in accordance with the terms of their new lease agreements and as of the end of the second, third and fourth quarters of 2020, the Company had collected 87.2%, 98.1% and 100.0%, respectively, of all 2020 contractual rent payments. The Company has not provided for any abatements or deferrals after August 1, 2020. Accordingly, the Company’s operations and cash flows for the year ended December 31, 2020 were not materially impacted by COVID-19.
Outlook
We seek to maximize long-term earnings growth and stockholder value primarily through the acquisition of strategically positioned assets throughout the U.S., specifically focusing on properties with tenants which are considered essential businesses. We have deployed $147.5 million of the $227.3 million from the Company’s initial public offering to fund acquisitions through December 31, 2020. In addition, we have repaid $50 million of outstanding borrowings under our Revolver as of December 31, 2020. We intend to use the remainder of the net proceeds from our initial public offering for general corporate purposes, including the acquisition of properties in our pipeline. As of March 4, 2021, we have identified 38 properties in our pipeline as acquisition opportunities for a combined purchase price, including acquisition costs, of approximately $122 million that we expect to purchase in the next 60 days. Additionally, we have acquired eight properties, or $17.4 million of property assets, subsequent to December 31, 2020.
Results of Operations
Overall
The Company continued to grow its assets held for investment by increasing its asset base from 94 properties as of December 31, 2019 to 203 properties as of the end of December 31, 2020. This growth was facilitated by successfully raising equity capital of  $219.0 million and $227.3 million as result of the private offerings and initial public offering, respectively, totaling $446.3 million of net capital raised by the Company since December 23, 2019.
Acquisitions
During the year ended December 31, 2020, the Company acquired 124 retail net lease properties for a total purchase price, inclusive of capitalized acquisition costs, of  $408.6 million. The acquisitions were all accounted for as asset acquisitions. These properties are located in 30 states with a weighted average lease term of approximately 11.2 years. The underwritten weighted-average capitalization rate on the Company’s year to date acquisitions was approximately 6.7%.
Dispositions
During the year ended December 31, 2020, the Company sold 15 properties for a total sales price, net of disposal costs, of  $48.1 million, recognizing a gain on sale of  $6.2 million.
Year Ended December 31, 2020 Compared with the Periods from January 1 to December 22, 2019 and from December 23 to December 31, 2019
The following table sets forth our operating results for the periods indicated (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Revenues
Rental revenue (including reimbursable)	$33,727	$513	$19,805
Operating expenses
Property	2,569	52	1,113
General and administrative	11,340	49	3,555
Depreciation and amortization	15,459	195	10,422
Provisions for impairment	2,690	—	7,186
Transaction costs	3,169	2	535
Total operating expenses	35,227	298	22,811
Other income (expense)
Interest expense, net	(4,741)	(173)	(10,712)
Gain on sales of real estate, net	6,213	—	5,646
Gain on forfeited earnest money deposit	250	—	—
Other income (expense), net	(10)	—	—
Total other income (expense), net	1,712	(173)	(5,066)
Net income (loss)	$212	$42	$(8,072)
Revenue.   Revenue for the year ended December 31, 2020 increased by $13.4 million to $33.7 million from $19.8 million for the period from January 1, 2019 to December 22, 2019 and $0.5 million for the period from December 23, 2019 to December 31, 2019. This is primarily due to an increase in the real estate portfolio from 122 properties as of January 1, 2019 to 203 properties as of December 31, 2020. The increase includes an increase in rental income of  $8.4 million, straight-line rental revenue of  $2.7 million, property expense reimbursement revenue of  $1.4 million, amortization of above- and below market lease related intangible assets of  $0.6 million, lower bad debt expense of  $0.2 million and other net increases of  $0.1 million.

Total Operating Expenses.   Total expenses increased by $12.1 million to $35.2 million for the year ended December 31, 2020 as compared to $22.8 million for the period from January 1, 2019 to December 22, 2019 and $0.3 million for the period from December 23, 2019 to December 31, 2019. The increase in operating expenses is attributed to the increase in the number of operating properties and the completion of the Company’s initial public offering in August 2020. Total operating expenses include the following:
•
Property Expenses.   Property expenses increased $1.4 million to $2.6 million for the year ended December 31, 2020. The increase is primarily attributed to the increase in the real estate portfolio from 122 to 203 properties. The largest increases are from property taxes of  $0.9 million and maintenance of  $0.4 million.

•
General and Administrative Expenses.   General and administrative expenses increased $7.7 million to $11.3 million for the year ended December 31, 2020. The increase is primarily due to payroll expense associated with the internalization of management to support the Company as a newly public company of  $3.0 million, an increase of restricted-share based expense of  $2.5 million, an increase of employee bonus compensation of  $1.6 million, offset by the elimination of management fees of  $2.8 million charged to the Company by affiliates. The increase also includes insurance related expenses of  $0.6 million, general corporate office related expenses of  $0.4 million and professional and administrative expenses of  $2.4 million primarily comprised of audit fees of $0.9 million, board fees of  $0.5 million, and consulting and other professional services of  $0.5 million for the year ended December 31, 2020.

•
Depreciation and Amortization.   Depreciation and amortization expense increased by $4.9 million to $15.5 million for the year ended December 31, 2020. The increase in depreciation and amortization is proportionate to the increase in the size of the portfolio over the comparable period primarily with associated increases in building depreciation expense of  $2.5 million and in-place lease depreciation expense of  $2.4 million.

•
Provisions for Impairment.   Provisions for impairment decreased by $4.5 million to $2.7 million for the year ended December 31, 2020. Of the properties impaired during 2020, three were disposed of during the year and two were classified as held for sale as of December 31, 2020. Of the properties impaired during 2019, four were disposed of during the prior year and two were classified as held for sale as of December 31, 2019. These impairments and subsequent disposals relate to strategically identifying properties that can be re-leased or disposed of in an effort to improve returns and manage risk exposure.

•
Transaction costs.   Transaction costs increased by $2.7 million to $3.2 million for the year ended December 31, 2020. The increase in transaction costs includes costs incurred by the Company to facilitate the private and public offerings of common stock of  $1.8 million and costs associated with abandoned acquisitions as well fees incurred for property acquisitions throughout the period of $0.9 million.

•
Interest Expense.    Interest expense decreased by $6.2 million to $4.7 million for the year ended December 31, 2020. The decrease is primarily attributed to the decrease in the effective interest rate and total borrowings outstanding throughout the period as compared to the prior year.

•
Net Gain on Sales of Real Estate.   Net gain on sales of real estate increased $0.6 million to $6.2 million for the year ended December 31, 2020. The table below summarizes the properties sold for the periods indicated (in thousands):

	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Number of properties sold	15	—	30
Sales price, net of disposal cost	$48,065	$—	$77,616
Gain on sales of real estate, net	$6,213	$—	$5,646

Net Income (Loss). Net income increased $7.9 million to $0.1 million for the year ended December 31, 2020 from a net loss of  $8.0 million for the prior year. Net income increased primarily due to the growth in the size of our real estate investment portfolio, which generated additional rental revenues, and due to the decreases in impairment and interest expenses, offset by the impact of increases in depreciation and amortization expenses related to our growth, and to increases in general and administrative expenses and transaction costs, primarily the result of becoming a public company, as set forth above.
Liquidity and Capital Resources
Our primary capital requirements are to fund property acquisitions and required interest payments, as well as working capital needs, operating expenses, and capital expenditures. Our capital resources primarily consist of cash from operations, sales of equity securities (including the private offering and initial public offering) and borrowings under our Credit Facility. As of December 31, 2020, we had a $175.0 million Term Loan and no borrowings outstanding under our $250.0 million Revolver. We believe that the net proceeds of $227.3 million from our initial public offering plus both our cash flows from operations and available borrowing capacity will be adequate to support our ongoing operations and to fund our debt service requirements, capital expenditures and working capital for at least the next 12 months.
Credit Facility
In December 2019, we entered into a Credit Facility consisting of  (i) a $175.0 million senior secured Term Loan and (ii) a $250.0 million senior secured Revolver. Wells Fargo Securities, LLC is lead arranger and bookrunner and Wells Fargo Bank, National Association is administrative agent under the Credit Facility (the “Administrative Agent”).
The Term Loan matures on December 23, 2024 and the Revolver matures on December 23, 2023, subject to extension of up to one year. The Administrative Agent released the collateral in connection with the Company’s satisfaction of the Collateral Release Requirements in the fourth quarter of 2020, therefore interest rates under the Credit Facility are based on the Company’s consolidated total leverage ratio, and are determined by (A) in the case of the Term Loan either (i) LIBOR, plus a margin ranging from 1.15% to 1.60%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.15% to 0.60%, based on the Company’s consolidated total leverage ratio and (B) in the case of the Revolver either (i) LIBOR, plus a margin ranging from 1.20% to 1.80%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.20% to 0.80%, based on the Company’s consolidated total leverage ratio.
Prior to the collateral release, the Credit Facility was secured by a first priority perfected security interest in and lien on all existing and future equity interests of the Company’s direct and indirect subsidiaries of any Eligible Property (as defined in the Credit Facility) owned by the Company or any of the Company’s subsidiaries. The Credit Facility provided that the Administrative Agent has the option to release the collateral securing the Credit Facility upon delivery of satisfactory evidence from the Company that Collateral Release Requirements (as defined in the Credit Facility) have been met, which requirements include, among others, conditions related to the unencumbered asset value and asset diversification of the Company.
The Company uses interest rate derivative contracts to manage its exposure to changes in interest rates on its variable rate debt. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value. Effective September 28, 2020, such derivatives were used to hedge the variable cash flows associated with the Term Loan.
Historical Cash Flow Information
Year Ended December 31, 2020 Compared with the Period from January 1 to December 22, 2019
To assist with the understanding of historical cash flows, we have discussed changes from our Predecessor’s statement of cash flows data for the period ended December 22, 2019 to the year ended December 31, 2020. We believe this provides the most meaningful information despite the 2019 period having nine fewer days of cash flow activity than the 2020 period.

	Successor	Predecessor
	Year Ended December 31,	For the Period from January 1 to December 22,
(in thousands)	2020	2019
Net cash provided by (used in):
Operating activities	$12,749	$5,989
Investing activities	(362,133)	75,934
Financing activities	272,708	(82,317)
Cash Flows Provided By Operating Activities.   Net cash provided by operating activities increased by $6.8 million for the year ended December 31, 2020 compared to the period from January 1, 2019 to December 22, 2019. The increase was largely attributed to the increase in total number of properties as well as increases of  $5.1 million in depreciation and amortization expense, $2.5 million in stock based compensation, $3.1 million in accounts payable, accrued expenses and other current liabilities, offset primarily by a decrease of  $4.5 million in the provision for impairments.
Cash Flows Used In Investing Activities.   Net cash used in investing activities increased by $438.1 million for the year ended December 31, 2020 compared to the period from January 1, 2019 to December 22, 2019. The Company spent $408.6 million on the acquisition of real estate during the year ended December 31, 2020 compared to $1.2 million for the period from January 1, 2019 to December 22, 2019. Additionally, the Company sold 15 properties during the year ended December 31, 2020 for net proceeds of  $48.1 million compared to 30 properties sold for the period from January 1, 2019 to December 22, 2019 for net proceeds of  $77.6 million.
Cash Flows Provided By Financing Activities.   Net cash provided by financing activities increased by $355.0 million for the year ended December 31, 2020 compared to the period from January 1, 2019 to December 22, 2019. The increase is attributed to the private offering of common stock of  $54.5 million and the initial public offering of  $227.3 million which occurred during 2020. Additionally, the Company had no net borrowings or payments on debt during 2020 compared to net payments of  $77.0 million for the period from January 1, 2019 to December 22, 2019.
Contractual Obligations and Commitments
As of December 31, 2020, we had one contractual obligation related to the maturity on our $175.0 million Term Loan with the scheduled principal payment due on December 23, 2024.
During 2020, the Company borrowed and repaid $50.0 million on our $250.0 million Revolver at a weighted average interest rate, exclusive of deferred financing costs, of 1.54% to fund specifically identified property acquisitions.
The following table provides information with respect to our commitments as of December 31, 2020 (in thousands):
	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years
Contractual Obligations
Term Loan—Principal	$175,000	$—	$—	$175,000
Term Loan—Variable interest(1)	9,452	2,376	4,752	2,324
Unutilized borrowing fees on Revolver(2)	1,861	625	1,236	—
Total	$186,313	$3,001	$5,988	$177,324

(1)
Effective September 28, 2020, the Company entered into an interest rate hedge to fix the total Company interest rate on the Company’s Term Loan. Accordingly, the projected interest rate obligations for the variable rate Term Loan is based on the hedged fixed rate (one-month) of 0.21% compared to the variable Term Loan one-month LIBOR rate as of December 31, 2020 of 0.15%, plus a margin of 1.15% based on the $175.0 million Term Loan outstanding through the maturity date of December 23, 2024.

(2)
We are subject to a variable unutilized borrowing fee on the unused portion of our $250.0 million Revolver. As of December 31, 2020, we have no borrowings on our $250.0 million Revolver and incurred a fee at 0.25%. This reflects our projected unutilized borrowing fee as if the Revolver has no borrowing through the maturity date of December 23, 2023 at 0.25%.

Income Taxes
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2021 and subsequent taxable years. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at the regular corporate tax rate. We must declare and pay dividends to maintain our status as a REIT and we were required to declare and pay a dividend of  $0.2 million relating to our 2019 fiscal period by December 31, 2020. Accordingly, we declared and paid dividends in the second half of 2020 which were inclusive of the $0.2 million obligation for 2019. See “Note 9—Stockholders’ Equity, Partners’ Capital and Preferred Equity” of our consolidated financial statements.
We made a joint election with NETSTREIT TRS for it to be treated as a TRS. As a TRS, NETSTREIT TRS will be subject to U.S. federal, state, and local income taxes on its taxable income. In general, NETSTREIT TRS may perform services for our tenants, hold assets that we cannot hold directly and may engage in any real estate or non-real estate-related business.
Our predecessor was not a federal taxable entity and no provision for federal income taxes was recognized in its consolidated financial information.
Recent Accounting Pronouncements
A discussion of new accounting standards and the possible effects of these standards on our consolidated financial statements is included in “Note 2—Summary of Significant Accounting Policies” of our consolidated financial statements.
Critical Accounting Policies and Estimates
Our accounting policies have been established to conform with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

This summary should be read in conjunction with the more complete discussion of our accounting policies and procedures included in “Note 2—Summary of Significant Accounting Policies” of our consolidated financial statements.
Real Estate Held for Investment
Real estate is recorded and stated at cost less any provision for impairment. Our operating partnership acquired our initial portfolio of 93 properties from our Predecessor and, as a result, our initial portfolio was initially recorded at the fair value of the operating partnership’s ownership interest issued at the date of the Private Offering. For real property acquired from third parties, assets are recognized at fair value at acquisition date. For properties that we develop, all direct and indirect costs related to planning, development and construction, including interest, real estate taxes and other miscellaneous costs incurred during the construction period, are capitalized for financial reporting purposes and recorded as property under development until construction has been completed.
Purchase Price Allocation of Acquired Properties
We evaluate each acquisition transaction to determine whether the acquired asset meets the definition of a business and therefore accounted for as a business combination or if the acquisition transaction should be accounted for as an asset acquisition. Under Accounting Standards Update (“ASU”) 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), an acquisition does not qualify as a business when substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that qualify as asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred.
We allocate the purchase price of acquired properties accounted for as asset acquisitions to tangible and identifiable intangible assets or liabilities based on their relative fair values. Tangible assets may include land, buildings, site improvements and tenant improvements. Intangible assets include the value of in-place leases and above-market leases and intangible liabilities include below-market leases.
The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease. We estimate the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. The fair value of above-market or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and our estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease including any below-market fixed rate renewal options for below-market leases. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including real estate valuations prepared by independent valuation firms. We also consider information and other factors including market conditions, the industry that the tenant operates in, characteristics of the real estate; e.g., location, size, demographics, value and comparative rental rates; tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. Additionally, we consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets and liabilities acquired.
Impairment of Long-Lived Assets
Fair value measurement of an asset occurs when events or changes in circumstances related to an asset indicate that the carrying amount of the asset is no longer recoverable. If indicators are present, we will prepare a projection of the undiscounted future cash flows of the property, excluding interest charges, and determine if the carrying amount of the real estate is recoverable. When a carrying amount is not recoverable, an impairment loss is recognized to the extent that the carrying amount of the asset exceeds its fair market value. We estimate fair value using data such as operating income, estimated capitalization rates or multiples, leasing prospects, local market information, and with regard to assets held for sale, based on the estimated or negotiated selling price, less estimated costs of disposal.
Non-GAAP Financial Measures
Our reported results are presented in accordance with GAAP. We also disclose the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), EBITDAre further adjusted to exclude straight-line rent, gains from forfeited earnest money deposits, non-recurring public company costs, representing consulting fees that we have incurred in preparing to become a public company and non-cash compensation expense (“Adjusted EBITDAre”), NOI and Cash NOI. We believe these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
FFO is a non-GAAP financial measure defined by NAREIT as net income (computed in accordance with GAAP), excluding real estate-related expenses including, but not limited to, gains (losses) from sales, impairment adjustments, and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.
Core FFO is a non-GAAP financial measure defined as FFO adjusted for gains from forfeited earnest money deposits and non-recurring public company costs. We believe the presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods because it removes the effect of unusual and non-recurring items that are not expected to impact our operating performance on an ongoing basis.
AFFO is a non-GAAP financial measure defined as Core FFO adjusted for GAAP net income related to non-cash revenues and expenses, such as straight-line rent, amortization of above- and below-market lease-related intangibles, non-cash compensation expense, and amortization of deferred financing costs.
Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values historically have risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance. We further consider Core FFO and AFFO to be useful in determining funds available for payment of distributions. FFO, Core FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO, Core FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO, Core FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.
FFO, Core FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO, Core FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO, Core FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO, Core FFO and AFFO.
The following table sets forth a reconciliation of FFO, Core FFO and AFFO for the periods presented to net income (loss) before allocation to noncontrolling interests, as computed in accordance with GAAP (in thousands):

	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Net income (loss)	$212	$42	$(8,072)
Depreciation and amortization of real estate	15,154	188	10,422
Provision for impairment	2,690	—	7,186
Gain on sale of real estate, net	(6,213)	—	(5,646)
FFO	11,843	230	3,890
Adjustments:
Gain on forfeited earnest money deposit	(250)	—	—
144A and IPO transaction costs(1)	2,170	—	450
Core FFO	13,763	230	4,340
Adjustments:
Straight-line rental revenue	(1,688)	(15)	1,037
Amortization of deferred financing costs	621	14	1,024
Amortization of above/below market lease intangibles	(504)	2	563
Non-cash compensation expense	2,452	—	—
AFFO	$14,644	$231	$6,964

(1)
These expenses represent a subset of transaction costs as presented on the consolidated statements of operations and comprehensive income (loss).

EBITDA, EBITDAre and Adjusted EBITDAre
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. We compute EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses.
Adjusted EBITDAre is a non-GAAP financial measure defined as EBITDAre further adjusted to exclude straight-line rent, gains from forfeited earnest money deposits, non-recurring public company costs, representing consulting fees that we have incurred in preparing to become a public company and non-cash compensation expense.
We present EBITDA, EBITDAre and Adjusted EBITDAre as they are measures commonly used in our industry. We believe that these measures are useful to investors and analysts because they provide supplemental information concerning our operating performance, exclusive of certain non-cash items and other costs. We use EBITDA, EBITDAre and Adjusted EBITDAre as measures of our operating performance and not as measures of liquidity.
EBITDA, EBITDAre and Adjusted EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of EBITDA, EBITDAre and Adjusted EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

The following table sets forth a reconciliation of EBITDA, EBITDAre and Adjusted EBITDAre for the periods presented to net income (loss) before allocation to noncontrolling interests, as computed in accordance with GAAP (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Net income (loss)	$212	$42	$(8,072)
Depreciation and amortization of real estate	15,154	188	10,422
Amortization of above/below market lease intangibles	(504)	2	563
Non-real estate depreciation and amortization	305	7	—
Interest expense, net	4,741	173	10,712
EBITDA	19,908	412	13,625
Adjustments:
Provision for impairments	2,690	—	7,186
Gain on sale of real estate, net	(6,213)	—	(5,646)
EBITDAre	16,385	412	15,165
Adjustments:
Straight-line rental revenue	(1,688)	(15)	1,037
Gain on forfeited earnest money deposit	(250)	—	—
144A and IPO transaction costs(1)	2,170	—	450
Non-cash compensation expense	2,452	—	—
Adjusted EBITDAre	$19,069	$397	$16,652

(1)
These expenses represent a subset of transaction costs as presented on the consolidated statements of operations and comprehensive income (loss).

NOI and Cash NOI
NOI and Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute NOI as net income (loss) (computed in accordance with GAAP), excluding general and administrative expenses, interest expense (or income), depreciation and amortization, gains (or losses) on sales of depreciable property, transaction costs, gain from forfeited earnest money deposits and real estate impairment losses. We further adjust NOI for non-cash revenue components of straight-line rent and amortization of lease intangibles to derive Cash NOI. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measurements of financial performance under GAAP, and our NOI and Cash NOI may not be comparable to similarly titled measures of other companies. You should not consider our NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

The following table sets forth a reconciliation of NOI and Cash NOI for the periods presented (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Net income (loss)	$212	$42	$(8,072)
General and administrative	11,340	49	3,555
Depreciation and amortization	15,459	195	10,422
Provisions for impairment	2,690	—	7,186
Transaction costs	3,169	2	535
Interest expense, net	4,741	173	10,712
Gain on sales of real estate, net	(6,213)	—	(5,646)
Gain on forfeited earnest money deposit	(250)	—	—
Other (income) expense, net	10	—	—
NOI	$31,158	$461	$18,692
Straight-line rental revenue	(1,688)	(15)	1,037
Amortization of above/below market lease intangibles	(504)	2	563
Cash NOI	$29,966	$448	$20,292

OUR BUSINESS AND PROPERTIES
Overview
We are an internally-managed real estate company that acquires, owns and manages a diversified portfolio of single-tenant, retail commercial real estate subject to long-term net leases with high credit quality tenants across the United States. Our diversified portfolio consists of 235 single-tenant retail net leased properties spanning 39 states, with tenants representing 60 different brands or concepts across 23 retail sectors. Our portfolio generates ABR of  $48.0 million and is 100% occupied, with a WALT of 10.1 years consisting of more than 80% investment grade tenants and investment grade profile tenants by ABR, which we believe provides us with a strong, stable source of recurring cash flow from which to grow our portfolio.
Our History
We were formed as a Maryland corporation on October 11, 2019. On December 23, 2019, we issued and sold 8,860,760 shares of our common stock in a private offering at a price of  $19.75 per share, to various institutional investors, accredited investors and offshore investors, in reliance upon exemptions from registration provided by Rule 144A and Regulation S under the Securities Act and pursuant to Regulation D under the Securities Act. On February 6, 2020, we issued and sold an additional 2,936,885 shares of our common stock in the private offering pursuant to the initial purchaser’s option to purchase additional shares. We received approximately $219.0 million of net proceeds (after deducting the initial purchaser’s discount and placement fees) from the private offering and exercise of the option to purchase additional shares. In connection with the private offering, we consummated a series of formation transactions that were designed, among other things, to enable us to qualify as a REIT for U.S. federal income tax purposes. We elected to be taxed as a REIT beginning with our short taxable year ended December 31, 2019.
Our predecessor, EverSTAR Income & Value Fund V, LP, merged with our operating partnership as part of the formation transactions. We are structured as an umbrella partnership REIT, meaning that we own our properties and conduct our business through our operating partnership, directly or through limited partnerships, limited liability companies or other subsidiaries. NETSTREIT GP, LLC, a wholly-owned subsidiary of the Company, is the sole general partner of our operating partnership. Upon completion of this offering, we will own approximately 95% of the limited partnership interests in our operating partnership
To assist us in maintaining our status as a REIT, on January 27, 2020, we issued and sold 125 shares of our 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) for $1,000 per share to accredited investors pursuant to Regulation D under the Securities Act. We redeemed all 125 outstanding shares of Series A Preferred Stock upon the completion of our initial public offering.
On August 17, 2020, we completed the initial public offering of our common stock. We sold 12,244,732 shares of common stock and the selling stockholders sold 255,268 shares of common stock at a price of  $18.00 per share. Our common stock began trading on the NYSE under the symbol “NTST” on August 13, 2020. On September 16, 2020, we sold an additional 1,436,829 shares of our common stock pursuant to the underwriters’ over-allotment option in connection with the initial public offering. We received net proceeds from the initial public offering and over-allotment option exercise of  $227.3 million, net of transaction costs and underwriting discounts of  $18.9 million. We contributed the total net proceeds from the initial public offering to our operating partnership in exchange for 13,681,561 Class A OP units. In addition, we acquired 255,268 Class A OP units from the selling stockholders, who elected to redeem such units in exchange for an equivalent number of shares of our common stock and then sell those shares of common stock in the initial public offering.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our competitors and allow us to compete effectively in the single-tenant retail net leased property market.
•
Favorable Exposure to Investment Grade Credit Rated and Other High-Quality Tenants.   Our portfolio provides high-quality leases and ABR. More than 80% of our ABR is from investment grade credit rated tenants, which historically have exhibited a strong track record of making scheduled rental payments, showing resilience during times of economic downturn and investment grade profile tenants.
•
Investment Strategy that Benefits From a Fragmented, Underserved Market Segment.   The current market for retail net leased properties is fragmented and decentralized. Between 2017 and 2020, private, non-institutional buyers accounted for 60.3% of this market by volume and, in 2020, 53.7% of retail net lease transactions had a purchase price between $2.5 million and $5 million. The relatively small transaction size of retail net lease properties, combined with the locations of many of these properties outside of primary markets, can be a deterrent for larger, institutional buyers that seek to deploy greater amounts of capital in larger markets and assets that generate greater ABR per property. We generally focus on properties with a purchase price between $1 million and $10 million and our average ABR per property is approximately $204,401. We believe this low per property ABR concentration increases our revenue diversification. We also believe our focus on smaller properties, a segment of the market that we believe is undercapitalized, will allow us to maintain a consistent pipeline of relatively small assets to acquire on attractive terms without the threat of broad competition.

•
Seasoned Leadership with a Proven Track Record of Cultivating and Expanding Publicly Traded REIT Businesses.   Our Chief Executive Officer, Mark Manheimer, has over 15 years of experience underwriting, acquiring, leasing, financing, managing and disposing of net leased properties, with a track record of growing net lease businesses to significant scale. Prior to joining EB Arrow as the Chief Investment Officer of its net lease portfolio, Mr. Manheimer served on the investment committee of Spirit, overseeing the acquisition of more than 1,500 properties and leading the effort to restructure the master lease of Spirit’s largest tenant. Mr. Manheimer played a critical role in Spirit’s September 2012 initial public offering and shortly thereafter led Spirit’s due diligence and reverse due diligence efforts as part of a merger with Cole Credit Property Trust II, doubling the size of the company. We believe Mr. Manheimer’s reputation, in-depth market knowledge and extensive network of long-standing relationships with retailers, brokers, intermediaries, private equity firms and others in the net lease industry will provide us with an ongoing pipeline of both marketed and off-market investment opportunities. In addition, our Chief Financial Officer, Andrew Blocher, leads our conservative balance sheet and capitalization strategy and manages our liabilities, capital raising, financial reporting and investor relations activities. Mr. Blocher has over 20 years of experience in financial reporting, debt and equity financing, investor relations, capital allocation, corporate governance and strategy for publicly traded REITs, including five years serving as the Chief Financial Officer of First Potomac Realty Trust (NYSE: FPO), four years serving as Chief Financial Officer and an additional seven years serving in a capital markets and investor relations role at Federal Realty Investment Trust (NYSE: FRT). We believe Mr. Blocher’s deep relationships with the investment banking and institutional investor communities will assist us in future capital raising activities as we grow our portfolio.

•
Disciplined Underwriting and Active Portfolio Management Strategy.   We believe our conservative underwriting criteria will allow us to purchase properties below replacement cost and with below market rents, providing significant long-term opportunities for growth at an attractive basis. Our management team focuses primarily on securing long-term leases with investment grade credit rated tenants and creditworthy tenants without an investment grade rating. We focus on tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. In evaluating a property for acquisition, we utilize our three-part underwriting and risk management strategy with an emphasis on credit and real estate that includes:

•
Tenant Credit Underwriting:   review corporate level financial information, assess business risks and review investment rating or establish a “shadow rating” using our proprietary credit modeling process for unrated tenants;

•
Real Estate Valuation:   review the underlying key real estate metrics of each property, including location and demographics that will support both tenant financial health, including market rents, and a market for alternative use, re-leasing or redevelopment, when necessary; and

•
Unit-Level Profitability:   analyze and/or estimate unit-level profitability and cost variability to determine the likelihood of each such location sustainably operating as a profit center.

•
High Quality, Defensive and Diversified Portfolio.   Our portfolio consists of 235 single-tenant net leased properties that are diversified by tenant, industry and geography, including 60 different brands or concepts, across 23 retail sectors in 39 states. The majority of our portfolio is comprised of properties leased to tenants operating in defensive retail industries, with 89.1% of our ABR stemming from necessity, discount and/or service-oriented industries. Our portfolio is 100% occupied and generates ABR of  $48.0 million, with a WALT of 10.1 years, which we believe provides us with a strong, stable source of recurring cash flows from which to grow our portfolio. Further, more than 80% of our ABR is derived from tenants with investment grade credit ratings or an investment grade profile which historically have exhibited a strong track record of making scheduled rental payments and demonstrating defensive, consistent performance through multiple cycles. Our current strategy targets a scaled portfolio that, over time, will:

•
derive no more than (i) 5% of its ABR from any single tenant or property, (ii) 15% of its ABR from any single retail sector, (iii) 15% of its ABR from any single state and (iv) 50% of its ABR from its top 10 tenants;

•
be primarily leased to tenants operating in businesses we believe to be e-commerce resistant and resilient through all economic cycles;

•
have more than 60% of its tenants with an investment grade credit rating; and

•
have a WALT of greater than 10 years.

•
Proven Ability to Efficiently Deploy Capital Utilizing Proprietary Sourcing Channels to Achieve Scale.   Our ability to efficiently deploy capital is a direct result of our management team’s extensive network of industry relationships, which we utilized to source a robust pipeline of attractive marketed and off-market investment opportunities through which we have deployed capital, acquiring 124 and 31 single-tenant retail net leased properties with aggregate purchase prices of $408.6 million and $88.2 million during the year ended December 31, 2020 and three months ended March 31, 2021, respectively. We believe our relationship-based sourcing strategy will continue to generate a sustainable pipeline of opportunities to drive growth and achieve scale through the efficient deployment of capital raised in this offering. While our general and administrative expenses will continue to rise in some measure as our portfolio grows, we expect that such expenses as a percentage of our portfolio will decrease over time following this offering, due to efficiencies and economies of scale. With our smaller asset base relative to other public REITs that focus on acquiring net leased real estate, we believe that superior growth can be achieved through manageable acquisition volume. As of March 31, 2021, we were party to purchase and sale agreements and non-binding letters of intent for the acquisition of a total of 21 properties with an aggregate expected purchase price of approximately $78.0 million. See “Prospectus Summary—Pending Investment Activity.”

Our Business and Growth Strategies
Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We intend to pursue our objective through the following business and growth strategies.
•
Differentiated, Multi-faceted Investment Strategy to Drive Growth.   We intend to continue to grow our portfolio by acquiring properties occupied by high-credit quality tenants operating in defensive industries focused on necessity retail goods and essential services. In addition to acquiring single-tenant net leased retail properties subject to an existing stabilized long-term lease, we intend to grow our portfolio through a multi-faceted investment strategy, which includes “blend and extend” acquisitions, build-to-suit transactions, reverse build-to-suit transactions and sale-leaseback transactions. Each of these types of transactions or acquisitions offers unique benefits to our business:
•
Existing stabilized leases:   In existing stabilized lease transactions, we acquire single-tenant net leased operating assets subject to an existing long-term lease through our relationships with current owners, our extensive brokerage network or our developer relationships.

•
Blend-and-extend:   In blend-and-extend acquisitions, we acquire a single-tenant commercial property with an existing short-term lease, then extend the lease term to at least ten years. Blend-and-extend acquisitions allow us to acquire properties at a lower basis and get long-term site commitments from tenants.

•
Build-to-suit:   In build-to-suit transactions, we secure development financing for a single-tenant commercial property pursuant to executing a long-term lease. Build-to-suit transactions allow us to leverage our extensive developer relationships to partner on opportunities.

•
Reverse build-to-suit:   In reverse build-to-suit transactions, the tenant acts as the developer and constructs the property with the project financed by the landlord. Both build-to-suit and reverse build-to-suit transactions allow us to acquire the property at lower cost in exchange for long lease terms and higher entry capitalization rates.

•
Sale-leaseback:   Sale-leaseback transactions allow us to acquire a single-tenant commercial property used by the seller with a simultaneous long-term lease of the property back to the seller. In sale-leaseback transactions, we strive to set rents at sustainable levels and get long-term site commitments from tenants.

We believe this multi-faceted investment strategy will provide us with greater flexibility to opportunistically build our portfolio and differentiate us from other public REITs pursuing a more limited investment strategy.
•
Relationship-Based Investment Sourcing.   Mr. Manheimer has been active in the single-tenant net lease industry for more than 15 years, serving as Head of Sale-Leaseback Acquisitions for Cole and Executive Vice President—Head of Asset Management for Spirit. Mr. Manheimer’s extensive experience has allowed him to develop a broad network of long-standing relationships with retailers, brokers, intermediaries, private equity firms and others in the net lease industry, which we believe will provide us with an ongoing pipeline of both marketed and off-market investment opportunities. We also anticipate leveraging our extensive developer relationships to partner on build-to-suit and reverse build-to-suit transactions.

•
Structure and Manage Portfolio with Disciplined Underwriting and Risk Management Processes. We seek to build a scaled portfolio with stable rental revenue and maximize the long-term return on our investments by implementing our disciplined underwriting and risk management processes. Our portfolio is focused on tenants operating in industries that are e-commerce resistant and resilient through all economic cycles and with attractive credit characteristics and stable operating cash flows. We seek to enter into leases with terms of at least ten years and, when acquiring properties, look for opportunities to acquire short-term leases with a long-term extension in place at the time of closing. In addition, we seek acquisition opportunities that enhance the tenant, industry and geographic diversification of our portfolio and actively monitor and manage our existing investments to reduce the risks associated with adverse developments affecting particular tenants, industries or regions. Finally, we use our active portfolio management strategy to (i) regularly review each of our properties for changes in unit performance, tenant credit and local real estate conditions, (ii) identify properties that do not meet our disciplined underwriting strategy, diversification objectives or risk management criteria, including rent coverage ratios below 2.0x or likelihood of non-renewal upon lease expiration, and (iii) opportunistically dispose of those properties and reinvest the proceeds in 1031 Exchanges, that will generate higher returns, enhance the credit quality of our real estate portfolio or extend our average remaining lease term. From June 2018 to March 31, 2021, we disposed of 48 properties totaling $139.3 million in aggregate contractual sales price and improved portfolio performance by diversifying tenant concentration and improving key metrics such as tenant credit quality, WALT and geographic diversity.

•
Maintain a Conservatively Leveraged Capital Structure.   We seek to maintain a capital structure that provides us with flexibility to manage our business and scale our platform through targeted acquisitions, while allowing us to service our debt requirements and generate appropriate risk-adjusted returns. As of December 31, 2020, we had no borrowings under our $250.0 million Revolver. We intend to target a conservative net debt to EBITDA leverage ratio of 4.5x to 5.5x at scale to best position the Company for growth, and we intend to capitalize on our leading origination, underwriting, financing, documentation and property processes to improve our efficiency. As we scale, we anticipate having access to the investment grade debt and equity capital markets to maintain a prudent balance between debt and equity financing.

•
Achieve Sustainable Dividend Growth Well-Covered by Cash Flow.   We seek to make investments that generate strong current income as a result of the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt). We intend to augment that income with internal growth through a target dividend payout ratio that will permit some free cash flow reinvestment. We believe this will enable strong dividend growth without relying exclusively on future common stock issuances to fund new portfolio investments. Additionally, our WALT of 10.1 years and superior underwriting and portfolio monitoring capabilities, which reduce default losses, are intended to make our cash flows highly stable.

•
Smaller Net Lease Acquisitions Allow for Superior Portfolio Growth.   We generally focus on properties with a purchase price between $1 million and $10 million and our average ABR per property is approximately $204,401. We believe this is a segment of the market that is undercapitalized and in which we can achieve superior growth through consistent acquisition volume. Moreover, our platform is scalable, and we expect to leverage our capabilities to improve our efficiency and processes to achieve attractive risk-based growth.

Our Real Estate Portfolio
During the year ended December 31, 2020 and three months ended March 31, 2021, we acquired 124 and 31 single-tenant retail net lease properties with aggregate purchase prices of  $408.6 million and $88.2 million, respectively. Our diversified portfolio consists of 235 single-tenant retail net leased properties spanning 39 states, with tenants representing 60 different brands or concepts across 23 retail sectors. Our portfolio consists of 4.4 million square feet and is 100% occupied.
Property Map
Our portfolio generates ABR of  $48.0 million, has a WALT of 10.1 years and consists of more than 80% of investment grade tenants and tenants with an investment grade profile by ABR. None of our tenants represent more than 7.8% of our portfolio by ABR, and our top 10 largest tenants represent in aggregate 53.4% of our ABR. Nine of our top 10 tenants are publicly traded companies and eight have investment grade credit ratings, in addition to Ollie’s Bargain Outlet and Hobby Lobby, tenants with investment grade profiles.
7-Eleven (Baa2 (Moody’s); AA- (S&P)). 7-Eleven is the world’s largest convenience retailer. Based in Irving, Texas, 7-Eleven operates, franchises and/or licenses more than 70,000 stores in 17 countries, including 11,800 stores in North America.
Lowe’s (Baa1 (Moody’s); BBB+ (S&P); NYSE: LOW). Lowe’s is a FORTUNE 50 home improvement company in the United States, Canada and Mexico that was founded in 1946. Lowe’s operates or services more than 2,220 home improvement and hardware stores and is headquartered in Mooresville, North Carolina.
Advance Auto Parts (Baa2 (Moody’s); BBB- (S&P); NYSE: AAP). Advance Auto Parts is a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers. As of January 2, 2021, Advance operated 4,806 stores and 170 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,277 independently owned Carquest branded stores across these locations in addition to Mexico, Grand Cayman, the Bahamas, Turks and Caicos and British Virgin Islands. Advance Auto Parts was founded in 1932 and is headquartered in Raleigh, North Carolina.
Walmart (Aa2 (Moody’s); AA (S&P); NYSE: WMT). Founded in 1945 and headquartered in Bentonville, Arkansas, Walmart provides the opportunity to shop in retail stores and through e-commerce. Walmart has approximately 11,500 stores under 56 banners, including Sam’s Club, in 27 countries and e-commerce websites.
CVS (Baa2 (Moody’s); BBB (S&P); NYSE: CVS). CVS is the nation’s premier health innovation company helping people on their path to better health. Headquartered in Woonsocket, Rhode Island, CVS operates nearly 10,000 retail locations.
Dollar General (Baa2 (Moody’s); BBB (S&P); NYSE: DG). Dollar General offers products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low prices in convenient neighborhood locations since 1939. As of October 30, 2020, Dollar General operated 16,979 stores in 46 states and is headquartered in Goodlettsville, Tennessee.
Ollie’s Bargain Outlet (unrated; NASDAQ: OLLI). Founded in 1982 and headquartered in Harrisburg, Pennsylvania, Ollie’s Bargain Outlet is a highly differentiated and fast-growing, extreme value retailer of brand name merchandise at drastically reduced prices. Ollie’s Bargain Outlet operates 391 stores.
Hobby Lobby (unrated; not public). With more than 900 stores, Hobby Lobby is the largest privately owned arts-and-crafts retailer in the world, operating in 47 states. Hobby Lobby was founded in 1970 and is headquartered in Oklahoma City, Oklahoma.
Tractor Supply Company (Baa1 (Moody’s); BBB (S&P); NASDAQ: TSCO). Founded in 1938, Tractor Supply is the largest rural lifestyle retailer in the United States, with 1,923 Tractor Supply stores in 49 states and an e-commerce website. Tractor Supply is headquartered in Brentwood, Tennessee.
Walgreens (Baa2 (Moody’s); BBB (S&P); NASDAQ: WBA). Walgreens is a global leader in retail and wholesale pharmacy that was founded in 1901 and is headquartered in Deerfield, Illinois. Walgreens has a presence in more than 25 countries and has more than 21,000 stores.
Our 235 properties were operated by 60 tenants, each representing a distinct brand or concept, with no one tenant representing more than 7.8% of our portfolio by ABR. The following table details information about our tenants (dollars in thousands, except per square foot amounts):

Tenant(1)	Number of Properties	Square Feet	ABR(2)	% of ABR	ABR per Square Foot	Weighted Average Lease Term(2)
7-Eleven, Inc.	15	63,461	$3,729	7.8%	$58.75	14.3
Lowe’s Companies, Inc.	4	501,771	3,578	7.4%	7.13	13.0
Advance Stores Company, Inc. (Advance Auto Parts)	36	260,075	3,562	7.4%	13.70	10.2
Walmart Stores, Inc.	5	771,538	3,288	6.8%	4.26	7.7
CVS Health Corporation	14	157,407	2,663	5.5%	16.92	13.5
Dollar General Corporation	26	244,816	2,536	5.3%	10.36	8.0
Ollie’s Bargain Outlet, Inc.	7	272,495	1,918	4.0%	7.04	8.9
Hobby Lobby	4	226,953	1,584	3.3%	6.98	9.7
Tractor Supply Company	6	135,341	1,459	3.0%	10.78	8.6
Walgreen Co.	4	60,725	1,329	2.8%	21.89	10.7
Koninklijke Ahold Delhaize N.V. (Food Lion / Stop & Shop)	2	66,158	1,268	2.6%	19.17	6.3
Home Depot U.S.A, Inc.	1	116,818	1,202	2.5%	10.29	6.1
Kohl’s Department Stores, Inc.	2	165,870	1,147	2.4%	6.91	4.8
Dollar Tree Stores, Inc. / Family Dollar Stores, Inc.	10	97,063	1,067	2.2%	10.99	8.0
Fresenius Medical Care Holdings, Inc.	4	31,182	1,022	2.1%	32.77	10.8
Big Lots	4	146,262	948	2.0%	6.48	8.3
Burlington Coat Factory Warehouse Corporation	2	73,459	917	1.9%	12.48	8.9
Best Buy Stores, L.P.	2	76,400	854	1.8%	11.18	6.2
Floor & Décor Outlets of America, Inc.	1	84,177	815	1.7%	9.69	8.8
CWGS Group, Inc. (Camping World)	1	66,056	705	1.5%	10.68	12.8
Top 20 Subtotal	150	3,618,026	35,592	74.1%	9.84	10.0
Other	85	820,565	12,442	25.9%	15.16	10.6
Total / Weighted Average(3)	235	4,438,591	$48,034	100%	$10.82	10.1

(1)
Represents tenant or guarantor.

(2)
Weighted by ABR.

Tenant Industry Diversification
The majority of our portfolio is comprised of properties leased to tenants operating in defensive retail industries, with 89.1% of our ABR coming from necessity, service-oriented, and/or discount industries. Necessity-based industries are those that are considered essential by consumers and include sectors such as home improvement, auto parts, drug stores, general retail, and grocers. Service-oriented industries consist of retailers that provide services rather than goods, including, for example, convenience stores, quick service and casual dining restaurants, and tire and auto services. Discount retailers offer a low price point and consist of off-price and dollar stores.

The following chart illustrates the percentage of our ABR attributable to defensive retail industries:
The breakdown of our necessity-based retail, service-oriented, discount-focused, and other, non-defensive retail industries by sector and by percentage of ABR is set forth below (dollars in thousands):
	Number of Leases	ABR(1)		Gross Leasable Area
Tenant Industry and Sector		Dollars	% of Total	Square Feet	% of Total
Necessity-Based Retail
Home Improvement	17	7,066	14.7%	810,614	18.3%
Auto Parts	53	4,647	9.7%	336,470	8.3%
Drug Stores & Pharmacies	18	3,992	8.3%	218,132	4.9%
General Retail	5	3,226	6.7%	787,083	17.7%
Grocery	7	2,834	5.9%	222,826	5.0%
Farm Supplies	6	1,459	3.0%	135,341	3.0%
Healthcare	4	1,022	2.1%	31,182	0.7%
Banking	5	660	1.4%	15,388	0.3%
Wholesale Warehouse Club	1	417	0.9%	110,858	2.5%
Total Necessity-Based Retail	116	25,322	52.7%	2,697,894	60.8%
Discount-Focused Industry
Discount Retail	17	5,302	11.0%	710,917	16.0%
Dollar Stores	36	3,602	7.5%	341,879	7.7%
Total Discount-Focused Industry	53	8,904	18.5%	1,052,796	23.7%
Service-Oriented Industry
Convenience Stores	18	4,346	9.1%	80,780	1.8%
Quick Service Restaurants	15	2,380	5.0%	44,407	1.0%
Automotive Service	10	947	2.0%	43,793	1.0%
Casual Dining	5	903	1.9%	25,886	0.6%
Total Service-Oriented Industry	48	8,576	17.9%	194,865	4.4%
Defensive Retail Industries	217	42,803	89.1%	3,945,555	84.5%

	Number of Leases	ABR(1)		Gross Leasable Area
Tenant Industry and Sector		Dollars	% of Total	Square Feet	% of Total
Other, Non-Defensive Industries
Arts & Crafts	4	1,584	3.3%	226,953	5.1%
Furniture Stores	2	878	1.8%	47,101	1.1%
Consumer Electronics	2	854	1.8%	76,400	1.7%
RV Sales	1	705	1.5%	66,056	1.5%
Apparel	4	506	1.1%	39,126	0.9%
Equipment Rental and Leasing	3	369	0.8%	25,206	0.6%
Gift, Novelty, and Souvenir Shops	1	200	0.4%	8,081	0.2%
Home Furnishings	1	134	0.3%	4,114	0.1%
Total Other, Non-Defensive	18	5,232	10.9%	493,036	11.1%
Total, All Industries	235	48,034	100.0%	4,438,591	100.0%

(1)
Certain figures in this table may not foot due to rounding.

Geographic Diversification
The following table presents ABR by state for our portfolio (dollars in thousands):
	Number of Leases	ABR		Gross Leasable Area
Tenant State		Dollars	% of Total	Square Feet	% of Total
Texas	31	6,937	14.4%	349,397	7.9%
Georgia	15	3,664	7.6%	524,945	11.8%
Ohio	15	2,814	5.9%	300,625	6.8%
Virginia	5	2,655	5.5%	181,736	4.1%
New York	6	2,364	4.9%	337,543	7.6%
Mississippi	12	2,326	4.8%	383,090	8.6%
Florida	15	2,275	4.7%	102,070	2.3%
Indiana	10	2,170	4.5%	183,391	4.1%
Illinois	6	2,127	4.4%	201,959	4.6%
Pennsylvania	14	1,977	4.1%	125,441	2.8%
Alabama	12	1,736	3.6%	100,753	2.3%
Michigan	5	1,501	3.1%	142,192	3.2%
Washington	3	1,432	3.0%	116,222	2.6%
Tennessee	5	1,249	2.6%	91,970	2.1%
Arkansas	7	1,182	2.5%	46,275	1.0%
Minnesota	4	1,146	2.4%	92,535	2.1%
Missouri	5	960	2.0%	114,252	2.6%
New Mexico	3	916	1.9%	39,290	0.9%
California	1	815	1.7%	84,177	1.9%
New Jersey	6	780	1.6%	26,740	0.6%
Arizona	2	672	1.4%	70,269	1.6%
Massachusetts	3	639	1.3%	142,639	3.2%
Iowa	6	623	1.3%	118,838	2.7%
North Carolina	2	611	1.3%	131,643	3.0%
Other(1)	42	4,465	9.3%	430,599	9.7%
Total	235	48,034	100.0%	4,438,591	100.0%

(1)
Includes 15 states generating less than 1.25% of ABR.

Lease Terms and Expirations
Our leases typically have initial lease terms of at least 10 years and contain two or more options for the tenant to extend the lease term, most often for additional five-year periods. All of our tenants are subject to net lease agreements. Under a triple-net lease, the tenant is generally responsible for materially all property operating expenses, including property taxes, insurance, and property maintenance and repairs; however as is common for triple-net leases, the landlord may be responsible for maintenance of the roof and parking lot. Under a double-net lease, the tenant is generally responsible for materially all property expenses, including property taxes and insurance, but excluding property maintenance and repairs. The leases in our portfolio provide for an average 0.76% increase in ABR.
The leases in our portfolio have a WALT of 10.1 years, with no lease expiring prior to June 2023. The following table illustrates contractual lease expirations within the Company’s portfolio assuming no exercise of contractual extension options (dollars in thousands):
	Number of Leases	ABR(1)		Gross Leasable Area
Year		Dollars	% of Total	Square Feet	% of Total
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	5	586	1.2%	86,156	1.9%
2024	1	84	0.2%	27,000	0.6%
2025	7	2,723	5.7%	339,197	7.6%
2026	9	2,544	5.3%	336,797	7.6%
2027	11	3,124	6.5%	257,450	5.8%
2028	25	3,776	7.9%	403,567	9.1%
2029	24	3,582	7.5%	285,306	6.4%
2030	30	7,045	14.7%	797,729	18.0%
2031	39	6,322	13.2%	525,959	11.8%
2032	13	3,329	6.9%	617,989	13.9%
2033	20	2,687	5.6%	210,289	4.7%
2034	10	1,394	2.9%	40,900	0.9%
2035	24	7,904	16.5%	388,478	8.8%
Thereafter	17	2,934	6.1%	121,776	2.7%
Total	235	48,034	100.0%	4,438,591	100.0%

(1)
Certain figures in this table may not foot due to rounding.

Developments
During the fourth quarter of 2020, construction was completed on a build-to-suit project with rent commencing in January 2021. Total cost of the project was $1.6 million.
During the second quarter of 2020, construction was completed on a build-to-suit project with rent commencing in July 2020. Total cost of the project was $0.8 million.
Tenant	Land Acquired	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Circle K	1/14/2020	North Little Rock, AR	Build-to-Suit	20 years	7/1/2020	Complete
Circle K	4/3/2020	North Little Rock, AR	Build-to-Suit	20 years	1/1/2021	Complete

General Investment Criteria
Our current strategy targets a scaled portfolio that, over time, will (i) derive no more than (a) 5% of its ABR from any single tenant or property, (b) 15% of its ABR from any single retail sector, (c) 15% of its ABR from any single state and (d) 50% of its ABR from its top 10 tenants, (ii) be primarily leased to tenants operating in businesses we believe to be e-commerce resistant and resilient through all economic cycles, (iii) have more than 60% of its tenants with an investment grade rating and (iv) have a WALT of greater than 10 years. While we consider the foregoing when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase assets for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.
Our Target Properties
We seek to acquire, own and manage a diversified portfolio of single-tenant, retail commercial real estate subject to long-term net leases with high credit quality tenants across the United States. Our growth and diversification strategy focuses on tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. Our management team focuses primarily on securing long-term leases with investment grade credit rated tenants and creditworthy tenants without an investment grade rating. We generally target properties with a purchase price between $1 million and $10 million, a segment of the market that we believe is undercapitalized and where we can maintain a consistent pipeline of relatively small assets to acquire on attractive terms without the threat of broad competition. We also selectively review larger properties with a purchase price in excess of $10 million, which we typically lease to investment grade tenants like Walmart and Home Depot, when we believe the acquisition will be accretive to the quality of our portfolio. The average purchase price of a property in our portfolio is $3.1 million, and our leases typically have initial lease terms of at least 10 years and contain two or more options for the tenant to extend the lease term, most often for additional five-year periods.
We seek to invest in properties that have strong unit-level economics to reduce the risk of default on a particular property. We also seek to acquire commercially desirable properties by reviewing the underlying key real estate metrics of each property, including location and demographics that will support both tenant financial health, including market rents, and a market for alternative use, re-leasing or redevelopment, when necessary, which we believe maximizes both investment residual value and recovery default value.
Investment Origination Process
Our current investment pipeline has been, and our investments going forward will be, identified by our senior management team, led by Mr. Manheimer. Mr. Manheimer has been active in the single-tenant net lease industry for more than 15 years. Mr. Manheimer’s extensive experience has allowed him to develop a broad network of long-standing relationships with retailers, brokers, intermediaries, private equity firms and others in the net lease industry, which we believe will provide us with an ongoing pipeline of both marketed and off-market investment opportunities. In addition, we plan to leverage our developer relationships to partner on build-to-suit opportunities with triple-net leases and desirable tenants. We believe our developer partnerships on build-to-suit projects, which provide higher yields than acquisitions, will differentiate us from our competitors without development expertise.
Underwriting
The Company assesses its investments and actively manages its existing portfolio using a three-part underwriting and risk management strategy that includes assessing (i) tenant and guarantor credit, (ii) real estate valuation and (iii) unit-level profitability. As it relates to tenant and guarantor credit, we review corporate level financial information and assess business risks, including barriers to entry and technology risks. As part of this analysis, we look for tenants that operate in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenience stores, discount stores, and quick-service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. We then review the tenant’s investment rating or establish a “shadow rating” using our proprietary credit modeling process for unrated tenants. We assess the underlying real estate metrics of each property, including location and demographics that will support both tenant financial health, including market rents, and a market for alternative use, re-leasing or redevelopment, when necessary. We believe implementation of this underwriting and risk management criteria will continue to build a portfolio that provides a strong, stable source of recurring cash flows. Finally, we analyze and/ or estimate unit-level profitability and cost variability, to determine the likelihood of each location sustainably operating as a profit center.
Tax Status
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2021 and subsequent taxable years. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our stockholders, computed without regard to the dividends paid deduction and excluding our net capital gain, plus 90% of our net income after tax from foreclosure property (if any), minus the sum of various items of excess non-cash income.
Regulation
General
Our properties are subject to various laws, ordinances and regulations, including those relating to fire and safety requirements, and affirmative and negative covenants and, in some instances, common area obligations. Our tenants have primary responsibility for compliance with these requirements pursuant to our leases. We believe that each of our properties has the necessary permits and approvals.
Environmental and Related Matters
Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws may impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. In addition, some environmental laws may create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. As the owner or operator of real estate, we also may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the real estate. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.
Environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions, water discharges and exposure to lead-based paint. Such laws may impose fines or penalties for violations, and may require permits or other governmental approvals to be obtained for the operation of a business involving such activities. As a result of the foregoing, we could be materially and adversely affected.
Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials (“ACM”) and impose various requirements, including operation and maintenance plans for the presence of any suspect ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACM. The regulations may affect the value of a building containing ACM in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACM.
When excessive moisture accumulates in buildings or on building materials or moisture is otherwise present, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may be toxic and produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs.
Generally, our leases require the lessee to comply with environmental law and provide that the lessee will indemnify us for any loss or expense we incur as a result of lessee’s violation of environmental law or the presence, use or release of hazardous materials on our property attributable to the lessee. If our lessees do not comply with environmental law, or we are unable to enforce the indemnification obligations of our lessees, our results of operations would be adversely affected.
We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or our tenants to spend funds to remedy environmental noncompliance or investigate and cleanup contamination. If we or our tenants were to become subject to significant environmental liabilities, we could be materially and adversely affected.
Americans with Disabilities Act and Similar Laws
Under Title III of the Americans with Disabilities Act (the “ADA”), and rules promulgated thereunder, in order to protect individuals with disabilities, public accommodations must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site and the owner, lessor or other applicable person.
Compliance with the ADA, as well as other federal, state and local laws, may require modifications to properties we currently own or may purchase, or may restrict renovations of those properties. Failure to comply with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional obligations or restrictions on our properties. Although our tenants are generally responsible for all maintenance and repairs of the property pursuant to our leases, including compliance with the ADA and other similar laws or regulations, we could be held liable as the owner of the property for a failure of one of our tenants to comply with these laws or regulations.
Insurance
Our tenants are generally required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple or double-net leases. These leases generally require our tenants to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind, hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged.
In addition to being a named insured on our tenants’ liability policies, we separately maintain commercial general liability coverage. We also maintain full property coverage on all untenanted properties and other property coverage as may be required by our lenders, which are not required to be carried by our tenants under our leases.
Competition
We face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk. We also believe that competition for real estate financing comes from middle-market business owners themselves, many of whom have had a historic preference to own, rather than lease, the real estate they use in their businesses. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other forms of investment.
As a landlord, we compete in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. Some of our competitors have greater economies of scale, lower costs of capital, access to more resources and greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when our leases expire.
Legal Proceedings
From time to time, we may be party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently subject to any lawsuits, claims or other legal proceedings.
Employees
As of March 31, 2021, we have 19 full-time employees. Our staff is mostly comprised of professional employees engaged in origination, underwriting, closing, financial reporting, portfolio management and capital markets activities essential to our business. In addition, Company leadership has allowed our employees the ability to work remotely until further notice due to COVID-19 and maintains key relationships with third-party professional service firms that could assist and supplement our current workforce if the need arises.

MANAGEMENT
Executive Officers, Key Employees and Directors
Our board of directors currently consists of seven directors. Our board of directors has determined that five of our seven directors are “independent” in accordance with the listing standards established by the NYSE.
Set forth below are the names, ages and positions of our executive officers, key employees and directors as of March 31, 2021. Our directors have been elected to serve a term ending at our annual meeting of stockholders to be held in 2021.
Name	Age	Position with the Company
Mark Manheimer	44	President, Chief Executive Officer and Director
Andrew Blocher	56	Chief Financial Officer, Treasurer and Secretary
Jeff Fuge	38	Senior Vice President, Acquisitions
Randy Haugh	43	Senior Vice President, Finance
Kirk Klatt	44	Senior Vice President, Real Estate
Patricia McBratney	46	Senior Vice President and Chief Accounting Officer
Chad Shafer	45	Senior Vice President, Credit and Underwriting
Todd Minnis	50	Chair of the Board
Michael Christodolou	59	Director
Heidi Everett	43	Director
Matthew Troxell	63	Lead Independent Director
Lori Wittman	62	Director
Robin Zeigler	48	Director
Executive Officers
Mark Manheimer has served as our President, Chief Executive Officer and a director since October 2019. Prior to that, Mr. Manheimer served as Chief Investment Officer of EB Arrow and Fund Manager of EB Arrow’s Single-Tenant Net-Lease Group from February 2018 to October 2019. From April 2012 through September 2016, Mr. Manheimer was Executive Vice President—Head of Asset Management of Spirit (NYSE: SRC), a REIT that invests primarily in single-tenant net-leased real estate. Mr. Manheimer was a member of Spirit’s Investment Committee and Executive Committee. Prior to Spirit, Mr. Manheimer was the Head of Sale-Leaseback Acquisitions at Cole, a real estate investment services company, from October 2009 to April 2012. Mr. Manheimer previously worked at Realty Income Corporation (NYSE: O), a REIT that invests in free-standing, single-tenant commercial properties that are subject to triple-net leases, underwriting net lease real estate transactions, at Patriarch Partners, a private investment firm, investing and managing distressed debt and equity investments, and at First Union Securities, a financial services firm, in their Leveraged Finance department. Mr. Manheimer holds a B.S. in Finance from the University of Florida and an M.B.A. from the University of Notre Dame. Mr. Manheimer’s industry experience, leadership abilities and strategic insight make him a valued member of the board of directors.
Andrew Blocher has served as our Chief Financial Officer, Treasurer and Secretary since January 2020. Mr. Blocher founded APBlocher Executive Consulting in October 2017 and served as a principal for that company until January 2019. Prior to that, Mr. Blocher served as Executive Vice President, Chief Financial Officer and Treasurer at First Potomac Realty Trust (NYSE: FPO), a REIT that invested in industrial properties, business parks and office properties, from September 2012 to October 2017, when it was acquired by Government Properties Income Trust (Nasdaq: GOV). Mr. Blocher previously served in a variety of roles at Federal Realty Investment Trust (NYSE: FRT), most recently Senior Vice President, Chief Financial Officer and Treasurer. Mr. Blocher holds a B.S. in Finance from Indiana University’s Kelley School of Business and an M.B.A. from The George Washington University.

Key Employees
Jeff Fuge has served as our Senior Vice President, Acquisitions since December 2019. Prior to that, Mr. Fuge served as Director of Capital Markets at EB Arrow from September 2018 to December 2019. From July 2015 to August 2018, Mr. Fuge served as Senior Vice President at Compass Point Research & Trading, LLC, an investment bank focused on financial services, real estate and related industries. From September 2010 to July 2015, Mr. Fuge served as Client Relations Director at Aegis Financial. Mr. Fuge holds a B.A. in History and minor in Business Administration from the College of Charleston and an M.B.A. from The George Washington University.
Randy Haugh has served as our Senior Vice President, Finance since February 2020. Mr. Haugh most recently served in the U.S. Real Estate fund management group at The Carlyle Group (Nasdaq: CG), a private equity, alternative asset management and financial services corporation, from January 2018 to February 2020. Prior to that, Mr. Haugh served as Vice President of Finance from July 2015 to October 2017 and Director of Finance from 2013 to July 2015 at First Potomac Realty Trust, a REIT that invested in industrial properties, business parks and office properties. Mr. Haugh holds a B.S. in Economics and a Certificate of Accounting from University of Virginia.
Kirk Klatt has served as our Senior Vice President, Real Estate since December 2019. Prior to that, Mr. Klatt served as Chief Acquisitions Officer, Single-Tenant Net-Lease Group of EB Arrow from July 2010 to December 2019. From 2008 to 2010, Mr. Klatt served as Development Services Manager for Duke Realty Corporation (NYSE: DRE), an industrial logistics property REIT. Prior to his work with Duke, Mr. Klatt managed large-scale public and private site development projects as a licensed professional engineer. Mr. Klatt holds a B.S. in Civil Engineering from Texas Tech University and an M.B.A. from the University of Texas at Dallas. Mr. Klatt is also a licensed real estate salesperson in the State of Texas.
Patricia McBratney has served as our Senior Vice President and Chief Accounting Officer since May 2020. Prior to that, Ms. McBratney served as Chief Accounting Officer of American Bath Group, a manufacturer of bathing products, from July 2017 to May 2020. From May 2015 to June 2017, Ms. McBratney served as Chief Accounting and Administrative Officer of Mill Creek Residential Trust LLC, a real estate developer. From 2013 to March 2015, Ms. McBratney served as Vice President and Controller of CyrusOne, a REIT. Ms. McBratney started her career at Deloitte & Touche LLP. Ms. McBratney holds a B.S. in Accounting from Oklahoma State University. Ms. McBratney is also a Certified Public Accountant.
Chad Shafer has served as our Senior Vice President, Credit and Underwriting since May 2020. Prior to that, Mr. Shafer served in various roles at JPMorgan Chase & Co., a financial services firm (“JPM”), from 1998 to May 2020, including most recently as the Executive Director—Wholesale Credit Risk from November 2019 to May 2020. Mr. Shafer’s prior positions at JPM include Executive Director—Head of Real Estate Banking Portfolio Management (November 2017 to November 2019), Executive Director—Head of Key Relationship Group—Credit Risk (May 2016 to November 2017), Executive Director—Credit Risk—Commercial Term Lending (2014 to May 2016), Vice President—Credit Manager (2010 to 2014), Vice President—Global Non—Profit Healthcare Underwriter (2009 to 2010), Vice President CMBS (2004 to 2008), Associate—REIT Investment Banking Coverage (2003 to 2004), Commercial Real Estate Underwriter (2000 to 2003) and Credit Analyst/Sr. Credit Analyst (1998 to 2000). Mr. Shafer holds a B.S. in Finance from Butler University.
Directors
Todd Minnis has served as a director since October 2019. Mr. Minnis founded EB Arrow, a real estate investment platform specializing in retail property investment in 2009 as its Managing Partner and has served as its Chief Executive Officer since May 2009. Prior to EB Arrow, Mr. Minnis served as the Managing Director of Cypress Equities, the development subsidiary of The Staubach Company, from March 2003 to January 2009 and worked at The Staubach Company from 1992 to 2003. Mr. Minnis holds a B.S. in Economics and a B.A. in Foreign Languages from Southern Methodist University and an M.B.A. from the University of Texas at Austin McCombs School of Business. Mr. Minnis’ leadership, executive and business experience, along with his 25 years of experience in the commercial real estate investment industry make him a valued member of the board of directors.

Michael Christodolou has served as a director since August 2020. Mr. Christodolou is the Manager of Inwood Capital Management LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm. Mr. Christodolou has served as a director of Lindsay Corporation (NYSE: LNN), a manufacturer of agricultural irrigation and transportation infrastructure products, since 1999 and served as Chair of the Board of Lindsay Corporation from 2003 to January 2015. He currently serves as a member of Lindsay Corporation’s Audit Committee and Corporate Governance and Nominating Committee. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc. (NYSE: FPI), a REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou received an M.B.A. and a B.S. in Economics from the Wharton School. Mr. Christodolou’s knowledge of the investment and capital markets and his experience as a director of public companies make him a valued member of the board of directors.
Heidi Everett has served as a director since August 2020. Ms. Everett is the President and Chief Executive Officer of Star Cypress Partners, LLC, a management consulting company that she founded in 2012. Previously, Ms. Everett was Vice President of The Wentworth Group, a private equity firm, and a Board Director for the Stafford Family Foundation. Prior to that, Ms. Everett was Lead Associate at Booz Allen Hamilton, an information technology consulting firm, within the Strategy & Organization Team from 2004 to 2011. Ms. Everett received an M.B.A. in Strategy and Operations from Georgetown University—The McDonough School of Business and a B.S. in Biology from Duke University. Ms. Everett’s broad consulting experience, in particular in strategy and organizational development, change management and workforce development, gives her a unique perspective that makes her a valued member of the board of directors.
Matthew Troxell, CFA®, has served as a director since December 2019. Mr. Troxell joined AEW Capital Management, LP (“AEW”), a real estate investment manager, as the first member of AEW’s Real Estate Securities Group in September 1994. Prior to his retirement in December 2019, he served as a Managing Director and Senior Portfolio Manager of AEW, and was also a member of the firm’s Management Committee and Risk Management Committee. As Head of the Securities Group, he was responsible for all of AEW’s domestic and global REIT portfolios, managing a team with offices in Boston, London and Singapore. Prior to joining AEW, Mr. Troxell was a Vice President and Assistant to the President of Landmark Land Company, a real estate management company, from 1984 to 1992. From 1980 to 1984, he was an equity securities analyst at A.G. Becker Paribas. Mr. Troxell received his B.A. in Economics from Tufts University and is a CFA charterholder. Mr. Troxell’s REIT investment experience and strategic insight make him a valued member of the board of directors.
Lori Wittman has served as a director since December 2019. Ms. Wittman has served as an advisor to Big Rock Partners Acquisition Corp. (“Big Rock”), a blank check company, since February 2020. From September 2017 to February 2020, Ms. Wittman served as Chief Financial Officer and a member of the Board of Directors of Big Rock. From August 2015 to August 2017, Ms. Wittman was the Chief Financial Officer of Care Capital Properties, Inc. (NYSE: CCP), a public healthcare REIT with a diversified portfolio of triple-net leased properties, which merged with Sabra Healthcare REIT, Inc. in 2017. Previously, Ms. Wittman was Senior Vice President of Capital Markets and Investor Relations at Ventas, Inc., a REIT focused on the healthcare sector from 2011 to August 2015. Prior to her time at Ventas, Ms. Wittman served in a number of finance, accounting and capital markets-related roles at various companies, including General Growth Properties, Big Rock Partners, LLC and Heitman Financial. Ms. Wittman has been a director of IMH Financial Corporation (“IMH”), a real estate investment and finance company, since July 2014, and currently serves as Chair of the Compensation Committee and as a member of the Audit Committee of IMH. Ms. Wittman has also served as a director of Global Medical REIT Inc. (NYSE: GMRE), a REIT engaged primarily in the acquisition of healthcare facilities, since May 2018, and currently serves as Chair of the Audit Committee and a member of the Compensation Committee of GMRE. Ms. Wittman also serves as a director of Freehold Properties, a real estate investment company, and currently serves as the Chair of the Audit Committee. Ms. Wittman received an M.B.A., Finance and Accounting from the University of Chicago, an M.C.P., Housing and Real Estate Finance from the University of Pennsylvania and a B.A. from Clark University. Ms. Wittman’s thorough knowledge of finance, accounting, capital markets, taxes, control systems and her experience with REITs make her a valued member of the board of directors.

Robin Zeigler has served as a director since July 2020. Ms. Zeigler has served as Chief Operating Officer, Executive Vice President of Cedar Realty Investment Trust (NYSE: CDR), an equity REIT, since March 2016. From January 2015 to March 2016, Ms. Zeigler served as Executive Vice President—Head of Operations of Penzance, a commercial real estate investment company. Prior to that, Ms. Zeigler served as Chief Operating Officer, Mid Atlantic Region of Federal Realty Investment Trust (NYSE: FRT), an equity REIT, from 2004 to January 2015. Earlier in her career, Ms. Zeigler served in various roles at KeyBank Real Estate Capital, Lendlease Real Estate Investments and Ernst & Young LLP. Ms. Zeigler received an M.B.A. in Real Estate from Georgia State University and a B.S. in Accounting from Florida A&M University. Ms. Zeigler’s real estate investment experience and public company experience make her a valued member of the board of directors.
Corporate Governance Highlights
The following is a summary of our corporate governance highlights:
•
Each member of our board of directors is elected annually and we may not elect to classify our board of directors pursuant to Subtitle 8 of Title 3 of the MGCL without stockholder approval.

•
Five of our seven directors meet the independence requirements of the NYSE.

•
Each committee of our board of directors is comprised entirely of independent directors.

•
We have a separate Chairman of the Board and Chief Executive Officer.

•
We have a Lead Independent Director.

•
43% of our board of directors are women.

•
Our directors are elected by a majority of the votes cast in uncontested elections.

•
We have opted out of the Maryland Control Share Acquisition Act of the MGCL, and we may not opt in to the provisions of the Maryland Control Share Acquisition Act without the approval of our stockholders.

•
We have exempted any business combination between us and any person from the Maryland Business Combination Act of the MGCL, and we may not opt in to the provisions of the Maryland Business Combination Act without the approval of our stockholders.

•
Our bylaws may be amended by the vote of stockholders entitled to cast at least a majority of the votes entitled to be cast upon at a duly organized meeting of stockholders.

Board of Directors
Pursuant to our charter and bylaws, the number of our directors may not be fewer than the minimum number required by Maryland law, which is one, and may not be greater than fifteen, and will generally be determined from time-to-time by resolution of the board of directors. Our board of directors currently consists of seven persons.
Our board of directors has determined that Michael Christodolou, Heidi Everett, Matthew Troxell, Lori Wittman and Robin Zeigler meet the independence standards of the NYSE. Our board of directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board of directors duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate

Governance Committee and the Investment Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our Investment Committee provides oversight with respect to the Company’s investments.
Committees of the Board of Directors
Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which meets the NYSE independence standards and other governance requirements for such a committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board of directors’ oversight of management of the business and affairs of our company. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at www.NETSTREIT.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.
Audit Committee.   The Audit Committee charter defines the Audit Committee’s principal functions, including oversight related to:
•
the integrity of our financial statements and financial reporting process;

•
the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•
our accounting and financial reporting processes;

•
our systems of disclosure controls and procedures and internal control over financial reporting;

•
the performance of our internal audit functions;

•
our compliance with financial, legal and regulatory requirements; and

•
our overall risk exposure and management.

The audit committee is also responsible for appointing, compensating, retaining and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.
Our Audit Committee consists of three members, Lori Wittman, Matthew Troxell and Michael Christodolou, with Lori Wittman serving as chairperson. Our board of directors has affirmatively determined that all directors serving on the Audit Committee meet the definition of  “independent director” based on the standards of the NYSE, and satisfy the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has also determined that (i) each member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit Committee is “financially literate” as the term is defined by NYSE listing standards.
Compensation Committee.   The Compensation Committee charter defines the Compensation Committee’s principal functions, including oversight related to:

•
annually review and approve our corporate goals and objectives with respect to compensation for our Chief Executive Officer and, at least annually, evaluating the Chief Executive Officer’s performance in light of those goals and objectives to set his or her annual compensation, including salary, bonus, fees, benefits, incentive awards and perquisites;

•
review and approve compensation of other executive officers, including salaries, bonuses, fees, benefits, incentive awards and perquisites;

•
review and approve new incentive compensation plans and equity-based plans and amendments to any existing plans;

•
assist the board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•
review and discuss with management our compensation discussion and analysis required by SEC regulations and recommending to the board of directors that such compensation discussion and analysis be included in our annual report; and

•
prepare the compensation committee report to be included in our annual report.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. Our Compensation Committee consists of three members, Matthew Troxell, Heidi Everett and Robin Zeigler, with Matthew Troxell serving as chair. Our board of directors has affirmatively determined that all directors who serve on the Compensation Committee are independent under applicable NYSE rules and that each member of our Compensation Committee meets the definition of a “non-employee trustee” for the purposes of serving on our Compensation Committee under the Exchange Act.
Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including oversight related to:
•
identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders;

•
recommending committee assignments for members to the board of directors;

•
facilitating the board of directors’ annual evaluation of the performance of the board of directors, its committees and individual directors; and

•
developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for our company.

Our Nominating and Corporate Governance Committee currently consists of, Robin Zeigler, Heidi Everett and Lori Wittman, with Robin Zeigler serving as chairperson. Our board of directors has affirmatively determined that all directors who serve on the Nominating and Corporate Governance Committee are independent under NYSE listing standards.
Investment Committee.   The Investment Committee charter defines the Investment Committee’s principal functions, including oversight related to:
•
reviewing and approving transactions resulting in (i) an acquisition involving an investment by the Company in a single property, either directly or indirectly, in an amount equal to or greater than $25 million; (ii) an acquisition involving an investment by the Company in a portfolio of properties, either directly or indirectly, where the investment in property leased to a single tenant or credit is an amount equal or greater than $25 million; (iii) an acquisition of property or assets from a “related person” (as defined in the Company’s Related Party Transactions Policies and Procedures); or (iv) a disposition of property in a transaction or series of related transactions involving an amount equal to or greater than $15 million;

•
reviewing and approving, on an annual basis, a budget for capital expenditures for the succeeding fiscal year; and

•
at least annually, reviewing and evaluating the investment performance of the Company’s portfolio with management.

Our Investment Committee currently consists of three members, Matthew Troxell, Michael Christodolou and Robin Zeigler, with Matthew Troxell serving as chair. Our board of directors has affirmatively determined that all directors who serve on the Investment Committee are independent under NYSE listing standards.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our employees, directors and officers, including with respect to corporate opportunities. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our stockholders. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:
•
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•
compliance with applicable laws, rules and regulations;

•
prompt internal reporting of violations of the code to appropriate persons identified in the code;

•
accountability for adherence to the code of business conduct and ethics;

•
the protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•
confidentiality of information entrusted to directors, officers and employees by the Company and its tenants.

Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.
Limitations on Liabilities and Indemnification of Directors and Officers
To the maximum extent permitted by Maryland law in effect from time to time, our charter obligates us to indemnify any individual who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service:
•
as a present or former director or officer; or

•
while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities. Our charter requires us, without requiring a preliminary determination of such individual’s ultimate entitlement to indemnification, to pay or reimburse any such individual’s reasonable expenses in advance of final disposition of a proceeding.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.
Employment Agreements
We have entered into employment agreements with each of Mark Manheimer, our President and Chief Executive Officer, and Andrew Blocher, our Chief Financial Officer, Treasurer and Secretary. See “Executive Compensation—Employment Agreements.
Director Compensation
2020 Director Compensation
The following table presents information regarding the compensation earned or paid during fiscal year 2020 to our non-employee directors who served on the board of directors during the year. Directors who are employees of us or any of our subsidiaries do not receive any compensation for their services as directors.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Todd Minnis	100,000	—	—	100,000
Matthew Troxell	84,307	—	—	84,307
Lori Wittman	87,778	—	—	87,778
Robin Zeigler	39,389	37,486	—	76,875
Heidi Everett	27,921	28,134	—	56,055
Michael Christodolou	27,921	28,134	—	56,055
David Busker	47,079	—	—	47,079
Murtaza Ali	36,365	74,991	—	111,356

(1)
Mr. Ali and Ms. Zeigler were elected to the board of directors on February 21, 2020 and July 10, 2020, respectively. On August 17, 2020, in connection with the closing of our initial public offering, Messrs. Busker and Ali resigned from the board of directors, effective immediately, and the board of directors elected Ms. Everett and Mr. Christodolou to serve as directors and fill the vacancies on the board created by such resignations.

(2)
The amounts reported in this column include cash retainers and other fees earned for service as directors in 2020, prior to and following the closing of our initial public offering (as described in more detail below under “— Director Compensation Program”). The cash fees reported in this column for Messrs. Busker and Ali were paid to Tilden Park Capital Management LP and Davidson Kempner Hawthorne Partners LLC, respectively, in respect of each applicable director’s service on the board of directors.

(3)
The amounts reported in this column represent for each non-employee director, the grant date fair value of the annual restricted stock unit (“RSU”) awards granted to our non-employee directors in 2020 (as summarized below under the heading, “2020 Restricted Stock Unit Grants”). The grant date fair value of each award was calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the RSU awards, please see Note 10 to our audited consolidated financial statements included herein. The RSUs reported in this column for Mr. Ali were issued to Davidson Kempner Hawthorne Partners LLC in respect of Mr. Ali’s service as a director. As of December 31, 2020, each non-employee director held the following outstanding equity awards (other than Messrs. Busker and Ali, who ceased serving as directors prior to that date and forfeited any unvested awards): (i) Mr. Minnis—3,375 unvested RSUs; (ii) Mr. Troxell—2.531 unvested RSUs; (iii) Ms. Wittman—2,531 unvested RSUs; (iv) Ms. Zeigler—1,898 unvested RSUs; (v) Ms. Everett—1,563 unvested RSUs; and (vi) Mr. Christodolou—1,563 unvested RSUs.

Director Compensation Program
Our board of directors has established a compensation program for our non-employee directors. Effective upon the closing of our private offering and through the closing of our initial public offering, our non-employee directors received the following compensation:
•
Annual Cash Retainer:   $75,000 annually, payable in quarterly installments in arrears (and prorated for partial service).

•
Chair Fees:   Mr. Minnis received an additional $25,000 annual cash retainer in 2020 for his service as Chair of the board of directors. In addition, effective May 12, 2020, Ms. Wittman began receiving an Audit Committee Chair fee ($5,000 per quarter; prorated for the second quarter of 2020) in respect of the services she performed for the Company and the board of directors in advance of the initial public offering.

•
Equity Awards:   Annual award of RSUs with a value at grant of approximately $75,000, vesting ratably over three years (with the Chair of the board of directors receiving an additional award of RSUs with a value at grant of approximately $25,000), subject to continued service as a director through each vesting date. The non-employee directors who were in service on the board of directors on the closing date of our private offering received their annual RSU awards at that time (and received no awards in 2020). Any directors who began serving on the board of directors following the closing of our private offering (either prior to or at the closing of the initial public offering) received prorated RSU grants at the time that they commenced providing services as directors.

Effective upon the closing of our initial public offering, the board of directors established a non-employee director compensation program with the following components:
•
Annual Cash Retainer:   $75,000 annually, payable in quarterly installments in arrears (and prorated for partial service).

•
Chair Fees:   Mr. Minnis continues to receive an additional $25,000 annual cash retainer for his service as Chair of the board of directors. Also, the Chairs of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee receive an additional annual cash retainer of  $20,000, $15,000, $10,000 and $10,000, respectively.

•
Equity Awards:    Annual award of RSUs with a value at grant of approximately $75,000, vesting on the first anniversary of the grant date, generally subject to continued service as a director through the vesting date. Effective with our initial public offering, the Chair of the board of directors receives the same annual RSU award as other non-employee directors (i.e., the Chair no longer receives an additional annual award of RSUs with a value of  $25,000 at grant).

We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board of directors and committee meetings.
2020 Restricted Stock Unit Grants
In 2020, our non-employee directors received awards of RSUs prior to and at the time of completion of our initial public offering, as summarized below:
•
In connection with their commencement of service as directors prior to the completion of our initial public offering, Mr. Ali received 3,797 RSUs on February 21, 2020 (which he forfeited in connection with his resignation, as noted above) and Ms. Zeigler received 1,898 RSUs on July 10, 2020, in each case, vesting in approximately equal installments on each of the first three anniversaries of the grant date and generally subject to continued service as a director through each applicable vesting date.

•
On the date of completion of our initial public offering and commensurate with their commencement of service as directors, Ms. Everett and Mr. Christodolou each received 1,563 RSUs vesting in approximately equal installments on each of the first three anniversaries of August 17, 2020, generally subject to continued service as a director through each applicable vesting date.

Messrs. Busker, Minnis and Troxell and Ms. Wittman did not receive RSU awards in 2020.

EXECUTIVE COMPENSATION
The following provides compensation information for fiscal years 2020 and 2019 pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act with respect to (i) Mark Manheimer, our President and Chief Executive Officer, and (ii) Andrew Blocher, our Chief Financial Officer, Treasurer and Secretary, and our only other executive officer serving in fiscal year 2020 (collectively, our “named executive officers”).
Summary Compensation Table
The following Summary Compensation Table discloses compensation information for fiscal years 2020 and 2019 with respect to our named executive officers. Certain other information is provided in the narrative sections following the Summary Compensation Table.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark Manheimer President and Chief Executive Officer	2020	550,000	687,500	549,990	11,400	1,798,890
	2019	16,042	—	3,000,005	—	3,016,047
Andrew Blocher(4) Chief Financial Officer, Treasurer and Secretary	2020	346,023	437,500	2,049,983	9,917	2,843,423

(1)
The amounts reported in this column represent discretionary bonuses paid with respect to 2020. Fifty percent (50%) of the amounts reported in this column for 2020 were paid in the form of RSUs pursuant to the Alignment of Interest Program described below.

(2)
The amounts reported in this column for 2020 represent the grant date fair value of time-vested RSU awards granted to our named executive officers, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the RSU awards, please see Note 10 to the Company’s consolidated financial statements for the year ended December 31, 2020 included herein.

(3)
The amounts reported in this column for 2020 represent employer matching contributions under the Company’s 401(k) plan made to each named executive officer.

(4)
Mr. Blocher commenced employment as Chief Financial Officer, Treasurer and Secretary on January 6, 2020. Mr. Blocher was not a named executive officer in 2019 and thus, only 2020 compensation information is shown for him in this table.

Narrative to Summary Compensation Table
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The base salaries paid to our named executive are set forth below:
Name	2020 Base Salary Rate ($) (Effective January 1, 2020)	2021 Base Salary Rate ($) (Effective January 1, 2021)
Mark Manheimer	550,000	600,000
Andrew Blocher(1)	350,000	375,000

(1)
Mr. Blocher’s 2020 base salary rate was effective on January 6, 2020, his employment start date.

Discretionary Annual Cash Incentive
Each of our named executive officers was eligible to receive a discretionary cash bonus with respect to 2020 as determined by the Compensation Committee, based on a target opportunity equal to 100% of base salary. Given the success of our initial public offering in 2020, the Compensation Committee determined to pay each of Messrs. Manheimer and Blocher 2020 cash bonuses at 125% of target, i.e., $687,500 for Mr. Manheimer and $437,500 for Mr. Blocher. As noted below under the heading, “Outstanding Equity Awards at 2020 Fiscal Year-End—Alignment of Interest Program,” each of Messrs. Manheimer and Blocher elected to receive RSUs in lieu of 50% of their 2020 annual cash bonuses.
Employee Benefit and Retirement Programs
In 2020, we did not maintain a qualified defined benefit plan or nonqualified deferred compensation plan for our named executive officers or other employees. We maintain a health and welfare plan and a qualified defined contribution 401(k) plan in which all of our eligible employees, including our named executive officers, may participate. The Company will match 100% of up to the first 3% and 50% for the next 2% of a participant’s deferral per year under the 401(k) plan. Eligible employees are 100% vested in their 401(k) plan accounts.
Employment Agreements
We have entered into employment agreements with Messrs. Manheimer and Blocher. There is no specified term under either employment agreement and each executive’s employment thereunder constitutes “at will” employment.
Each employment agreement provides for, among other things: (i) an annual base salary of  $550,000 for Mr. Manheimer and $350,000 for Mr. Blocher, (ii) an annual cash incentive bonus with a target bonus opportunity of 100% of annual base salary, with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance metrics to be established by the Compensation Committee, (iii) eligibility to receive annual long-term incentive compensation awards in form, including vesting restrictions, and amount determined in the sole discretion of the Compensation Committee and the board of directors and (iv) participation in the Company’s employee benefit and welfare plans.
Upon a termination of Mr. Manheimer’s or Mr. Blocher’s employment by the Company without “cause” subject to a general release of claims in favor of the Company, the executive is entitled to: (i) severance equal to two times the executive’s base salary, (ii) a prorated annual incentive bonus for the year of termination based on actual performance, (iii) reimbursement of up to 18 months of COBRA premiums and (iv) full acceleration of time-based equity awards and pro-rated vesting of performance-based equity awards based on actual performance. Mr. Blocher is also entitled to receive the foregoing severance benefits in the event of his resignation from employment in the event that the Company requires him, without his consent, to relocate his primary place of employment more than 50 miles from its location as of his employment start date.
“Cause” generally means the executive’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud or moral turpitude, (ii) commission of any acts or omissions constituting gross negligence or gross misconduct that causes material financial or reputation harm to the company, (iii) commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company, (iv) violation of any of the material terms of the employment agreement or any written Company policy, (v) breach of fiduciary duty owed to the Company, (vi) failure to perform any material aspect of the executive’s lawful duties or responsibilities of employment or failure to comply with any lawful directive of our board of directors or (vii) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his duties or responsibilities.
Each employment agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely, and non-competition as well as client and employee non-solicitation provisions that apply during the term of the employment agreement and for two years (in the case of Mr. Manheimer) or one year (in the case of Mr. Blocher), in each case, following a termination of such executive’s employment for any reason.
If prior to the date that the Company no longer qualifies as an emerging growth company within the meaning of the Securities Act or otherwise becomes required to hold a shareholder advisory vote on executive compensation pursuant to the Exchange Act (“EGC Status End Date”) and Mr. Manheimer or Mr. Blocher become liable for the excise tax imposed by Code Section 4999 (“Excise Tax”) in connection with their employment, then the Company shall pay an amount equal to the sum of the Excise Tax payable by the executive, plus the amount necessary to put the executive in the same after-tax position in which the executive would have been if the executive had not incurred any tax liability under Code Section 4999. From and after the EGC Status End Date, if Mr. Manheimer or Mr. Blocher become liable for the Excise Tax in connection with their employment, then the payments that give rise to the Excise Tax liability will be reduced by the Company to the extent necessary so that no portion of the payments is subject to the Excise Tax, only to the extent that such reduction results in the executive retaining a greater amount of payments on an after-tax basis.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows outstanding equity awards as of December 31, 2020 held by our named executive officers.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Manheimer	30,555(2)	595,517	—	—
	121,519(3)	2,368,405	—	—
Andrew Blocher	30,555(2)	595,517	—	—
	75,949(3)	1,480,246	—	—

(1)
The value of the unvested RSU awards is shown assuming a market value of  $19.49 per share, the closing market price of a share of our common stock on December 31, 2020.

(2)
As noted below under the heading, “IPO Awards,” Messrs. Manheimer and Blocher received awards of RSUs under the Omnibus Plan in connection with our initial public offering. These RSUs vest ratably on each of the first five anniversaries of August 17, 2020, respectively, generally subject to each executive’s continued employment through each vesting date.

(3)
As noted below under the heading, “Private Offering Awards,” Messrs. Manheimer and Blocher received awards of RSUs under the Omnibus Plan in connection with the private offering. These RSUs vest ratably on each of the first five anniversaries of December 23, 2019 and January 6, 2020, respectively, generally subject to each executive’s continued employment through each vesting date.

Omnibus Incentive Plan
Our board of directors adopted, and our stockholders approved, the Omnibus Plan, effective December 23, 2019. The purposes of the Omnibus Plan are to give us a competitive advantage in attracting, retaining and motivating employees (including prospective employees), directors and consultants, align the interests of those individuals with the Company’s stockholders and promote ownership of the Company’s equity. To accomplish these purposes, the Omnibus Plan provides for the grant of stock options (both stock options intended to be “incentive stock options” intended to meet the requirements under Section 422 of the Code and “nonqualified stock options” that do not meet such requirements), stock appreciation rights (“SARs”), restricted shares, RSUs, long-term incentive plan units (“LTIP units”), dividend equivalent rights, other share-based, share-related or cash-based awards (including performance-based awards) (collectively “awards”), with each grant evidenced by an award agreement providing the terms of the award. Incentive stock options may be granted only to our employees; all other awards may be granted to our employees, directors and consultants.

Private Offering Awards
In connection with the private offering, we issued 151,899 RSUs pursuant to the Omnibus Plan to Mr. Manheimer and 75,949 RSUs to Mr. Blocher. These RSU grants vest ratably on each of the first five anniversaries of the grant date, generally subject to each executive’s continued employment through the applicable vesting dates and will receive accelerated vesting if we terminate an executive’s employment without “cause,” as such term is defined in each executive’s employment agreement.
IPO Awards
In connection with our initial public offering, we issued 30,555 RSUs to each of Messrs. Manheimer and Blocher and 105,557 RSUs to other employees pursuant to the Omnibus Plan. These RSU grants will vest ratably on each of the first five anniversaries of the grant date, subject to each grantee’s continued employment through the applicable vesting dates and will receive accelerated vesting if we terminate the grantee’s employment without “cause” or, if applicable, the grantee resigns with “good reason,” as such terms are defined in each executive’s employment agreement.
Alignment of Interest Program
On March 3, 2021, the Compensation Committee adopted an Alignment of Interest Program (the “Program”) pursuant to the Omnibus Plan. The Program allows individuals who are eligible to receive awards under the Omnibus Plan, as selected by the Compensation Committee from time to time, to elect to receive RSUs under the Omnibus Plan in lieu of a specified percentage of cash compensation. The amount of compensation that a participant elects to reduce will be applied to the issuance of an award of RSUs under the Omnibus Plan (the “Alignment RSUs”), and the participant will receive an additional award of RSUs under the Omnibus Plan based upon a multiple of the Alignment RSUs (the “Vesting Multiple”) that corresponds to the length of the vesting period selected by the participant (the “Additional RSUs,” and collectively with the Alignment RSUs, the “Awarded RSUs”). The number of Alignment RSUs will be determined as of the second business day following the release of the Company’s fourth quarter earnings for the most recently completed fiscal year, or, if such date is not a trading day, then the trading day immediately following such date, and the Awarded RSUs will be granted to a participant as soon as administratively feasible following such date.
The Compensation Committee will determine the minimum and maximum percentage of each compensation type that may be reduced and applied to Alignment RSUs, the lengths of the vesting periods and the corresponding Vesting Multiples that may apply under the Program. Currently, participants may elect to receive Alignment RSUs in lieu of 10%, 25% or 50% of short-term incentive compensation that is earned with respect to a fiscal year, with the number of Additional RSUs being determined by application of a Vesting Multiple of 0.25x. Awarded RSUs will vest over three years, in substantially equal annual installments, generally subject to continued provision of services. As set forth in the form of RSU agreement governing the Awarded RSUs, in the event of a termination by the Company without “cause” or a resignation for “good reason” (each as defined in the Omnibus Plan), the Awarded RSUs will immediately vest in full.
Messrs. Manheimer and Blocher, along with certain other selected employees of the Company, are eligible to participate in the Program. Each of Messrs. Manheimer and Blocher elected to receive Alignment RSUs in lieu of 50% of their short-term incentive compensation with respect to the Company’s 2020 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Formation Transactions
In connection with the private offering, we consummated the formation transactions, as described under “Structure and Formation of Our Company.”
Operating Partnership Agreement
In December 2019, we entered into the partnership agreement of NETSTREIT, L.P. See “Description of The Partnership Agreement of Our Operating Partnership.”
Facilities Agreement with EB Arrow
In December 2019, we entered into a facilities agreement with a wholly-owned subsidiary of EB Arrow pursuant to which we license a portion of EB Arrow’s office space for our Dallas, Texas headquarters for approximately $18,000 per month. In addition, we and EB Arrow have agreed to use commercially reasonable efforts to cooperate regarding certain shared services, including human resources, information technology and administrative/executive assistants. The facilities agreement has an initial term of three years, subject to automatic, successive one-year extension periods, unless either party gives the other party written notice of its desire not to automatically renew the agreement at least 60 days prior to the expiration of the initial term or then-applicable renewal term, as applicable.
Employment Agreements
We have entered into employment agreements with each of Mark Manheimer, our Chief Executive Officer, and Andrew Blocher, our Chief Financial Officer. See “Executive Compensation—Employment Agreements.”
Indemnification of Our Directors and Officers
To the maximum extent permitted by Maryland law in effect from time to time, our charter obligates us to indemnify any individual who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service:
•
as a present or former director or officer; or

• while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities. Our charter requires us, without requiring a preliminary determination of such individual’s ultimate entitlement to indemnification, to pay or reimburse any such individual’s reasonable expenses in advance of final disposition of a proceeding.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. See “Management—Limitations on Liabilities and Indemnification of Directors and Officers.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.
The percentage of beneficial ownership of common stock prior to this offering is based on 28,203,545 shares of common stock outstanding as of December 31, 2020. The percentage of beneficial ownership after this offering is based on issuance by us of 8,000,000 shares of our common stock in this offering. The following table sets forth information, as of March 31, 2021, known to us about the beneficial ownership of shares of our common stock by our 5% or greater stockholders and by our executive officers, directors and director nominees both immediately before and immediately after this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March  31, 2021 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The following table does not assume that the outstanding OP units are redeemed for shares of our common stock on a one-for-one basis. The following table also assumes no exercise of the underwriters’ option to purchase additional shares.
Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o NETSTREIT Corp., 5910 N. Central Expressway, Suite 1600, Dallas, TX 75206. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Common Stock and Securities Exchangeable for Common Stock(1)(2)
	Immediately Prior to this Offering		Immediately After this Offering
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(3)	Percent of Class(3)
5% or Greater Stockholders
Affiliates of Tilden Park(4)	2,784,809	9.9%	7.7%
Affiliates of DK(5)	2,708,860	9.6%	7.5%
Affiliates of Long Pond(6)	2,708,809	9.6%	7.5%
Morgan Stanley (7)	1,719,360	6.1%	4.7%
Executive Officers and Directors
Mark Manheimer(8)	35,663	*	*
Andrew Blocher(9)	12,228	*	*
Todd Minnis(10)	1,688	*	*
Michael Christodolou(11)	7,500	*	*
Heidi Everett(12)	—	—	—
Matthew Troxell(13)	16,266	*	*
Lori Wittman(14)	5,016	*	*
Robin Zeigler(15)	—	—	—
All executive officers and directors as a group (8 persons)	78,361	*	*

*
Less than 1%.

(1)
Upon the completion of this offering, there will be a total of 36,203,545 shares of common stock outstanding. This excludes (i) an aggregate of 1,751,882 shares of our common stock that we may issue upon redemption of outstanding OP units (as described further in Note 2 below), (ii) 377,596 shares of our common stock underlying outstanding RSUs that we have granted pursuant to our Omnibus Incentive Plan and (iii) 1,682,780 shares of our common stock reserved for future issuance under our Omnibus Incentive Plan.

(2)
The holders of OP units have the right to redeem their OP units for shares of our common stock on a one-for-one basis (subject to certain adjustments and conditions).

(3)
Percentages are rounded.

(4)
Based solely on a Schedule 13G filed by Tilden Park with the SEC on February 1, 2021. Represents 2,784,809 shares of common stock owned by Tilden Park Investment Master Fund LP, a Cayman Islands exempted limited partnership and an affiliate of Tilden Park. The address for Tilden Park Investment Master Fund LP is c/o Tilden Park Capital Management LP, 452 Fifth Avenue, 28th Floor, New York, New York 10028.

(5)
Based solely on a Schedule 13G filed by DK with the SEC on February 11, 2021. Represents (i) 79,370 shares of common stock owned by M.H. Davidson & Co., a New York limited partnership and affiliate of DK, (ii) 495,450 shares of common stock owned by Davidson Kempner Partners, a New York limited partnership and affiliate of DK, (iii) 1,044,807 shares of common stock owned by Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership and affiliate of DK and (iv) 1,089,233 shares of common stock owned by Davidson Kempner International, Ltd., a British Virgin Islands business company and affiliate of DK (collectively, the “DK Entities”). The address for the DK Entities is 520 Madison Avenue, 30th Floor, New York, New York 10022.
(6)
Based solely on a Schedule 13G filed by Long Pond with the SEC on February 12, 2021. Represents (i) 2,035,443 shares of common stock owned by Long Pond US Master, LP, a Delaware limited partnership and affiliate of Long Pond, and (ii) 673,417 shares of common stock owned by Long Pond Offshore (I) LLC, a Cayman Islands limited liability company and affiliate of Long Pond (collectively, the “Long Pond Entities”). The address for the Long Pond Entities is c/o Long Pond Capital, LP, 527 Madison Avenue, 15th Floor, New York, New York 10022.

(7)
Based solely on a Schedule 13G filed by Morgan Stanley and Morgan Stanley Investment Management Inc. (“Morgan Stanley Investment Management”) with the SEC on February 11, 2021. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management is 522 5th Avenue, 6th Floor, New York, New York 10036.

(8)
Includes 8,884 Class B OP units, which may be redeemed for shares of common stock on a one-for-one basis and are held in Mr. Manheimer’s IRA account. Excludes 229,332 unvested RSUs.

(9)
Includes 2,000 shares of common stock held in accounts for the benefit of Mr. Blocher's children and of which Mr. Blocher acts as custodian. Excludes 129,772 unvested RSUs.

(10)
Excludes 7,668 unvested RSUs.

(11)
Excludes 5,856 unvested RSUs.

(12)
Excludes 5,856 unvested RSUs.

(13)
Excludes 6,824 unvested RSUs.

(14)
Excludes 6,824 unvested RSUs.

(15)
Excludes 6,191 unvested RSUs.

STRUCTURE AND FORMATION OF OUR COMPANY
Our Company
We were formed as a Maryland corporation on October 11, 2019. On December 23, 2019, we issued and sold 8,860,760 shares of our common stock in a private offering at a price of  $19.75 per share, to various institutional investors, accredited investors and offshore investors, in reliance upon exemptions from registration provided by Rule 144A and Regulation S under the Securities Act and pursuant to Regulation D under the Securities Act. On February 6, 2020, we issued and sold an additional 2,936,885 shares of our common stock in the private offering pursuant to the initial purchaser’s option to purchase additional shares. We received approximately $219.0 million of net proceeds (after deducting the initial purchaser’s discount and placement fees) from the private offering and exercise of the option to purchase additional shares. In connection with the private offering, we consummated a series of formation transactions that were designed, among other things, to enable us to qualify as a REIT for U.S. federal income tax purposes. We elected to be taxed as a REIT beginning with our short taxable year ended December 31, 2019.
Our predecessor, EverSTAR Income & Value Fund V, LP, merged with our operating partnership as part of our formation transactions. We are structured as an umbrella partnership REIT, meaning that we own our properties and conduct our business through our operating partnership, directly or through limited partnerships, limited liability companies or other subsidiaries. NETSTREIT GP, LLC, a wholly-owned subsidiary of the Company, is the sole general partner of our operating partnership.
On August 17, 2020, we completed the initial public offering of our common stock. We sold 12,244,732 shares of common stock and the selling stockholders sold 255,268 shares of common stock at a price of  $18.00 per share. Our common stock began trading on the NYSE under the symbol “NTST” on August 13, 2020. On September 16, 2020, we sold an additional 1,436,829 shares of our common stock pursuant to the underwriters’ over-allotment option in connection with the initial public offering. We received net proceeds from the initial public offering and over-allotment option exercise was $227.3 million, net of transaction costs and underwriting discounts of  $18.9 million. We contributed the total net proceeds from the initial public offering to our operating partnership in exchange for 13,681,561 Class A OP units. In addition, we acquired 255,268 Class A OP units from the selling stockholders, who elected to redeem such units in exchange for an equivalent number of shares of our common stock and then sell those shares of common stock in the initial public offering.
Our Operating Partnership
Substantially all of our assets are indirectly held by, and our operations are conducted through, our operating partnership. We hold Class A OP units for each outstanding share of our common stock, subject to certain adjustments. As of December 31, 2020, we owned approximately 94.2% of the limited partnership interests in our operating partnership. Our interest in our operating partnership generally entitles us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the parent of the sole general partner of our operating partnership, we have the exclusive power under the partnership agreement of our operating partnership to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully in “Description of the Partnership Agreement of Our Operating Partnership.”
The Formation Transactions
In connection with the private offering, we consummated the following formation transactions:
•
We formed our operating partnership, NETSTREIT, L.P., as a Delaware limited partnership and the general partner of the operating partnership, NETSTREIT GP, LLC, as a Delaware limited liability company. We contributed the net proceeds of the private offering to the operating partnership in exchange for 11,797,645 Class A OP units.

•
In December 2019, upon the initial closing of the private offering, our predecessor was merged with and into our operating partnership, with the operating partnership surviving, and the continuing investors receiving an aggregate of 3,652,149 Class A OP units, other than Mr. Manheimer, who received 8,884 Class B OP units, and an affiliate of EB Arrow, which received 287,234 Class B OP units.
•
In December 2019, upon the initial closing of the private offering, our operating partnership formed NETSTREIT TRS and we jointly elected with NETSTREIT TRS for NETSTREIT TRS to be treated as a taxable REIT subsidiary under the Code for U.S. federal income tax purposes.

•
Our operating partnership entered into a contribution agreement with EBA EverSTAR to internalize our management infrastructure, whereby EBA EverSTAR contributed 100% of the membership interests in EBA EverSTAR Management, LLC, a Texas limited liability company, to our operating partnership in exchange for 500,752 Class B OP units. In connection with the internalization, EBA EverSTAR Management, LLC was re-domiciled in Delaware and its name was changed to NETSTREIT Management, LLC. A 0.01% interest in the Manager was issued to NETSTREIT TRS.

•
Affiliates of each of Tilden Park, DK and Long Pond collectively purchased 8,202,529 shares of our common stock in the private offering.

•
In December 2019, upon the initial closing of the private offering, we entered into a tax protection agreement with certain limited partners of our predecessor pursuant to which we have agreed to indemnify such limited partners against certain tax liabilities upon the sale, transfer, conveyance or other taxable disposition of any of the nine properties currently leased to CVS. The indemnification obligation is structured as an interest-free loan that is repayable upon the sale of all or substantially all of the operating partnership’s assets or the liquidation of the operating partnership. If any of the applicable properties are sold in a 1031 Exchange, no indemnification obligations will exist. The tax protection agreement is the continuation of an obligation of our predecessor agreed to as part of the acquisition of the nine properties currently leased to CVS.

•
In December 2019, upon the initial closing of the private offering, we entered into a facilities agreement with a wholly owned subsidiary of EB Arrow, pursuant to which we licensed a portion of EB Arrow’s office space for our Dallas, Texas headquarters and agreed to use commercially reasonable efforts to cooperate regarding certain shared services, including human resources, information technology and administrative/executive assistants. See “Certain Relationships and Related Party Transactions—Facilities Agreement with EB Arrow.”

•
In December 2019, upon the initial closing of the private offering, we entered into the $175.0 million Term Loan and the $250.0 million Revolver, the proceeds of which were used to pay off our prior credit agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.
Investment Policies
Investments in Real Estate or Interests in Real Estate
We conduct all of our investment activities through our operating partnership and its subsidiaries. Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. For a discussion of our properties and our acquisition and other strategic objectives, see “Our Business and Properties.”
We expect to pursue our objective primarily through the ownership by our operating partnership of our existing properties and other acquired properties and assets. We seek to acquire single-tenant, retail commercial real estate net leased on a long-term basis (at least ten years) to high credit quality tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including discount stores, grocers, drug stores and pharmacies, home improvement, automotive service and quick service restaurants. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles. Our current strategy targets a scaled portfolio that, over time, will (i) derive no more than (a) 5% of its ABR from any single tenant or property, (b) 15% of its ABR from any single retail sector, (c) 15% of its ABR from any single state and (d) 50% of its ABR from its top 10 tenants, (ii) be primarily leased to tenants operating in businesses we believe to be e-commerce resistant and resilient through all economic cycles, (iii) have more than 60% of its tenants with an investment grade rating and (iv) have a WALT of greater than 10 years. While we consider the foregoing when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase assets for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.
Any transaction or series of transactions that would result in (i) an acquisition involving an investment by the Company in a single property, either directly or indirectly, in an amount equal to or greater than $25 million; (ii) an acquisition involving an investment by the Company in a portfolio of properties, either directly or indirectly, where the investment in property leased to a single tenant or credit is an amount equal or greater than $25 million; (iii) an acquisition of property or assets from a “related person” (as defined in the Company’s Related Party Transactions Policies and Procedures); or (iv) a disposition of property in a transaction or series of related transactions involving an amount equal to or greater than $15 million is subject to the review and approval of our Investment Committee.
We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly reducing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.
Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.
Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.
Investments in Other Securities
Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.
Dispositions
In order to maximize the performance and manage the risks within our portfolio, we intend to selectively dispose of any of our properties that we determine are not suitable for long-term investment purposes based upon management’s review of our portfolio. We also may sell properties from time to time to achieve or maintain our targeted portfolio metrics for diversification and percentage of investment grade tenants. Wherever possible, we will structure dispositions as part of a 1031 Exchange. We will ensure that such action would be in our best interest and consistent with our intention to qualify as REIT.
Financings and Leverage Policy
We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.
Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Our current strategy targets leverage that, over time, will be 25% to 35% of our gross asset value. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.
Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and investment opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.
Equity Capital Policies
To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.
Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of our common stock or OP units, including one or more additional classes of common stock or OP units, in connection with acquisitions of property.
We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.
We have not issued common stock or any other securities in exchange for property or any other purpose, but we may engage in such activities in the future.
We have not engaged in trading, underwriting or agency distribution or sale of securities of other than our operating partnership and do not intend to do so.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our employees, directors and officers, including with respect to corporate opportunities. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our stockholders. See “Management—Code of Business Conduct and Ethics.”
Interested Director Transactions
Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely because of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:
•
the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•
the contract or transaction is fair and reasonable to us.

We have adopted a written statement of policy regarding transactions with related persons, which we refer to as our “Related Party Transactions Policies and Procedures.” Our Related Party Transactions Policies and Procedures requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We then promptly communicate that information to our board of directors. No related person transaction is executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction recuse themselves from any vote on a related person transaction in which they have an interest.
Reporting Policies
We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of the material terms of our stock and is only a summary. For a complete description, we refer you to our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Maryland law.
General
Our charter provides that we may issue 400,000,000 shares of common stock, $0.01 par value per share (our “common stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. Upon the completion of this offering, we expect that 36,203,545 shares (37,403,545 shares if the underwriters’ option to purchase additional shares is exercised in full) of our common stock will be issued and outstanding.
Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of stockholders’ status as stockholders.
Dividends, Distributions, Liquidation and Other Rights
Common stockholders are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock that we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.
Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.
Voting Rights of Common Stock
Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock that we may issue, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. In uncontested elections, directors are elected by the affirmative vote of a majority of all the votes cast “for” and “against” each director nominee. In contested elections (i.e., where the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Under Maryland law and our charter, we generally cannot dissolve, amend our charter, merge, transfer all or substantially all of our assets, convert into another form of entity, engage in a statutory share exchange or engage in a similar transaction unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions.
Maryland law also permits us to transfer all or substantially all of our assets without the approval of our stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by us.

Because our operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Power to Reclassify Our Unissued Shares of Capital Stock
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, including additional classes or series of common stock or classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.
Power to Increase or Decrease Authorized Capital Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
A majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares. As a result, our board of directors could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be taxed as a REIT has been made).
Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all of our outstanding stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or of any class or series of our preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or our preferred stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of any class or series of preferred stock and thereby violate the applicable ownership limit.
Our charter provides that our board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of our charter may retroactively or prospectively exempt a person from any or all of the ownership limits and establish a different limit on ownership for such person. As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in order to determine or ensure our status as a REIT and such representations and/or agreements as it may deem necessary or prudent. Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception. In connection with the private offering, our board of directors granted waivers to each of Tilden Park, DK and Long Pond to each own up to 30.6% of our outstanding shares of common stock.
Our board of directors may increase or decrease any or all of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock (other than by a previously exempted person) will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.
Our charter further prohibits:
•
any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•
any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or other event that would cause a change in the beneficial or constructive ownership of our stock would (i) result in any person violating any of the ownership limits described above or such other ownership limit established by our board of directors, (ii) result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (iii) otherwise cause us to fail to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by the board of directors, and the intended transferee will acquire no rights in the shares. Notwithstanding the foregoing, if any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of  (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, if the event causing the transfer to the trust did not involve a purchase of such shares at Market Price (as defined in our charter), the Market Price of the shares on the day of the event causing the transfer of the trust) and (ii) the Market Price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the trustee by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
If we do not exercise our right to purchase the shares held in the trust, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock within 20 days of receiving notice from us of the transfer of shares to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of  (i) the price paid by the prohibited owner for the shares (or, if the event causing the transfer to the trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the transfer of the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.
The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:

•
rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•
recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us in writing with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and the other restrictions on ownership and transfer of our stock set forth in our charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must promptly disclose to us in writing such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above or a statement that we will furnish a full statement about the restrictions on ownership and transfer to a stockholder or request and without charge.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.
Exchange Listing
Our common stock is listed on the NYSE under the symbol “NTST.” As of March 1, 2021, our common stock was held by approximately 42 stockholders of record.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following is a description of certain provisions of Maryland law and of our charter and bylaws and is only a summary. For a complete description, we refer you to our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Maryland law.
Our Board of Directors
Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, but only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions which provide for:
•
a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•
a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship and until his or her successor is duly elected and qualifies. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the classified board provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) vest in our board of directors the exclusive power to fix the number of directors, (ii) require, unless called by our Chair, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (iii) provide that a director may be removed, with or without cause, but only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors.
Meetings of Stockholders
Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the Chair of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.
Amendments to Our Charter and Bylaws
Under the MGCL and our charter, we generally cannot amend our charter unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter except for certain amendments related to the removal of directors and the vote required to amend the provisions relating to removal, which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Our board of directors may also amend our charter to change our name or make certain other ministerial changes without stockholder approval.
Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. However, our board of directors may not amend the provisions of our bylaws relating to our exemption from the “business combination” provisions of the MGCL, the “control share” provisions of the MGCL or the adoption of a stockholder rights plan without the approval of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. Our bylaws also provide stockholders with the concurrent right to amend our bylaws by the affirmative vote of a majority of all votes entitled to be cast on a matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the meeting may be made only:
•
pursuant to our notice of the meeting;

•
by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice of the meeting and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

With respect to special meetings of stockholders, our bylaws provide that only the business specified in our notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:
•
by or at the direction of our board of directors;

•
by a stockholder who has requested a special meeting for the purpose of electing directors in compliance with our bylaws and has supplied the information required by our bylaws for each individual the stockholder proposes to nominate for election; or

•
provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.
The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company.
Further, a majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed above under the caption “Common Stock.” As a result, our board of directors could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
Our charter and bylaws also provide that the number of our directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.
No Stockholder Rights Plan
We do not currently have a stockholder rights plan, and our bylaws provide that we may not adopt a stockholder rights plan in the future without (i) the approval of our stockholders by a majority of the votes cast on the matter or (ii) ratification from our stockholders by a majority of the votes cast on the matter within

12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf  (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or I any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Limitation of Liability and Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•
any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness, in the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We have entered into indemnification agreements with each of our directors and executive officers.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP
The following is a summary of the material provisions of the limited partnership agreement of NETSTREIT, L.P., which we refer to as the “partnership agreement.” The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the partnership agreement. For a complete description, we refer you to the partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. For the purposes of this section, references to the “general partner” refer to NETSTREIT GP, LLC.
General
Substantially all of our assets are indirectly held by, and our operations are conducted through, our operating partnership. Our operating partnership has two classes of OP units, Class A OP units and Class B OP units. The Class A OP units and Class B OP units have identical rights and preferences. We hold Class A OP units for each outstanding share of our common stock, subject to certain adjustments. NETSTREIT GP, LLC, a wholly-owned subsidiary, is the sole general partner of our operating partnership. Upon completion of this offering, we will own approximately 95% of the limited partnership interests in our operating partnership.
Each limited partner of our operating partnership has the right to require our operating partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”
In the future some of our property acquisitions could be financed by issuing units of our operating partnership in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership if and to the extent authorized by us. These operating partnership units generally would be exchangeable for cash or, at our election, shares of our common stock at a one-to-one ratio, subject to adjustment in certain circumstances, from time to time when the operating partnership units are issued. The OP units are not listed on any exchange or quoted on any national market system.
Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:
•
redemption rights of limited partners and certain assignees units or other operating partnership interests;

•
transfer restrictions on units or other partnership interests and admission restrictions;

•
a requirement that NETSTREIT GP, LLC may not be removed as the general partner of our operating partnership without its consent;

•
the ability of the general partner in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•
the right of any limited partners to consent to transfers of units or other operating partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management
Our operating partnership is formed for the purpose of conducting any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. Our operating partnership may enter into any partnership, joint venture or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. However, our operating partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:
•
could adversely affect our ability to qualify or to continue to qualify as a REIT;

•
could subject us to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code; or

•
could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership.

In general, our board of directors will manage the business and affairs of our operating partnership through our control of the general partner, which directs the operating partnership’s business and affairs. If there is a conflict between the interests of our stockholders on one hand and any limited partners on the other hand, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or any limited partners; provided, however, that at such times as we own a controlling economic interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or any limited partners shall be resolved in favor of our stockholders. The partnership agreement also provides that the general partner will not be liable to our operating partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement provides that our operating partnership is required to indemnify the general partner and its trustees, directors, officers, shareholders, partners, members, employees, representatives or agents, or affiliates of the general partner against any and all claims that relate to the operations of our operating partnership, except (i) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) for any loss resulting from any transaction for which the indemnified party actually received an improper personal benefit in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (iii) in the case of a criminal proceeding, if the indemnified person had reason to believe that the act or omission was unlawful.
Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are exclusively vested in NETSTREIT GP, LLC, in its capacity as the sole general partner of our operating partnership. No limited partner, in its capacity as a limited partner, will have any right to participate in the operation, management or control of our operating partnership’s business, transact any business in our operating partnership’s name or have the power to sign documents for or otherwise bind our operating partnership. NETSTREIT GP, LLC may not be removed as the general partner of our operating partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, NETSTREIT GP, LLC, in its capacity as the general partner of our operating partnership, has the full power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our operating partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our operating partnership without the approval or consent of any limited partner. The general partner may authorize our operating partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. Subject to the exceptions described below, the general partner may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.
Transferability of Operating Partnership Units; Extraordinary Transactions
NETSTREIT GP, LLC, the general partner of our operating partnership, is generally unable to withdraw voluntarily from our operating partnership or transfer any of its interest in our operating partnership unless the withdrawal or transfer is: (i) to our affiliate; (ii) to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests of the general partner; or (iii) otherwise expressly permitted under the partnership agreement. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without the general partner’s prior written consent, which consent may be withheld in the general partner’s sole and absolute discretion.
The partnership agreement requires the general partner or us, as the parent of the general partner, to obtain the approval of a majority in interest of the outside limited partners in our operating partnership (which excludes us and our subsidiaries) to transfer any of its interest in our operating partnership in connection with a merger, consolidation or other combination of the operating partnership’s assets with another entity not in the ordinary course of our operating partnership’s business, a sale of all or substantially all of the operating partnership’s assets or a reclassification, recapitalization or change of any outstanding shares of our or the general partner’s stock or other outstanding equity interests, unless:
•
in connection with such a transaction, all limited partners (other than us), will receive, or will have the right to elect to receive, for each common unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of shares of our common stock, provided, that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of common units (other than those held by us) shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right and received shares of our common stock in exchange for its partnership units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer;

•
all of the following conditions are met: (i) substantially all of the assets of the surviving entity are owned, directly or indirectly, by our operating partnership or another limited partnership or limited liability company, which is the survivor of a merger, consolidation or combination of assets with the operating partnership, which we refer to as the surviving partnership; (ii) the limited partners that held common units immediately prior to consummation of the transaction, other than us, own a percentage interest of the surviving partnership based on the relative fair market values of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and (iv) the rights of such limited partners include at least one of the following: (A) the right to redeem their interests in the surviving partnership for consideration paid in the transaction to a holder of shares of our common stock or (B) the right to redeem their interests in the surviving partnership for cash on terms substantially equivalent to those in effect immediately prior to consummation of such transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares of our common stock as of the time of the transaction; or

•
we are the surviving entity in the transaction, the shares of our common stock remain outstanding and our stockholders do not receive cash, securities or other property in the transaction.

Additional Limited Partners
We may cause our operating partnership to issue additional units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including:
•
upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our operating partnership;

•
for less than fair market value; or

•
in connection with any merger of any other entity into our operating partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our operating partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.
Our operating partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:
•
the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•
the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•
the rights of each such class or series of partnership interest upon dissolution and liquidation of our operating partnership;

•
the voting rights, if any, of each such class or series of partnership interest; and

•
the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest
We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership and its general partner, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the taxation of the Company and the material U.S. federal income tax consequences to holders of shares of our common stock. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:
•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•
banks;

•
insurance companies;

•
entities treated as partnerships for U.S. federal income tax purposes;

•
persons liable for the alternative minimum tax;

•
tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt U.S. Holders of Our Common Stock” below);

•
non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Holders of Our Common Stock” below);

•
U.S. expatriates;

•
subchapter S corporations;

•
regulated investment companies and REITs;

•
trust and estates;

•
holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

•
persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•
persons holding our stock through a partnership or similar pass-through entity;

•
persons that purchase or sell shares of common stock as part of a wash sale for U.S. federal income tax purposes;

•
persons subject to special tax accounting rules as a result of their use of applicable financial statements within the meaning of Section 451(b)(3) of the Code; and

•
U.S. stockholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.
If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.
We urge you to consult with your tax advisors regarding the tax consequences to you of acquiring, owning and selling our common stock, including the U.S. federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock in your particular circumstances and potential changes in applicable laws.
Taxation of the Company
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2021 and subsequent taxable years.
In connection with this offering, Winston & Strawn LLP will render an opinion that we qualified to be taxed as a REIT under the U.S. federal income tax laws commencing with our short taxable year ended December 31, 2019, and our organization and current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2021 and subsequent taxable years. Investors should be aware that Winston & Strawn LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks only as of the date issued. In addition, Winston & Strawn LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. In addition, certain of the asset tests depend upon the fair market values of assets that we own directly or indirectly, and such values may not be susceptible to a precise determination. Winston & Strawn LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Winston & Strawn LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The principal qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay that are treated as dividends for U.S. federal income tax purposes and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from owning stock in a regular corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Currently, most domestic stockholders of regular corporations that are individuals, trusts or estates are taxed on corporate distributions at a maximum tax rate of 20% (the same tax rate that applies to long-term capital gains). Dividends payable by REITs, however, generally are not eligible for such reduced rates. However, for taxable years beginning before January 1, 2026, a 20% deduction (subject to certain limitations) is available to individual taxpayers with respect to ordinary dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% Medicare tax, if applicable) for individual U.S. stockholders. See

“— Taxation of Stockholders.” For certain individuals, trusts and estates, an additional 3.8% Medicare tax also applies to net investment income (such as dividends and capital gains).
Our tax attributes, such as net operating losses (if any), generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”
If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•
We will be taxed at the regular corporate rate on any undistributed taxable income, including undistributed net capital gains.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the corporate tax rate.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Income Tests,” but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the corporate tax rate if that amount exceeds $50,000 per failure.

•
If we fail to distribute during each calendar year at least the sum of  (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of  (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•
A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the corporate tax rate if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•
the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
The earnings of any of our subsidiaries that are subchapter C corporations, including NETSTREIT TRS and any other subsidiary we may elect to treat as a TRS, are subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Code defines a REIT as a corporation, trust or association:
(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)
that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)
the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)
that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)
that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4), (7) and (8) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) applied to us beginning with our 2020 tax year.
In addition, our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to satisfy these requirements; however, they may not ensure that we will, in all cases, be able to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your U.S. federal income tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, even if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests
An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that, for purposes of the 10% asset test (see “—Asset Tests” below), our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any partnerships in which we own interests will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded Subsidiaries
If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated for U.S. federal income tax purposes as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), with respect to which 100% of the stock of such corporation is held by the REIT. Other domestic entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable REIT Subsidiaries
We may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation jointly elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. We currently have one TRS, NETSTREIT TRS.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally will be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated for U.S. federal income tax purposes as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs (as well as on taxable corporations generally) are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, overall limitations on the deductibility of net interest expense by businesses could apply to our TRS. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and from certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property or interests in real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, income derived from REMICs in proportion to the real estate mortgages held by the REMIC, and gains from the sale of real estate assets, as well as specified income from temporary investments.
Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are

“usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such noncustomary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.
We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if  (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of  “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, temporary investments in stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, equity interests in other entities that qualify as REITs, debt instruments of  “publicly offered REITs” (i.e., REITs that are required to file periodic and annual reports with the SEC under the Exchange Act), mortgage loans secured by real property or interests in real property, and residual and regular interests in REMICs if at least 95% of the

REMIC’s assets constitute qualifying mortgage loans. Assets that do not qualify for purposes of the 75% test and debt instruments of publicly offered REITs are subject to certain additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities that meet specified statutory requirements. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets. Finally, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by real property or interests in real property.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Moreover, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, we could lose our status as a REIT. In addition, in the case of such a successful challenge, we could lose our REIT status if such recharacterization results in us otherwise failing one of the asset tests described above.
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if  (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the U.S. federal corporate income tax rate, and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if  (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements
In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain distributions, to our stockholders in an amount at least equal to:
(1)
the sum of

(a)
90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction; and

(b)
90% of our net income, if any, (after tax) from foreclosure property, minus

(2)
the excess of the sum of specified items of non-cash income (including original issue discount on any loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) the distributions are declared before we timely file our U.S. federal income tax return for the year and paid with or before the first regular distribution payment after such declaration; or (ii) the distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to U.S. federal income tax at the U.S. federal corporate income tax rate on the retained portion of such income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted tax basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders” below.
If we should fail to distribute during each calendar year at least the sum of  (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of  (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid U.S. federal corporate income tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, under the TCJA, we generally will be required to take certain amounts in income no later than the time such amounts are reflected in our financial statements. This rule may require the accrual of income with respect to certain assets earlier than would be the case under the general U.S. federal income tax rules. Also, we may not deduct recognized capital losses from our “REIT taxable income.” As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay dividends in the form of taxable stock dividends.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later taxable year, which may be included in our deduction for distributions paid for the earlier taxable year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of  $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at the regular U.S. federal corporate income tax rate. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock.
Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at the regular U.S. federal corporate income rate, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Code.
Tax Aspects of Investments in Partnerships
General
We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts that would either be disregarded as entities for U.S. federal income tax purposes or treated as partnerships for U.S. federal income tax purposes.
We expect that our operating partnership will be treated as a partnership for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership provided the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.
We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, we reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation for U.S. federal income tax purposes, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.
Anti-abuse Treasury regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to the operating partnership (or any partnership invested in by the operating partnership). Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and Their Partners
Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership’s partnership agreement comply with the requirements of Code Section 704(b) and the Treasury regulations promulgated thereunder.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution.

The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted tax basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.
For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s tax basis and depreciation method. Because depreciation deductions are based on the transferor’s tax basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners, including us.
Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Partnership Audit Rules
Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are generally assessed and collected at the partnership level regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The partnership audit rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The partnership audit rules could result in the operating partnership (or any other partnership invested in by the operating partnership) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.
Taxation of Stockholders
Taxation of Taxable U.S. Holders of Our Common Stock
The following summary describes certain U.S. federal income tax considerations for taxable U.S. Holders (as hereinafter defined) relating to ownership of shares of our common stock. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “—Taxation of Tax-Exempt U.S. Holders of Our Common Stock,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “—Taxation of Non-U.S. Holders of Our Common Stock,” below.
As used herein, the term “U.S. Holder” means a beneficial owner of our common stock who, for U.S. federal income tax purposes:
•
is an individual who is a citizen or resident of the United States;

•
is a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
any trust if  (i) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult with your tax advisors about the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.
Distributions Generally
As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.
Because, as discussed above, we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally are not eligible for the preferential rate on “qualified dividend income” currently available to most non-corporate taxpayers. However, individuals, trusts and estates generally may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years before January 1, 2026, the maximum tax rate for U.S. stockholders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years before January 1, 2026 would be 29.6%. To qualify for this deduction, the U.S. Holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property.
We may designate a portion of our dividends as eligible for the preferential rate on qualified dividend income, provided that the amount so designated may not exceed that portion of our distributions attributable to:
•
dividends received by us from non-REIT corporations, such as a TRS; and

•
income upon which we have paid U.S. federal corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted tax basis that each U.S. Holder has in its shares of our common stock for U.S. federal tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of our common stock will be taxable as capital gains (provided that the shares of our common stock have been held as a capital asset) and will be taxable as long-term capital gain if the shares of our common stock have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
Capital Gain Distributions
Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
Passive Activity Losses and Investment Interest Limitations
Distributions we make and gain arising from the sale or exchange by a U.S. Holder of shares of our common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares of our common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of our common stock, however, will not be treated as investment income under certain circumstances.
Retention of Net Long-Term Capital Gains
We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”), we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Holder generally would:
•
include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•
be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

•
receive a credit or refund for the amount of tax deemed paid by it;

•
increase the adjusted tax basis of its shares of our common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

Dispositions of Shares of Our Common Stock
Generally, if you are a U.S. Holder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our common stock for tax purposes. This gain or loss will be capital if you have held the shares of our common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the shares of our common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of shares of our common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
We report to our U.S. Holders of shares of our common stock and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.
Medicare Tax
Certain U.S. Holders of shares of our common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.
Taxation of Tax-Exempt U.S. Holders of Our Common Stock
Our distributions to a U.S. Holder that is a domestic tax-exempt entity generally should not constitute unrelated business taxable income (“UBTI”), unless the U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire or to carry its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.
Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of shares of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a pension-held REIT. We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of shares of our common stock, collectively owns more than 50% of our outstanding shares of our common stock and (ii) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding shares of our common stock is owned by five or fewer individuals. We do not expect to be classified as a pension-held REIT.
Tax-exempt stockholders are encouraged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in shares of our common stock.
Taxation of Non-U.S. Holders of Our Common Stock
The following summary describes certain U.S. federal income tax considerations for Non-U.S. Holders (as hereinafter defined) relating to ownership of shares of our common stock. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation or estate that is not a U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders of shares of our common stock are complex. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of shares of our common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.
Distributions Generally
Distributions that are neither attributable to gain from our sale or exchange of  “U.S. real property interests” (as hereinafter defined) nor designated by us as capital gain dividends will be treated as dividends to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
Dividends that are treated as effectively connected with the conduct of a U.S. trade or business of a Non-U.S. Holder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
We expect to withhold U.S. income tax at the rate of 30% on any distributions made to Non-U.S. Holders unless:
•
a lower treaty rate applies and you provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E or other appropriate form, as applicable, evidencing eligibility for an exemption from withholding or a reduced treaty rate;

•
you provide to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with your U.S. trade or business; or

•
the distribution is treated as attributable to a sale or exchange of a “U.S. real property interest” (as discussed below).

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such shares of common stock. To the extent that such distributions exceed your adjusted tax basis in shares of our common stock, they will give rise to gain from the sale or exchange of such shares of common stock. The tax treatment of this gain is described below. If it cannot be determined at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat such distribution as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of such distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests
Except as described below, distributions to a Non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (i) the investment in shares of our common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.
Distributions that are attributable to gain from sales or exchanges of  “U.S. real property interests” by us are taxable to a Non-U.S. Holder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes interests in U.S. real property. Under FIRPTA, a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation. In addition, we will be required to withhold tax equal to 21% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if you did not own more than 10% of such class of equity securities at any time during the one-year period ending on the date of the distribution (the “10% Exception”). We expect that our shares of common stock will be considered regularly traded on an established securities market in the United States.
Capital gains distributions by a REIT to “qualified shareholders” meeting certain statutory requirements, including that the stockholders be eligible for treaty benefits and publicly traded, or constitute a foreign partnership or other type of foreign collective investment vehicle, are not subject to FIRPTA. Instead, all such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.
“Qualified foreign pension funds” are not subject to the taxes imposed by FIRPTA. Accordingly, capital gains distributions by a REIT to a qualified foreign pension fund are not subject to the rules set forth above. To qualify, a pension fund must be created or organized under the law of a country other than the U.S., and have been established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by those employees) of one or more employers in consideration for services rendered, and meet other requirements. Stockholders that are non-U.S. pension funds are urged to contact their tax advisors to determine whether they qualify for the exemption to FIRPTA.
Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares of common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.
Sale of Shares of Common Stock
Gain recognized by a Non-U.S. Holder upon the sale or exchange of shares of our common stock generally will not be subject to U.S. federal income tax unless such shares of common stock constitute a U.S. real property interest under FIRPTA. Shares of our common stock will constitute a U.S. real property interest if at least 50% of our assets are U.S. real property interests. However, even if shares of our common stock constitute U.S. real property interests, if we are a domestically controlled qualified investment entity, FIRPTA will not apply to a sale or exchange of shares of our common stock. A REIT is a qualified investment entity and will be considered domestically controlled if, at all times during a specified testing period, less than 50% in value of its shares of common stock are held directly or indirectly by Non-U.S. Holders. We cannot assure you that we will be a domestically controlled REIT.
Even if we do not qualify as a domestically controlled REIT at the time you sell or exchange shares of our common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (i) our common stock is regularly traded, as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and (ii) you owned, actually and constructively, 10% or less in value of such class of shares of our common stock throughout the shorter of the period during which you held such shares of common stock or the five-year period ending on the date of the sale or exchange. We expect that our shares of common stock will be considered regularly traded on an established securities market.
If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the shares of our common stock would be required to withhold and remit to the IRS 15% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to FIRPTA will be taxable to you if either (i) the investment in shares of our common stock is effectively connected with your U.S. trade or business or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.
Backup Withholding Tax and Information Reporting
We will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.
The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells shares of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells shares of our common stock through a non-U.S. office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate version of IRS Form W-8) certifying that such holder is not a U.S. person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.
Other Tax Considerations
Additional FATCA Withholding
The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” imposes a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Taxpayers may rely on the provisions in the proposed regulations addressing gross proceeds withholding until final regulations are issued. The rules under FATCA are complex. Holders that hold our common stock through a non-U.S.

intermediary or that are Non-U.S. Holders should consult their tax advisors regarding the implications of FATCA on an investment in our common stock.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. We cannot predict the long-term effect of any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.
State and Local Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our common stock.

ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with an investment in our shares of common stock by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”), as well as governmental, certain church, and non-U.S. plans or arrangements that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code (such arrangements, “Non-ERISA Arrangements” and such provisions, “Similar Laws”). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a “party in interest,” within the meaning of ERISA, or “disqualified person,” within the meaning of Section 4975 of the Code, with respect to a Plan by virtue of such investment.
THIS SUMMARY IS BASED ON PROVISIONS OF ERISA AND THE CODE, EACH AS AMENDED THROUGH THE DATE OF THIS OFFERING, AND THE RELEVANT REGULATIONS, OPINIONS AND OTHER AUTHORITY ISSUED BY THE UNITED STATES DEPARTMENT OF LABOR (THE “DOL”) AND THE IRS. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING IN US AND TO MAKE THEIR OWN INDEPENDENT DECISION.
General Fiduciary Matters
ERISA and Section 4975 of the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and Section 4975 of the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.
In considering an investment in shares of our common stock with a portion of the assets of any Plan or Non-ERISA Arrangement, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan or Non-ERISA Arrangement and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan or Non-ERISA Arrangement including, without limitation, the following:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws will be satisfied;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan or Non-ERISA Arrangement;

•
whether in the future there may be no market in which to sell or otherwise dispose of our shares of common stock;

•
whether the acquisition or holding of our shares of common stock will constitute or result in a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violation of Similar Laws; and

•
whether the Plan or Non-ERISA Arrangement will be considered to hold, as plan assets, (i) only shares of our common stock or (ii) an undivided interest in our underlying assets.

This offering is not directed to any particular purchaser, nor does it address the needs of any particular purchaser. We will not provide, and none of the Company, any of our respective affiliates nor the underwriters will provide any advice or recommendation with respect to the management of any purchase of our shares or the advisability of acquiring, holding, disposing or exchanging of our shares of common stock.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and a prohibited transaction may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
Whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of shares of our common stock by a Plan with respect to which we, any underwriter, any selected broker/dealer or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Plan Asset Considerations
In order to determine whether the purchase of shares of our common stock by a Plan creates or gives rise to the potential for prohibited transactions referred to above, an individual making an investment decision on behalf of a Plan must consider whether an investment in our shares will cause our assets to be treated as “plan assets” of the investing Plan. DOL regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (the “DOL Plan Asset Regulations”) provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Plan when a Plan invests in that entity.
Under the DOL Plan Asset Regulations, the assets of an entity in which a Plan makes an equity investment will generally be deemed to be assets of the Plan, unless one of the exceptions to this general rule applies. Generally, the exceptions require that the investment in the entity be one of the following:
•
In securities issued by an investment company registered under the Investment Company Act;

•
In “publicly offered securities;”

•
In an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•
In an investment in which equity participation by “benefit plan investors,” as defined by the DOL Plan Asset Regulations, is “not significant” (the “insignificant participation test”).

We expect to satisfy one or more of the exceptions as described in more detail below.

Exception for “Publicly-Offered Securities.”   If a Plan acquires a “publicly-offered security,” the assets of the issuer of the security will not be deemed to be “plan assets” under the DOL Plan Asset Regulations. For purposes of the DOL Plan Asset Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (x) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (y) is part of a class of securities that is registered under Section 12 of the Exchange Act.
Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the DOL Plan Asset Regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.
A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.
Although there is no assurance that our shares will meet such requirements, we expect that our common stock will meet the criteria of the publicly offered securities exception to the look-through rule.
First, our common stock should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon transfer of our common stock are those generally permitted under the DOL Plan Asset Regulations—those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to a registered public offering and those owned by officers, directors and other affiliates, and voluntary restrictions agreed to by a selling stockholder regarding volume limitations.
Second, our common stock is held by 100 or more investors and we expect (although we cannot confirm) that at least 100 or more of these investors will be independent of us and of one another.
Third, our common stock included in this offering will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and our common stock will be registered under the Exchange Act.
Assuming that no other facts and circumstances other than those referred to above exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the DOL Plan Asset Regulations although no assurance can be given in this regard.
Exception for “Insignificant” Participation by Benefit Plan Investors.   The DOL Plan Asset Regulations provide that the assets of an entity will not be deemed to be the assets of a Plan if equity participation in the entity by “benefit plan investors,” including Plans, is not significant. The DOL Plan Asset Regulations provide that equity participation in an entity by “benefit plan investors” is “significant” if at any time 25% or more of the value of any class of equity interest is held by “benefit plan investors.” The term “benefit plan investors” is defined for this purpose under ERISA Section 3(42) and is defined to mean any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since there can be no assurance that equity participation by “benefit plan investors” will not be deemed to be significant, as defined above, at the completion of this offering or thereafter, and no monitoring or other measures will be undertaken with respect to the level of such equity participation.
Exception for “Operating Companies.”   The DOL Plan Asset Regulations provide an exception with respect to securities issued by an “operating company.” For purposes of the DOL Plan Asset Regulations, an “operating company” (which includes a “real estate operating company” or a “venture capital operating company”) includes an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service, other than the investment of capital. Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed, and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies these requirements on the date it first makes a “long-term investment” or the “initial investment date”, or at any time during the entity’s first “annual valuation period,” (each as defined in the DOL Plan Asset Regulations) it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period. It is anticipated that, from and after the date we make our first investment, either (1) our shares will qualify for the exception for a “publicly-offered security” or (2) the terms and conditions of our investments, and the rights obtained and exercised with respect to such investments, will enable us to qualify as a “real estate operating company” within the meaning of the DOL Plan Asset Regulations. However, no assurance can be given that this will be the case.
Plan Asset Consequences
If we do not qualify for an exception under the DOL Plan Asset Regulations, as described above, and our assets are deemed to be “plan assets” under ERISA, subject to ERISA of Section 4975 of the Code, such plan assets would include an undivided interest in the assets held by us and this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under Section 406 of ERISA and Section 4975 of the Code. Such transactions may, however, be subject to a statutory or administrative exemption, such as Prohibited Transaction Class Exemption, or PTCE 84-14, as amended, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager,” as discussed above.
Representation
Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or Non-ERISA Arrangements or (2) the purchase and holding of our common stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries of Plans and Non-ERISA Arrangements and other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether any exceptions or exemptions are applicable (including the publicly-offered securities exception) and whether all conditions of any such exceptions or exemptions have been satisfied.
Moreover, each ERISA Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, acquiring common stock is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Wells Fargo Securities, LLC, BofA Securities, Inc., Jefferies LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell them, severally, and not jointly, the number of shares of our common stock indicated below.
Name	Number of Shares
Wells Fargo Securities, LLC
BofA Securities, Inc.
Jefferies LLC
Stifel, Nicolaus & Company, Incorporated
Total	8,000,000
The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer the shares of our common stock directly to the public at the public offering price listed on the front cover of this prospectus and to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of  $         per share. After the initial offering of the shares of our common stock, the public offering price and other selling terms may from time to time be varied by the representatives.
Our common stock is listed on the NYSE under the symbol “NTST.”
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,200,000 additional shares of our common stock at the public offering price less underwriting discounts and commissions. To the extent the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated to sell the additional         shares of common stock to the underwriters.
Offering Price, Commissions and Expenses
The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,200,000 shares of our common stock.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds before expenses	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $600,000. We will pay the filing fees and up to $10,000 of the expenses (including the reasonable fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from the Financial Industry Regulatory Authority, Inc. (“FINRA”).
Restrictions on Sales of Similar Securities
Subject to certain exceptions, we, and all of our officers and directors have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•
file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph do not apply to the sale of shares to the underwriters or transactions by any person other than us, our directors and officers relating to shares of our common stock or other securities acquired in this offering or in open market transactions after completion of this offering.
The representatives, in their sole discretion, may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.
Stabilization, Short Positions, and Penalty Bids
In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
Indemnification
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Discretionary Sales
The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.
Stamp Taxes
Purchasers of the shares of our common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the front cover of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.
Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses.
On December 19, 2019, we entered into a purchase/placement agreement (the “Purchase/Placement Agreement”), as amended, by and among us, our operating partnership, and Stifel, Nicolaus & Company, Incorporated, as the initial purchaser and placement agent, relating to the offer and sale of 8,860,760 shares of our common stock at an offering price of  $19.75 per share. In addition, we granted Stifel, Nicolaus & Company, Incorporated a 45-day option to purchase up to 2,936,885 additional shares of common stock on the same terms and conditions, which Stifel, Nicolaus & Company, Incorporated exercised in full. The private offering resulted in proceeds to us of approximately $233.0 million before deducting the initial purchaser’s discount and placement fee and estimated offering expenses payable by us. In addition, we reimbursed Stifel, Nicolaus & Company, Incorporated approximately $0.1 million for reasonable out-of-pocket costs and legal expenses incurred in the private offering.
Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our credit facility, a fee in connection with this offering.
On December 23, 2019, we entered into the Credit Facility, pursuant to which Wells Fargo Securities, LLC serves as the lead arranger and receives customary fees. Because affiliates of one or more of the underwriters are lenders under our Credit Facility, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by an underwriter and/or its affiliates. Nonetheless, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from the requirement of Rule 5121 of FINRA.
In connection with this offering, we engaged Stifel, Nicolaus & Company, Incorporated to provide capital markets advisory services, for which Stifel, Nicolaus & Company, Incorporated will receive a fee in connection with the closing of this offering.
In addition, in the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This Prospectus has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. This Prospectus is not a prospectus for the purposes of the Prospectus Regulation.
References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.
The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Notice to Prospective Investors in the United Kingdom
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This offering document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the offering document. The shares to which this offering document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this offering document] you should consult an authorized financial advisor.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the

United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

I
where the transfer is by operation of law; or

(d)
as specified in Section 276(7) of the SFA.

LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for us by Venable LLP. In addition, certain legal matters will be passed upon for us by Winston & Strawn LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins LLP.
EXPERTS
The consolidated balance sheets of NETSTREIT Corp. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2020 (successor), for the period from December 23, 2019 to December 31, 2019 (successor) and the period from January 1, 2019 to December 22, 2019 (predecessor) and the related notes and the financial statement schedule III—Real Estate and Accumulated Depreciation, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We maintain a website at www.NETSTREIT.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.
We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

NETSTREIT CORP.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
NETSTREIT Corp.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of NETSTREIT Corp. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2020 (successor), for the period from December 23, 2019 to December 31, 2019 (successor), and the period from January 1, 2019 to December 22, 2019 (predecessor), and the related notes and financial statement schedule listed in the financial Statement Schedule III—Real Estate and Accumulated Depreciation (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 (successor), for the period from December 23, 2019 to December 31, 2019 (successor), and the period from January 1, 2019 to December 22, 2019 (predecessor), in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
(signed) KPMG LLP
We have served as the Company’s auditor since 2019.
Dallas, Texas
March 4, 2021

NETSTREIT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,
	2020	2019
Assets
Real estate, at cost:
Land	$189,373	$83,996
Buildings and improvements	358,360	140,057
Total real estate, at cost	547,733	224,053
Less accumulated depreciation	(10,111)	(132)
Real estate held for investment, net	537,622	223,921
Assets held for sale	14,802	8,532
Cash, cash equivalents and restricted cash	92,643	169,319
Acquired lease intangible assets, net	75,024	28,846
Other assets, net	5,724	3,304
Total assets	$725,815	$433,922
Liabilities and equity
Liabilities:
Term loan, net	$174,105	$173,913
Lease intangible liabilities, net	16,930	4,672
Liabilities related to assets held for sale	399	189
Accounts payable, accrued expenses and other liabilities	6,308	2,716
Total liabilities	197,742	181,490
Commitments and contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 shares authorized; 28,203,545 and 8,860,760 shares issued and outstanding as of December 31, 2020 and 2019, respectively	282	89
Additional paid-in capital	501,045	164,416
Retained (loss) earnings	(7,464)	28
Accumulated other comprehensive income	235	—
Total stockholders’ equity	494,098	164,533
Noncontrolling interests	33,975	87,899
Total equity	528,073	252,432
Total liabilities and equity	$725,815	$433,922
The accompanying notes are an integral part of these consolidated financial statements.

NETSTREIT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Revenues
Rental revenue (including reimbursable)	$33,727	$513	$19,805
Operating expenses
Property	2,569	52	1,113
General and administrative	11,340	49	3,555
Depreciation and amortization	15,459	195	10,422
Provisions for impairment	2,690	—	7,186
Transaction costs	3,169	2	535
Total operating expenses	35,227	298	22,811
Other income (expense)
Interest expense, net	(4,741)	(173)	(10,712)
Gain on sales of real estate, net	6,213	—	5,646
Gain on forfeited earnest money deposit	250	—	—
Other income (expense), net	(10)	—	—
Total other income (expense), net	1,712	(173)	(5,066)
Net income (loss)	212	42	(8,072)
Net (loss) income attributable to noncontrolling interests	(518)	14	—
Preferred stock dividends and redemption premium	42	—	—
Net income (loss) attributable to common stockholders	$688	$28	$(8,072)
Amounts available to common stockholders per common share:
Basic	$0.04	$—	N/A
Diluted	$0.01	$—	N/A
Weighted average common shares outstanding:
Basic	17,322,182	8,860,760	N/A
Diluted	21,157,996	8,860,760	N/A
Other comprehensive income (loss):
Net income (loss)	$212	$42	$(8,072)
Change in unrealized gain on derivatives, net	253	—	55
Total comprehensive income (loss)	465	42	(8,017)
Comprehensive (loss) income attributable to noncontrolling interests	(500)	14	—
Comprehensive income (loss) attributable to common stockholders	$965	$28	$(8,017)
The accompanying notes are an integral part of these consolidated financial statements.

NETSTREIT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except share data)
	Preferred stock		Common stock		Additional Paid-in Capital	Retained (Loss) Earnings	Accumulated Other Comprehensive Income	Stockholders’ Equity	Partners’ Capital	Noncontrolling Interests	Total Equity
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2018	—	$—	—	$—	$—	$—	$—	$—	$82,748	$—	$82,748
Partners’ contribution	—	—	—	—	—	—	—	—	537	—	537
Partners’ distribution	—	—	—	—	—	—	—	—	(5,711)	—	(5,711)
Net loss	—	—	—	—	—	—	—	—	(8,072)	—	(8,072)
Other comprehensive income	—	—	—	—	—	—	—	—	55	—	55
Balance at December 22, 2019	—	—	—	—	—	—	—	—	69,557	—	69,557
Proceeds received from Successor for assets of the Predecessor	—	—	—	—	—	—	—	—	(69,557)	—	(69,557)
Issuance of OP Units	—	—	—	—	—	—	—	—	—	87,885	87,885
Issuance of common stock	—	—	8,860,760	89	174,911	—	—	175,000	—	—	175,000
Offering and related costs	—	—	—	—	(10,495)	—	—	(10,495)	—	—	(10,495)
Net income	—	—	—	—	—	28	—	28	—	14	42
Balance at December 31, 2019	—	—	8,860,760	89	164,416	28	—	164,533	—	87,899	252,432
Issuance of preferred stock	125	125	—	—	—	—	—	125	—	—	125
Offering and related costs of preferred stock	—	(21)	—	—	—	—	—	(21)	—	—	(21)
Issuance of common stock in private offering	—	—	2,936,885	29	57,974	—	—	58,003	—	—	58,003
Offering and related costs of common stock	—	—	—	—	(3,444)	—	—	(3,444)	—	—	(3,444)
Dividends declared and paid on preferred stock	—	—	—	—	—	(8)	—	(8)	—	—	(8)
The accompanying notes are an integral part of these consolidated financial statements.

	Preferred stock		Common stock		Additional Paid-in Capital	Retained (Loss) Earnings	Accumulated Other Comprehensive Income	Stockholders’ Equity	Partners’ Capital	Noncontrolling Interests	Total Equity
	Shares	Par Value	Shares	Par Value
Issuance of common stock in initial public offering	—	—	13,681,561	136	246,132	—	—	246,268	—	—	246,268
Offering and related costs of common stock	—	—	—	—	(18,967)	—	—	(18,967)	—	—	(18,967)
Redemption of preferred stock upon initial public offering	(125)	(104)	—	—	—	(34)	—	(138)	—	—	(138)
Redemption of OP Units and issuance of common stock in initial public offering	—	—	255,268	3	5,027	—	—	5,030	—	(5,030)	—
Dividends and distributions declared on common stock and OP units	—	—	—	—	—	(8,057)	—	(8,057)	—	(777)	(8,834)
Dividends declared on restricted stock	—	—	—	—	—	(123)	—	(123)	—	—	(123)
OP Units converted to common stock	—	—	2,441,869	24	47,593	—	—	47,617	—	(47,617)	—
Vesting of restricted stock units	—	—	34,600	1	(1)	—	—	—	—	—	—
Repurchase of common stock for tax withholding obligations	—	—	(7,398)	—	(137)	—	—	(137)	—	—	(137)
Stock-based compensation	—	—	—	—	2,452	—	—	2,452	—	—	2,452
Other comprehensive income	—	—	—	—	—	—	235	235	—	18	253
Net income (loss)	—	—	—	—	—	730	—	730	—	(518)	212
Balance at December 31, 2020	—	$—	28,203,545	$282	$501,045	$(7,464)	$235	$494,098	$—	$33,975	$528,073

The accompanying notes are an integral part of these consolidated financial statements.

NETSTREIT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Cash flows from operating activities
Net income (loss)	$212	$42	$(8,072)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,459	195	10,422
Amortization of deferred financing costs	621	14	1,024
Amortization of above/below-market assumed debt	—	—	(13)
Noncash revenue adjustments	(2,192)	(13)	1,601
Stock-based compensation expense	2,452	—	—
Gain on sale of real estate, net	(6,213)	—	(5,646)
Gain on forfeited earnest money deposit	(250)	—	—
Provisions for impairment	2,690	—	7,186
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Other assets, net	(1,511)	(681)	67
Accounts payable, accrued expenses and other liabilities	3,374	532	(580)
Lessee improvement obligations	(1,893)	—	—
Net cash provided by operating activities	12,749	89	5,989
Cash flows from investing activities
Acquisitions of assets of the Predecessor, net of cash acquired	—	(166,732)	—
Acquisitions of real estate	(408,584)	(1,112)	(1,232)
Real estate improvements	(2,033)	—	(450)
Earnest money deposits	466	—	—
Purchase of computer equipment	(51)	—	—
Proceeds from sale of real estate	48,069	—	77,616
Net cash (used in) provided by investing activities	(362,133)	(167,844)	75,934
Cash flows from financing activities
Issuance of common stock in initial public offering, net	227,301	—	—
Issuance of common stock in private offering, net	54,559	164,727	—
Issuance of preferred stock, net	104	—	—
Payment of preferred stock dividends	(8)	—	—
The accompanying notes are an integral part of these consolidated financial statements.

	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Payment of common stock dividends	(8,057)	—	—
Payment of OP unit distributions	(777)	—	—
Payment of restricted stock dividends	(10)	—	—
Redemption of preferred stock, net	(138)	—	—
Proceeds from term loans	—	175,000	708
Principal payments on term loans	—	—	(62,983)
Principal payments on mortgages payable	—	—	(14,756)
Proceeds under revolving credit facility	50,000	—	—
Repayments under revolving credit facility	(50,000)	—	—
Repurchase of common stock for tax withholding obligations	(137)	—	—
Deferred financing costs	(129)	(2,653)	(199)
Partners’ contributions	—	—	537
Partners’ distributions	—	—	(5,624)
Net cash provided by (used in) financing activities	272,708	337,074	(82,317)
Net change in cash and cash equivalents	(76,676)	169,319	(394)
Cash, cash equivalents and restricted cash at beginning of the period	169,319	—	1,950
Cash, cash equivalents and restricted cash at end of the period	$92,643	$169,319	$1,556
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,212	$—	$9,460
Supplemental disclosures of non-cash investing and financing activities:
OP units issued as consideration for the acquisition of the Predecessor	$—	$87,885	$—
Redemption of OP units and issuance of common stock upon initial public offering	$5,030	$—	$—
Reclassification of deferred offering expenses to additional paid-in capital upon initial public offering	$4,191	$—	$—
OP units converted into common stock	$47,617	$—	$—
Dividends declared and unpaid on restricted stock	$113	$—	$—
Cash flow hedge change in fair value	$253	$—	$—
Reclassification from construction in progress upon project completion	$1,954	$—	$—
Accrued construction and development costs	$375	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Organization and Description of Business
NETSTREIT Corp. (“Successor” or the “Company”) was incorporated on October 11, 2019 as a Maryland corporation and commenced operations on December 23, 2019. The Company conducts its operations through NETSTREIT, L.P., a Delaware limited partnership (the “Operating Partnership”). NETSTREIT GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, is the sole general partner of the Operating Partnership.
The Company elected to be treated and to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2019 upon the filing of its U.S. federal income tax return for such taxable year. Additionally, the Operating Partnership formed NETSTREIT Management TRS, LLC (“NETSTREIT TRS”), which together with the Company jointly elected to be treated as a taxable REIT subsidiary under Section 856(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) for U.S. federal income tax purposes.
The Company is structured as an umbrella partnership real estate investment trust (commonly referred to as an “UPREIT”) and is an internally managed real estate company that acquires, owns and manages a diversified portfolio of single-tenant, retail commercial real estate leased on a long-term basis to high credit quality tenants across the United States. As of December 31, 2020, the Company owned 203 properties, located in 38 states.
Private Offering and Formation Transactions
On December 23, 2019, the Company completed a series of transactions (collectively the “Private Offering”) pursuant to which the Company sold 8,860,760 shares of common stock at $19.75 per share in a private placement under Rule 144A and Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Private Offering, the Company completed the formation transactions described below. On January 30, 2020, the initial purchaser in the Private Offering exercised its over-allotment option to purchase 2,936,885 shares of the Company’s common stock, which were delivered on February 6, 2020. The Company contributed the net proceeds of  $219.0 million from the Private Offering to the Operating Partnership in exchange for 11,797,645 Class A units of limited partnership of the Operating Partnership (“Class A OP Units”). Upon completion of the Private Offering and the over-allotment option, noncontrolling interest holders owned approximately 27.4% of the Operating Partnership (the Operating Partnership issued total Class A and Class B OP Units of 15,449,794 and 796,870, respectively).
Concurrently with the closing of the Private Offering, EverSTAR Income and Value Fund V, LP, a Delaware limited partnership (the “Predecessor”), was merged with and into the Operating Partnership, with the Operating Partnership surviving, and the continuing investors in the Operating Partnership receiving an aggregate of 3,652,149 Class A OP Units, other than the Chief Executive Officer of the Company, who received 8,884 Class B units of limited partnership of the Operating Partnership (“Class B OP Units”, and collectively with Class A OP Units, “OP Units”), and an affiliate of the Predecessor’s general partner, which received 287,234 Class B OP Units.
The Operating Partnership entered into a contribution agreement with EBA EverSTAR LLC, a Texas limited liability company, to internalize the Company’s management infrastructure, whereby EBA EverSTAR LLC contributed 100% of the membership interests in EBA EverSTAR Management, LLC, a Texas limited liability company and the manager of the Predecessor, to the Operating Partnership in exchange for 500,752 Class B OP Units. In connection with the internalization, EBA EverSTAR Management, LLC was re-domiciled in Delaware and its name was changed to NETSTREIT Management, LLC. A 0.01% interest in NETSTREIT Management, LLC was issued to NETSTREIT TRS.
Concurrently with the consummation of the Private Offering, the Company entered into a $175.0 million term loan and $250.0 million revolving credit facility. On December 23, 2019, in connection with the acquisition of the Predecessor, the Company fully drew down on its term loan and used the proceeds to

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
acquire the Predecessor, which concurrently settled its outstanding debt facilities. As part of the acquisition, the Company did not assume any obligations under the Predecessor’s then outstanding debt facilities.
Series A Preferred Stock
To maintain the Company’s status as a REIT, on January 27, 2020, the Company issued and sold 125 shares of 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), for $1,000 per share to accredited investors pursuant to Regulation D under the Securities Act. The shares of Series A Preferred Stock may be redeemed solely at the Company’s option for consideration equal to $1,000 per share, plus accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium as follows (i) until December 31, 2021, $100 and (ii) thereafter, no redemption premium. The Company redeemed all 125 outstanding shares of Series A Preferred Stock upon the completion of the initial public offering. See “Note 9—Stockholders’ Equity, Partners’ Capital and Preferred Equity.”
Initial Public Offering
On August 17, 2020, the Company completed the initial public offering of its common stock. The Company sold 12,244,732 shares of common stock and selling stockholders sold 255,268 shares of common stock at a price of  $18.00 per share. The Company’s common stock began trading on the New York Stock Exchange under the symbol “NTST” on August 13, 2020. On September 16, 2020, the Company issued an additional 1,436,829 shares of its common stock pursuant to the underwriters’ over-allotment option in connection with the Company’s initial public offering. The net proceeds to the Company from the initial public offering was $227.3 million, which is net of transaction costs and underwriter fees of  $18.9 million. The Company contributed the net proceeds of the initial public offering and related over-allotment option to the Operating Partnership in exchange for 13,681,561 Class A OP Units. In addition, an equivalent number of Class A OP Units were issued for the 255,268 shares sold by selling stockholders.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and the rules and regulations of the U.S. Securities and Exchange Commission (SEC). The accompanying consolidated financial statements include the accounts of the Company and subsidiaries in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated in consolidation and the Company’s net income (loss) is reduced by the portion of net income (loss) attributable to noncontrolling interests.
For the periods prior to December 23, 2019, the accompanying consolidated financial statements represent the historical financial information of the Predecessor.
For the periods after December 23, 2019, the accompanying consolidated financial statements represent the historical financial information of the Successor. As a result of the Company’s formation transactions, the consolidated financial statements after December 23, 2019 are presented on a new basis of accounting pursuant to Accounting Standards Codification 805, Business Combinations.
Noncontrolling Interests
The Company presents noncontrolling interests, which represents OP Units, and classifies such interests as a component of permanent equity, separate from the Company’s stockholders’ equity. Noncontrolling interests were created as part of an asset acquisition and recognized at fair value as of the date of the transaction. Effective with the Company’s initial public offering, each limited partner of the Operating Partnership has the right to require the Operating Partnership to redeem part or all of its OP Units for cash, based upon the value of an equivalent number of shares of the Company’s common stock at the

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
time of the redemption, or, at the Company’s election, shares of the Company’s common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of the Company’s common stock. The election to pay cash or issue common stock is solely within the control of the Company to satisfy a noncontrolling interest holder’s redemption request.
Net income or loss of the Operating Partnership is allocated to its noncontrolling interests based on the noncontrolling interests’ ownership percentages in the Operating Partnership. Ownership percentage is calculated by dividing the number of OP Units held by the noncontrolling interests by the total OP Units outstanding at the balance sheet date.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant assumptions and estimates relate to the useful lives of real estate assets, lease accounting, real estate impairment assessments, and allocation of fair value of purchase consideration. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Further, the uncertainty over the ultimate impact COVID-19 will have on the global economy and the Company’s business makes any estimates and assumptions as of December 31, 2020 inherently less certain than they would be absent the current and potential impacts of COVID-19. Actual results could differ from those estimates.
Reclassifications
Certain reclassifications have been made to conform with current period presentation. Transactions costs within the consolidated financial statements were previously included within the caption “general and administrative” and real estate improvements within the consolidated statements of cash flows were previously included within the caption “acquisitions of real estate.”
Risk and Uncertainties
COVID-19
On March 11, 2020, the World Health Organization announced a new strain of coronavirus (“COVID-19”) was reported worldwide, resulting in COVID-19 being declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease. COVID-19 and the measures taken to limit its spread are negatively impacting the economy across many industries, including industries in which our tenants operate. The impacts may continue and increase in severity as the duration of the pandemic lengthens. As a result, the Company is not yet able to determine the full impact of COVID-19 on its operations and therefore whether any such impact will be material. During 2020, we provided rent deferral and rent abatement to 12 and 15 of our properties, respectively, representing 0.5%, and 1.7% of annualized base rent as of December 31, 2020, respectively. All tenants with rent relief agreements in place paid in accordance with the terms of their new lease agreements, and as of year end, the Company had collected 100.0% of all 2020 contractual rent payments. The Company has not provided for any abatements or deferrals after August 1, 2020. Accordingly, the Company’s operations and cash flows for the year ended December 31, 2020 were not materially impacted by COVID-19.
The Company also adopted an optional remote-work policy and other physical distancing policies for its corporate office. The Company does not anticipate these policies to have any adverse impact on its ability to continue to operate its business. Transitioning to a remote-work environment has not had a material

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
adverse impact on the Company’s general ledger system, internal controls or controls and procedures related to its financial reporting process.
Real Estate Held for Investment
Real estate is recorded and stated at cost less any provision for impairment. Assets are recognized at fair value at acquisition date. For properties developed by the Company, all direct and indirect costs related to planning, development and construction, including interest, real estate taxes and other miscellaneous costs incurred during the construction period, are capitalized for financial reporting purposes and recorded as property under development until construction has been completed.
The Company evaluates each acquisition transaction to determine whether the acquired asset meets the definition of a business and therefore accounted for as a business combination or if the acquisition transaction should be accounted for as an asset acquisition. Under Accounting Standards Update (“ASU”) 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), an acquisition does not qualify as a business when substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that qualify as asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred.
The Company allocates the purchase price of acquired properties accounted for as asset acquisitions to tangible and identifiable intangible assets or liabilities based on their relative fair values. Tangible assets may include land, buildings, site improvements and tenant improvements. Intangible assets include the value of in-place leases and above-market leases and intangible liabilities include below-market leases.
The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. The fair value of above-market or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and the Company’s estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease including any below-market fixed rate renewal options for below-market leases. In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including real estate valuations prepared by independent valuation firms. The Company also considers information and other factors including market conditions, the industry that the tenant operates in, characteristics of the real estate; e.g., location, size, demographics, value and comparative rental rates; tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. Additionally, the Company considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets and liabilities acquired. Based on these inputs for measuring and allocating the fair value of real estate acquisitions, the Company utilizes both observable market data (categorized as level 2 on the three-level valuation hierarchy of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement), and unobservable inputs that reflect the Company’s own internal assumptions (categorized as level 3 under ASC Topic 820).

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Depreciation and Amortization
Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets:
Buildings	13 – 35 years
Building improvements	15 years
Tenant improvements	Shorter of the term of the related lease or useful life
Acquired in-place leases	Remaining terms of the respective leases
Assembled workforce	3 years
Computer equipment	3 years
Total depreciation and amortization expense was $15.5 million, $0.2 million and $10.4 million for the year ended December 31, 2020 and for the periods from December 23, 2019 to December 31, 2019, and from January 1, 2019 to December 22, 2019, respectively.
Depreciation expense on real estate held for investment and computer equipment was $10.7 million, $0.1 million and $8.4 million for the year ended December 31, 2020 and for the periods from December 23, 2019 to December 31, 2019, and from January 1, 2019 to December 22, 2019, respectively.
Amortization expense on acquired in-place lease and assembled workforce intangible assets, and leasing commission costs were $4.8 million, $0.1 million and $2.0 million for the year ended December 31, 2020 and for the periods from December 23, 2019 to December 31, 2019, and from January 1, 2019 to December 22, 2019, respectively.
Repairs and maintenance are charged to operations as incurred; major renewals and betterments that extend the useful life or improve the operating capacity of the asset are capitalized. Upon the sale or disposition of a property, the asset and the related accumulated depreciation are removed from the consolidated balance sheets with the difference between the proceeds received, net of sales costs, and the carrying value of the asset group recorded as a gain or loss on sale, subject to impairment considerations.
Assets Held for Sale
Properties classified as held for sale, including the related intangibles, on the consolidated balance sheets include only those properties available for immediate sale in their present condition, which are actively being marketed, and for which management believes that it is probable that a sale of the property will be completed within one year. Properties held for sale are carried at the lower of cost or fair value, less estimated selling costs. No depreciation expense or amortization expense is recognized on properties held for sale and the related intangible assets or liabilities once they have been classified as such. Only disposals representing a strategic shift in operations are presented as discontinued operations. Accordingly, we have not reclassified results of operations for properties disposed during the year or held for sale as discontinued operations, as these events are a normal part of the Company’s operations and do not represent strategic shifts in the Company’s operations. As of December 31, 2020 and 2019 , there were three and two properties, respectively, classified as held for sale.
Impairment of Long-Lived Assets
Fair value measurement of an asset occurs when events or changes in circumstances related to an asset indicate that the carrying amount of the asset is no longer recoverable. If indicators are present, the Company will prepare a projection of the undiscounted future cash flows of the property, excluding interest charges, and determine if the carrying amount of the real estate is recoverable. When a carrying amount is not recoverable, an impairment loss is recognized to the extent that the carrying amount of the asset exceeds its fair market value. The Company estimates fair value using data such as operating income, estimated capitalization rates or multiples, leasing prospects, local market information, and with regard to

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
assets held for sale, based on the estimated or negotiated selling price, less estimated costs of disposal. Based on these unobservable inputs, the Company determined that its valuations of impaired real estate and intangible assets fall within Level 3 of the fair value hierarchy under ASC Topic 820.
The following table summarizes the provision for impairment during the periods indicated below (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Total provision for impairment	$2,690	$—	$7,186
Number of properties:(1)
Classified as held for sale	5	—	2
Disposed within the period	3	—	4

(1)
Includes the number of properties that were impaired and classified as held for sale or impaired and disposed of during the respective periods. Excludes properties that did not have impairment recorded during the year.

Cash, Cash Equivalents and Restricted Cash
The Company considers all cash balances, money market accounts and highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Restricted cash includes cash restricted for property tenant improvements and cash proceeds from the sale of assets held by qualified intermediaries in anticipation of the acquisition of replacement properties in tax-free exchanges under Section 1031 of the Code. The Company had $14.8 million of restricted cash as of December 31, 2020, which was included in cash, cash equivalents, and restricted cash on the consolidated balance sheets. The Company did not have restricted cash as of December 31, 2019.
The Company’s bank balances as of December 31, 2020 and 2019 included certain amounts over the Federal Deposit Insurance Corporation limits.
Revenue Recognition and Related Matters
The Company’s rental revenue is primarily related to rent received from tenants under leases accounted for as operating leases. Rent from leases that have fixed and determinable rent increases is recognized on a straight-line basis over the non-cancellable initial term of the lease and reasonably certain renewal periods, from the later of the date of the commencement of the lease or the date of acquisition of the property subject to the lease. The difference between rental revenue recognized and the cash rent due under the provisions of the lease is recorded as deferred rent receivable and included as a component of other assets in the consolidated balance sheets.
Variable lease revenues include tenant reimbursements, lease termination fees, changes in the index or market-based indices after the inception of the lease or percentage rents. Variable lease revenues are not recognized until the specific events that trigger the variable payments have occurred. The Company and its Predecessor recognized variable lease revenue related to tenant reimbursements and lease termination fees for the periods presented.
Capitalized above-market and below-market lease values are amortized on a straight-line basis as a reduction or increase of rental revenue as appropriate over the remaining non-cancellable terms of the respective leases.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which was added to the ASC under Topic 606 (“ASC 606”) (“ASU 2014-09”). ASC 606 outlines a single comprehensive model for entities to use in accounting for revenues arising from contracts with customers. As the Company’s revenues are primarily generated through leasing arrangements, and the Company has elected the lessor practical expedient to report income on one line within its consolidated statements of operations and comprehensive income (loss) from the associated lease for all existing and new leases under ASU 2016-02, “Leases (ASC 842)”, the Company’s revenues fall outside the scope of this standard.
An allowance for doubtful accounts is provided against the portion of accounts receivable, net including straight-line rents, which is estimated to be uncollectible, which includes a portfolio-based reserve and reserves for specific disputed amounts. Such allowances are reviewed each period based upon recovery experience and the specific facts of each outstanding amount. As of December 31, 2020 and 2019, there was no allowance for doubtful accounts.
Stock-Based Compensation
The Company has a share-based compensation award program for our employees and directors. Stock-based compensation expense associated with these awards is recognized in general and administrative expenses in our consolidated statements of operations and comprehensive income (loss). We measure stock-based compensation at the estimated fair value on the grant date and recognize the amortization of stock-based compensation expense over the requisite service or performance period. The Company recognizes forfeitures as they occur.
Transaction Costs
Transaction costs represent costs incurred by the Company to facilitate the private offering and formation transactions and the initial public offering in addition to costs associated with abandoned acquisitions and other acquisition related activity. Offering costs were $2.2 million and $0.5 million for the year ended December 31, 2020 and for the period from January 1, 2019 to December 22, 2019, respectively. There were no such costs incurred for the period from December 23, 2019 to December 31, 2019. Acquisition related expenses were $1.0 million and less than $0.1 million for the year ended December 31, 2020 and for the periods from December 23, 2019 to December 31, 2019, and from January 1, 2019 to December 22, 2019, respectively.
Income Taxes
The Company elected to be treated and qualify as a REIT for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2019 upon the filing of its U.S. federal income tax return for such taxable year. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its stockholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. To maintain the status of a REIT, the Company is required to declare and pay a dividend of  $0.2 million relating to its 2019 fiscal period by December 31, 2020. Accordingly, the Company declared and paid dividends in the second half of 2020 which were inclusive of the $0.2 million obligation for 2019. See “Note 9—Stockholders’ Equity, Partners’ Capital and Preferred Equity.”
The Company made a joint election with NETSTREIT TRS for it to be treated as a taxable REIT subsidiary which may be subject to U.S. federal, state, and local income taxes on its taxable income. In general, NETSTREIT TRS may perform services for tenants of the Company, hold assets that the Company cannot hold directly and may engage in any real estate or non-real estate-related business.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
As of December 31, 2020 and 2019, the Company had no provision for state, local or federal income taxes in its consolidated financial statements.
Earnings Per Share
Earnings per common share has been computed pursuant to the guidance in FASB ASC Topic 260, Earnings per Share. Basic earnings per share (“EPS”) is computed by dividing net income (loss) allocated to common stockholders by the weighted-average number of common shares outstanding for the reporting period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. No effect is shown for any securities that are anti-dilutive. Net income (loss) allocated to common stockholders represents net income (loss) less income allocated to participating securities and noncontrolling interests. None of the Company’s equity awards are participating securities.
Fair Value Measurement
Fair value measurements are utilized in the accounting of the Company’s assets acquired and liabilities acquired in an asset acquisition and also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs.
The Company uses the following inputs in its fair value measurements:
—
Level 2 inputs for its debt and derivative financial instrument fair value disclosures. See “Note 6—Debt” and “Note 7—Derivative Financial Instruments,” respectively; and

—
Level 2 and Level 3 inputs when assessing the fair value of assets and liabilities in connection with real estate acquisitions and impairment. See “Note 4—Acquisition and Disposition of Real Estate.”

The fair value of the Company’s cash, cash equivalents and restricted cash (including money market accounts), other assets and accounts payable, accrued expenses and other liabilities approximate their carrying value because of the short-term nature of these instruments. Provisions for impairments recognized during the year ended December 31, 2020 and 2019 related to assets held for sale and the impairment was determined based on the estimated or negotiated selling price, less costs of disposal, compared to the carrying value of the property.
Concentrations of Credit Risk
Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company is exposed to credit risk with respect to cash held at various financial institutions, access to its Credit Facility, and amounts due or payable under derivative contracts. The credit risk exposure with regard to the Company’s cash, credit facilities, and derivative instruments is spread among a diversified group of investment grade financial institutions.
During 2020, the Company’s rental revenues were derived from 63 separate tenants leasing 219 total properties. During this period there were no tenants with rental revenue that exceeded 10% of rental revenue.
During 2019, the Company and the Predecessor’s rental revenues were derived from 48 separate tenants leasing 123 total properties. During this period, one tenant, CVS, accounted for 12.6% of rental revenue.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Segment Reporting
The Company considers each one of its properties to be an operating segment, none of which meets the threshold for a reportable segment. The Company allocates resources and assesses operating performance based on individual property needs. All of the Company’s operating segments meet the aggregation criteria, and thus, the Company reports one segment, rental operations. There were no intersegment sales during the periods presented.
Recent Accounting Pronouncements Adopted
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (ASC 606)” (“ASU 2014-09”) (“Topic 606”), that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. Topic 606 is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. As amended by ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (“ASU 2015-14”), Topic 606 is effective for fiscal years beginning after December 15, 2018. The Predecessor adopted Topic 606 on January 1, 2019, but as the primary revenue stream stems from leasing arrangements and tenant reimbursements, these fall outside the scope of ASC 606. The Company and its Predecessor did not have non-rental related revenue that would need to be considered for ASC 606 assessment.
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which replaces the existing guidance in Topic 840, “Leases” (“ASC 842”). ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Predecessor adopted ASC 842 on January 1, 2019 utilizing the modified retrospective transition method. The Predecessor elected to recast prior-period comparative information to aggregate prior period tenant reimbursement revenue within rental revenue to conform with the current period presentation within the consolidated statements of operations and comprehensive income (loss). The Predecessor elected the package of practical expedients available under ASC 842, but did not elect the hindsight practical expedient, thereby not requiring the Predecessor to reassess the lease classification for existing contracts. Accordingly, the Predecessor’s leases continue to be classified as operating leases as of January 1, 2019. The Predecessor did not make any adjustments to the opening balance of retained earnings upon adoption of the new standard given the nature of the impacts and other transition practical expedients elected by the Predecessor.
In April 2020, the FASB issued a question and answer document, “Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic” focused on the application of lease accounting guidance to lease concessions provided as a result of the COVID-19 global pandemic. Under existing lease guidance, the entity would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant, which would be accounted for under the lease modification framework, or if a lease concession was under the enforceable rights and obligations that existed in the original lease, which would be accounted for outside the lease modification framework. Entities can elect to not evaluate whether certain concessions provided by lessors to mitigate the effects of COVID-19 on lessees are lease modifications. Entities that make this election can then elect to apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. On April 1, 2020, the Company adopted this guidance and determined that it has not materially impacted the Company’s consolidated financial statements. For all leases when the Company is a lessor, the Company elected to not evaluate whether certain concessions that do not result in a substantial increase in the Company’s rights as the lessor or the obligations of the lessee provided to mitigate the effects of COVID-19 on tenants are lease modifications, further electing to account for the concession as if it were contemplated as part of the existing contract.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) which changes the model for the

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
measurement of credit losses on financial instruments. Specifically, the amendments in the ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19 “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which clarifies that receivables arising from operating leases are not within the scope of this new guidance. On January 1, 2020, the Company adopted ASU 2016-13. The adoption of this standard has not materially impacted the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). This new guidance modified the disclosure requirements on fair value measurements. Public entities are required to disclose the following: (i) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (ii) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. In addition, public entities will no longer be required to disclose the following: (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) the policy for timing of transfers between levels and (iii) the valuation processes for Level 3 fair value measurements. The new pronouncement also clarifies and modifies certain existing provisions, including eliminating “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and clarifying that materiality is an appropriate consideration when evaluating disclosure requirements. On January 1, 2020, the Company adopted ASU 2018-13. The adoption of this standard has not materially impacted the Company’s consolidated financial statements.
In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities” (“ASU 2018-17”). ASU 2018-17 is intended to improve the accounting when considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests. On January 1, 2020, the Company adopted ASU 2018-17. The adoption of this standard has not materially impacted the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04 “Topic 848: Reference Rate Reform.” ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives, and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. On July 1, 2020, the Company has elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The Company determined these elections have not materially impacted the Company’s consolidated financial statements. The Company continues to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.
Recent Accounting Pronouncements Issued But Not Yet Adopted
In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models currently required. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. ASU 2020-06 also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption will be permitted. The adoption of this standard will not materially impact the Company’s consolidated financial statements.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Note 3—Leases
The Company acquires, owns and manages commercial single-tenant lease properties, with the majority being long-term triple-net leases where the tenant is generally responsible for all improvements and contractually obligated to pay all operating costs (such as real estate taxes, utilities and repairs and maintenance costs). As of December 31, 2020, the Company owned 203 single-tenant retail net leased properties spanning 38 states, with tenants representing 56 different brands or concepts across 23 retail sectors. As of December 31, 2020, the remaining terms of leases range from 2-34 years.
The Company’s property leases have been classified as operating leases and some have scheduled rent increases throughout the lease term.
On January 1, 2019, the Predecessor adopted the new accounting guidance in Accounting Standards Codification (“ASC”) Topic 842, Leases, including all related ASUs. The Predecessor elected to use the alternative modified retrospective transition method provided in ASU 2018-11 (the “effective date method”). Under this method, the effective date of January 1, 2019 is the date of initial application. In connection with the adoption of Topic 842, the Predecessor elected a package of practical expedients, transition options, and accounting policy elections as follows:
•
Package of practical expedients is applied to all leases, allowing the Predecessor not to reassess (i) whether expired or existing contracts contain leases under the new definition of a lease, (ii) lease classification for expired or existing leases, and (iii) whether previously capitalized initial direct costs would qualify for capitalization under Topic 842;

•
For land easements, the Predecessor elected not to assess at transition whether any expired or existing land easements are, or contain, leases if they were not previously accounted for as leases under the previous lease accounting standard (Topic 840);

•
Lessor separation and allocation practical expedient—The Predecessor as lessor, to aggregate non-lease components with the related lease component if certain conditions are met, and account for the combined component based on its predominant characteristic, which generally results in combining lease and non-lease components of its tenant lease contracts to a single line shown as rental revenue in the accompanying consolidated statements of operations and comprehensive income (loss); and

•
The Predecessor made an accounting policy election to continue to exclude, from contract consideration, sales tax (and similar taxes) collected from lessees.

All lease-related income is reported as a single line item, rental revenue (including reimbursable), in the consolidated statements of operations and comprehensive income (loss). Effective January 1, 2019, with the adoption of ASC 842, rental revenues are presented net of provision for doubtful accounts.
Fixed lease income includes stated amounts per the lease contract, which are primarily related to base rent and straight-line lease adjustments.
Variable lease income includes the following main items in the lease contracts:
•
Recoveries from tenants represents amounts which tenants are contractually obligated to reimburse the Company for the tenants’ portion of actual recoverable costs incurred.

•
Percentage rent represents amounts billable to tenants based on the tenants’ actual sales volume in excess of levels specified in the lease contract.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
The following table provides a disaggregation of lease income recognized under ASC 842 (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Rental revenue
Fixed lease income(1)	$31,097	$446	$19,350
Variable lease income(2)	2,126	69	1,241
Other rental revenue:
Above/below market lease amortization	504(2)	(564)
Uncollectible amounts in lease income	—	—	(222)
Rental revenue (including reimbursables)	$33,727	$513	$19,805

(1)
Fixed lease income includes contractual rents under lease agreements with tenants recognized on a straight-line basis over the lease term.

(2)
Variable lease income primarily includes tenant reimbursements for real estate taxes, insurance, common area maintenance, lease termination fees, and the write-off of doubtful accounts. There were no write-offs of doubtful accounts during 2020. During 2019 there were $0.2 million of write-offs of doubtful accounts.

Scheduled future minimum base rental payments (excluding base rental payments from properties classified as held for sale and straight line rent adjustments for all properties) due to be received under the remaining non-cancelable term of the operating leases in place as of December 31, 2020 are as follows (in thousands):
Future Minimum Base Rental Receipts
2021	$40,796
2022	40,891
2023	40,803
2024	40,806
2025	40,700
Thereafter	236,950
$440,946
Future minimum rentals exclude amounts that may be received from tenants for reimbursements of operating costs and property taxes. In addition, the future minimum rents do not include any contingent rents based on a percentage of the lessees’ gross sales or lease escalations based on future changes in the Consumer Price Index (“CPI”) or other stipulated reference rate.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Note 4—Acquisition and Disposition of Real Estate
Acquisitions
During the year ended December 31, 2020, the Company acquired 124 properties for a total purchase price of  $408.6 million, inclusive of  $4.7 million of capitalized acquisition costs.
For the period from December 23, 2019 to December 31, 2019, the Company acquired one property for a total purchase price of  $1.1 million, inclusive of less than $0.1 million of capitalized acquisition costs.
For the period from January 1, 2019 to December 22, 2019, the Company acquired one property for a total purchase price of  $1.2 million, inclusive of less than $0.1 million of capitalized acquisition costs.
The acquisitions were all accounted for as asset acquisitions. An allocation of the purchase price and acquisition costs paid for the completed acquisitions is as follows (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Land	$124,998	$252	$80
Buildings	205,157	745	728
Site improvements	27,571	50	192
Tenant improvements	7,066	—	78
In-place lease intangible assets	53,743	98	154
Above-market lease intangible assets	5,673	—	—
Construction-in-progress assets	270	—	—
Fuel equipment	156	—	—
	424,634	1,145	1,232
Liabilities assumed			—
Below-market lease intangible liabilities	(14,157)	(33)	—
Accounts payable, accrued expense and other liabilities	(1,893)	—	—
Purchase price (including acquisition costs)	$408,584	$1,112	$1,232
On December 23, 2019, the Company contributed the proceeds of the Private Offering to the Operating Partnership, and the Operating Partnership acquired the Predecessor for a combination of OP Units and $256.3 million in cash. The Operating Partnership issued 8,860,760 Class A OP Units to the Company for its contribution and 4,449,019 OP Units (3,652,149 Class A and 796,870 Class B) to the Predecessor’s owners for the acquisition. The acquisition was accounted for as an asset acquisition and included $0.5 million of

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
acquisition fees incurred in connection with the acquisition. An allocation of the purchase price and acquisition costs paid for the completed acquisition is as follows (in thousands):
December 23, 2019
Land	$83,744
Buildings	125,140
Site improvements	8,152
Tenant improvements	5,969
In-place lease intangible assets	20,665
Above-market lease intangible assets	7,286
Properties held for sale	8,343
Other assets	3,486
262,785
Liabilities assumed
Below-market lease intangible liabilities	(4,649)
Other liabilities	(1,851)
Purchase price (including acquisition costs)	$256,285
Dispositions
During the year ended December 31, 2020, the Company sold 15 properties for a total sales price, net of disposal costs, of  $48.1 million, recognizing a gain on sale of  $6.2 million.
For the period from December 23, 2019 to December 31, 2019, the Company had no dispositions.
For the period from January 1, 2019 to December 22, 2019, the Company sold 30 properties for a total sales price, net of disposal costs, of  $77.6 million, recognizing a gain on sale of  $5.6 million.
During 2019, the Company entered into an agreement to sell one property to a third-party and received a nonrefundable $0.3 million earnest money deposit which, upon the third-party’s failure to perform under the purchase and sale agreement in the first quarter of 2020, was recognized as a gain.
Note 5—Intangible Assets and Liabilities
Intangible assets and liabilities consisted of the following (in thousands):
	December 31, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assets:
In-place leases	$69,470	$(4,146)	$65,324	$20,763	$(56)	$20,707
Above-market leases	9,607	(481)	9,126	7,286	(13)	7,273
Assembled workforce	873	(299)	574	873	(7)	866
Total Intangible assets	$79,950	$(4,926)	$75,024	$28,922	$(76)	$28,846
Liabilities:
Below-market leases	$17,951	$(1,021)	$16,930	$4,682	$(10)	$4,672

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
The remaining weighted average amortization period for the Company’s intangible assets and liabilities as of December 31, 2020 and 2019 by category and in total, were as follows:
	Years Remaining
	December 31,
	2020	2019
In-place leases	11.1	10.5
Above-market leases	12.6	15.3
Below-market leases	13.4	13.2
Assembled workforce	2.0	3.0
The Company records amortization of in-place lease assets to amortization expense, and records net amortization of above-market and below-market lease intangibles to rental revenue. The following amounts in the accompanying consolidated statements of operations and comprehensive income (loss) related to the amortization of intangibles assets and liabilities for all property and ground leases (in thousands):
	Successor		Predecessor
	Year Ended December 31,	For the Period from December 23 to December 31,	For the Period from January 1 to December 22,
	2020	2019
Amortization:
Amortization of in-place leases	$4,437	$56	$2,032
Amortization of assembled workforce	292	7	—
	$4,729	$63	$2,032
Net adjustment to rental revenue:
Above-market lease assets	(560)	(13)	(966)
Below-market lease liabilities	1,064	11	403
	$504	$(2)	$(563)
The following table provides the projected amortization of in-place lease assets and assembled workforce intangible assets to amortization expense, and the net amortization of above-market and below-market lease intangibles to rental revenue as of December 31, 2020, for the next five years and thereafter (in thousands):
	2021	2022	2023	2024	2025	Thereafter	Total
In-place leases	$6,839	$6,839	$6,808	$6,719	$6,572	$31,547	$65,324
Assembled workforce	291	283	—	—	—	—	574
Amortization expense	$7,130	$7,122	$6,808	$6,719	$6,572	$31,547	$65,898
Above-market lease assets	$(774)	$(774)	$(774)	$(769)	$(768)	$(5,267)	$(9,126)
Below-market lease liabilities	1,472	1,472	1,464	1,450	1,439	9,633	16,930
Net adjustment to rental revenue	$698	$698	$690	$681	$671	$4,366	$7,804

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Note 6—Debt
Debt consists of the following (in thousands):
	December 31,
	2020	2019
Term loan:
Term Loan (due December 23, 2024)	$175,000	$175,000
Less: Unamortized discount and debt issuance costs	(895)	(1,087)
	$174,105	$173,913
Successor Credit Facility
In December 2019, the Company entered into a senior credit facility consisting of  (i) a $175.0 million senior secured term loan (“Term Loan”) and (ii) a $250.0 million senior secured revolving credit facility (“Revolver”, and collectively with the Term Loan, the “Credit Facility”). Wells Fargo Securities, LLC is lead arranger and bookrunner and Wells Fargo Bank, National Association is administrative agent under the Credit Facility (the “Administrative Agent”).
The Term Loan matures on December 23, 2024 and the Revolver matures on December 23, 2023, subject to extension up to one year. The Administrative Agent released the collateral in connection with the Company’s satisfaction of the Collateral Release Requirements in the fourth quarter of 2020, therefore interest rates under the Credit Facility are based on the Company’s consolidated total leverage ratio, and are determined by (A) in the case of the Term Loan either (i) LIBOR, plus a margin ranging from 1.15% to 1.60%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.15% to 0.60%, based on the Company’s consolidated total leverage ratio and (B) in the case of the Revolver either (i) LIBOR, plus a margin ranging from 1.20% to 1.80%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.20% to 0.80%, based on the Company’s consolidated total leverage ratio. Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings.
Prior to the collateral release, the Credit Facility was secured by a first priority perfected security interest in and lien on all existing and future equity interests of the Company’s direct and indirect subsidiaries of any Eligible Property (as defined in the Credit Facility) owned by the Company or any of the Company’s subsidiaries. The Credit Facility also provided that the Administrative Agent has the option to release the collateral securing the Credit Facility upon delivery of satisfactory evidence from the Company that Collateral Release Requirements (as defined in the Credit Facility) have been met, which requirements include, among others, conditions related to the unencumbered asset value and asset diversification of the Company.
For so long as the Credit Facility was secured, which was through the period ended September 30, 2020, the interest rates under the Credit Facility were based on the Company’s consolidated total leverage ratio, and were determined by (A) in the case of Term Loan either (i) LIBOR, plus a margin ranging from 1.25% to 2.25%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.25% to 1.25%, based on the Company’s consolidated total leverage ratio and (B) in the case of Revolving Loans either (i) LIBOR, plus a margin ranging from 1.35% to 2.30%, based on the Company’s consolidated total leverage ratio, or (ii) a Base Rate (as defined in the Credit Facility), plus a margin ranging from 0.35% to 1.30%, based on the Company’s consolidated total leverage ratio.
The Company is required to pay a Revolver facility fee at an annual rate of 0.15% of the unused capacity if usage exceeds 50% of the total available facility, or 0.25% of the unused facility if usage does not exceed 50%. Loans from the Revolver are generally restricted if, among other things, the proposed usage of the

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
proceeds from the loan do not meet certain criteria as outlined in the Credit Facility Agreement, if an event of default exists, or if the requested loan will create an event of default. Loans from the Revolver may not exceed the total revolving commitments.
During the second quarter of 2020, the Company entered into an amendment to the Credit Facility to amend and redefine its debt covenant calculations. The Company incurred and capitalized less than $0.1 million of financing costs relating to this amendment, which has been pro-rated to the Term Loan and Revolver based on their respective borrowing capacities.
On December 23, 2019, in connection with the acquisition of the Predecessor, the Company fully drew down on its Term Loan and used the proceeds to acquire the Predecessor who then concurrently settled its outstanding debt facilities of  $168.3 million, including incremental legal and tax costs of  $0.4 million, excluding unamortized deferred financing costs of  $0.5 million. As part of the acquisition, the Company did not assume any obligation under the Predecessor’s then outstanding debt facilities. Settlement of the Predecessor’s debt was contingent upon the consummation of the Private Offering. In the Successor’s consolidated statement of cash flows the consideration paid to settle the Predecessor’s debt is included in acquisitions of assets of the Predecessor. The residual amount of  $4.3 million was held in cash, cash equivalents and restricted cash on December 31, 2019 on the Successor’s consolidated balance sheet.
Deferred financing costs are being amortized over the remaining terms of each respective loan. Term Loan deferred financing costs of  $1.1 million, of which $0.9 million and $1.1 million is unamortized as of December 31, 2020 and 2019, respectively, is included within term loan, net on the consolidated balance sheets. Revolver deferred financing costs of  $1.6 million, of which $1.2 million and $1.6 million is unamortized as of December 31, 2020 and 2019, respectively, is included within other assets, net on the consolidated balance sheets.
Total deferred financing costs amortized on the Term Loan and Revolver were $0.6 million and less than $0.1 million for the year ended December 31, 2020 and for the period from December 23, 2019 to December 31, 2019, respectively. This is included in interest expense on the Company’s consolidated statements of operations and comprehensive income (loss).
As of December 31, 2020, and 2019, the Term Loan had a weighted average interest rate, exclusive of amortization of deferred financing costs, of 1.97% and 3.28%, respectively, which as of September 28, 2020, is inclusive of the interest rate hedge as described in “Note 7—Derivative Financial Instruments.”
The Company incurred interest expense in connection with the Term Loan for the year ended December 31, 2020 and for the period from December 23, 2019 to December 31, 2019 of  $3.5 million and $0.2 million, respectively.
The estimated fair value of the Company’s Term Loan has been derived based on market observable inputs such as interest rates and discounted cash flow analysis using estimates of the amount and timing of future cash flows. These measurements are classified as Level 2 within the fair value hierarchy. The Company assessed that the carrying value materially approximated the estimated fair value of the Term Loan as of December 31, 2020 and 2019.
During 2020, the Company incurred interest expense, exclusive of facility fees for unused capacity, on borrowings under the Revolver of  $0.1 million, with a weighted average interest rate, exclusive of amortization of deferred financing costs, of 1.54%. As of December 31, 2020 and 2019, the Company had no borrowings under the Revolver. The Company also incurred interest expense in connection with unused capacity for the year ended December 31, 2020 and for the period from December 23, 2019 to December 31, 2019 of $0.6 million and less than $0.1 million, respectively.
The Company was in compliance with all of its debt covenants as of December 31, 2020 and expects to be in compliance for the following twelve-month period.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Debt Maturity
Payments on the Term Loan are interest only through maturity. All outstanding amounts on the Term Loan are due on December 23, 2024.
Predecessor Credit Facility and Mortgages Payable
The Predecessor had a syndicated credit facility (the “Predecessor Credit Facility”) with Bank of America, N.A., acting as the administrative agent, wherein the Predecessor borrowed funds to acquire its properties. The Predecessor Credit Facility was secured by a first lien on the Predecessor’s portfolio of properties. As amended, the Predecessor Credit Facility consisted of legacy term loans and a $30 million accordion available on or before November 22, 2019. The Predecessor Credit Facility provided for total borrowings of up to $289.8 million subject to the approval of the lenders. The Predecessor Credit Facility provided for interest only payments through June 4, 2019 and amortized over 30-years thereafter (with interest rates based on LIBOR plus 2.4% to 2.5%). The Predecessor Credit Facility was repaid in full on December 23, 2019.
The Predecessor refinanced three properties in 2017 with a $3.3 million term loan with LegacyTexas Bank, secured by a first lien on the properties. The loan was interest only and interest was based on LIBOR plus 3.75%. The loan was repaid in full on December 23, 2019.
The Predecessor assumed five term loans in an acquisition of five properties during 2018 with a principal amount of  $14.1 million with Wells Fargo. The loans were fully amortized, and interest was fixed at 5.773%. The loans were repaid in full on December 23, 2019.
In accordance with the terms of the Predecessor’s credit facilities, the Predecessor was required to meet certain restrictive financial covenants which, among other things, required the Predecessor to maintain certain (i) leverage, (ii) debt service coverage and (iii) liquidity ratios.
Total deferred financing costs amortized on the Predecessor’s credit facilities was $1.0 million for the period from January 1, 2019 to December 22, 2019. This is included in interest expense on the consolidated statement of operations and comprehensive income (loss).
The Predecessor incurred interest expense of  $9.3 million in connection with its borrowings for the period from January 1, 2019 to December 22, 2019.
Note 7—Derivative Financial Instruments
The Company uses interest rate derivative contracts to manage its exposure to changes in interest rates on its variable rate debt. These derivatives are considered cash flow hedges and are recorded on a gross basis at fair value. Assessments of hedge effectiveness are performed quarterly using either a qualitative or quantitative approach. The Company recognizes the entire change in the fair value in Accumulated Other Comprehensive Income (“AOCI”) and the change is reflected as cash flow hedge changes in fair value in the supplemental disclosures of non-cash investing and financing activities in the consolidated statement of cash flows. Effective September 28, 2020, such derivatives were initiated to hedge the variable cash flows associated with Term Loan.
Amounts will subsequently be reclassified to earnings when the hedged item affects earnings. The Company does not enter into derivative contracts for speculative or trading purposes and does not have derivative netting arrangements.
The Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company evaluates counterparty credit risk through monitoring the creditworthiness of counterparties, which includes review of debt ratings and financial performance. To mitigate credit risk, the Company enters into agreements with counterparties it considers credit-worthy, such as large financial institutions with favorable credit ratings.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
The Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands, except number of instruments):
	Number of Instruments		Notional
Interest Rate Derivatives	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest rate swaps	4	—	$175,000	$—
The following table presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2020 and December 31, 2019 (in thousands):
	Derivative Assets			Derivative Liabilities
Derivatives Designated as Hedging Instruments:	Balance Sheet Location	Fair Value as of December 31,		Balance Sheet Location	Fair Value as of December 31,
		2020	2019		2020	2019
Interest rate swaps	Other assets, net	$253	$—	Accounts payable, accrued expenses and other liabilities	$—	$—
The following table presents the effect of the Company’s interest rate swaps on the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2020 and 2019 (in thousands):
Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	2020	2019		2020	2019
Interest Rate Products	$227	$55	Interest expense, net	$(26)	$55
The Company did not exclude any amounts from the assessment of hedge effectiveness for the year ended December 31, 2020 and 2019. During the next twelve months, the Company estimates that an additional $0.1 million will be reclassified as an increase to interest expense.
The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves.
To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2020, the Company has assessed the significance of

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
The table below presents the Company’s derivative assets measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):
	Fair Value Hierarchy Level
Description	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2020
Derivative assets	$—	$253	$—	$253
There were no derivative assets or liabilities as of December 31, 2019.
Note 8—Supplemental Detail for Certain Components of the Consolidated Balance Sheets
Other assets, net consist of the following (in thousands):
	December 31,
	2020	2019
Earnest money deposits	$634	$1,100
Deferred financing costs, net	1,198	1,552
Accounts receivable, net	1,489	625
Deferred rent receivable	1,407	15
Other assets	996	12
	$5,724	$3,304
Accounts payable, accrued expenses and other liabilities consists of the following (in thousands):
	December 31,
	2020	2019
Accrued expenses	$2,035	$438
Accrued bonus	1,561	—
Prepaid rent	1,551	607
Accounts payable	916	1,165
Other liabilities	245	506
	$6,308	$2,716
Note 9—Stockholders’ Equity, Partners’ Capital and Preferred Equity
Common Stock
Total net proceeds to the Company from the Company’s initial public offering in August 2020 were $227.3 million which is net of underwriting discounts and offering costs of  $18.9 million. The initial public offering resulted in the issuance of 13,681,561 shares of common stock.
The Company’s initial public offering also resulted in the noncontrolling interest conversion of 255,268 of operating partnership units into common stock.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
During the year ended December 31, 2020, portions of restricted stock unit awards granted to certain of the Company’s officers and directors vested. The vesting of these awards, granted pursuant to the Omnibus Incentive Plan, resulted in federal and state income tax liabilities for the recipients. As permitted by the terms of the Omnibus Incentive Plan and the award grants, certain executive officers elected to surrender approximately seven thousand shares of common stock valued at $0.1 million, solely to pay the associated statutory tax withholding during the year ended December 31, 2020. The surrendered shares are included in repurchase of shares of common stock on the consolidated statements of cash flows.
Total net proceeds to the Company from the Company’s Private Offering in December 2019 and January 2020 were $219.0 million which is net of initial purchaser’s discount and placement fees of $13.9 million. The Private Offering resulted in the issuance of 11,797,645 shares of common stock.
Preferred Equity
To maintain the Company’s status as a REIT, on January 27, 2020, the Company issued and sold 125 shares of 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, for $1,000 per share to accredited investors pursuant to Regulation D under the Securities Act. The shares of Series A Preferred Stock may be redeemed solely at the Company’s option for consideration equal to $1,000 per share, plus accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium as follows (i) until December 31, 2021, $100 and (ii) thereafter, no redemption premium.
In May 2020, the Company declared a preferred dividend of  $51.33 per share of Series A Preferred Stock to holders of record as of June 15, 2020. The preferred dividend was settled in cash on June 30, 2020.
The Company redeemed all 125 outstanding shares of Series A Preferred Stock upon the completion of the initial public offering in August 2020 for approximately $0.1 million, which included the payment of accrued dividends for the period from July 1, 2020 to August 18, 2020 and a redemption premium of  $100 per share. As of December 31, 2020, there are no shares of preferred stock outstanding.
Dividends
During the year ended December 31, 2020, the Company declared and paid the following common stock dividends (in thousands, except per share data):
Declaration Date	Dividend Per Share	Record Date	Total Amount	Payment Date
August 18, 2020	$0.10	September 15, 2020	$2,430	September 25, 2020
October 27, 2020	0.20	December 1, 2020	5,627	December 15, 2020
	$0.30		$8,057
The holders of OP Units are entitled to an equal distribution per Class A and B OP Unit held as of each record date. Accordingly, the Operating Partnership paid distributions of  $0.4 million and $0.4 million to holders of OP Units as of September 25, 2020 and December 15, 2020, respectively.
For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nondividend distributions. Nondividend distributions will reduce U.S. stockholders’ basis (but not below zero) in their shares. The following table shows the character of the Company’s common stock distributions paid on a percentage basis for the year ended December 31, 2020.
Successor
Year Ended December 31,
2020
Ordinary dividends	2.6%
Nondividend distributions	97.4%
Total	100.0%

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Inclusive of the $2.4 million common stock dividend paid on September 25, 2020, was $0.2 million of dividends paid relating to the Company’s 2019 fiscal period.
Noncontrolling Interests
Noncontrolling interests represent noncontrolling holders of OP Units in the Operating Partnership. OP Units are convertible into common stock as the OP Units may be redeemed for cash or, at the Company’s election, exchanged for shares of the Company’s common stock on a one-for-one basis. As of December 31, 2020 and 2019, noncontrolling interest represented 5.8% and 33.4%, respectively. During the year ended December 31, 2020, OP Unit holders converted 2,441,869 OP Units into shares of common stock on a one-for-one basis.
Effective with the Company’s initial public offering, 13,681,561 OP Units were issued to the Company in exchange for $227.3 million and 255,268 of OP Unit holders converted their units into common stock of the Company.
Effective with the Company’s Private Offering, the Company contributed $219.0 million of the Private Offering proceeds to the Operating Partnership, and the Operating Partnership acquired the Predecessor for a combination of OP Units and cash. The Operating Partnership issued 11,797,645 Class A OP Units to the Company for its contribution and 4,449,019 OP Units (3,652,149 Class A and 796,870 Class B) to the Predecessor’s owners for the acquisition. Class A OP Units and Class B OP Units have identical rights and preferences, except that the Class A OP Units will, and the Class B OP Units will not, be entitled to receive the special stock dividend, if applicable.
Note 10—Stock Based Compensation
Under the NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”), which became effective on December 23, 2019, 2,094,976 shares of common stock are reserved for issuance. The Omnibus Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, long-term incentive plan units, dividend equivalent rights, and other share-based, share-related or cash-based awards, including performance-based awards, to employees, directors and consultants, with each grant evidenced by an award agreement providing the terms of the award. The Omnibus Incentive Plan is administered by the Compensation Committee of the Board of Directors.
As of December 31, 2020, the only stock-based compensation granted by the Company were restricted stock units. The total amount of stock-based compensation costs recognized in general and administrative expense on our consolidated statements of operations and comprehensive income (loss) was $2.5 million for the year ended December 31, 2020. No stock-based compensation expense was recognized in 2019.
Performance-Based Restricted Stock Units
Pursuant to the Omnibus Incentive Plan, the Company made performance-based restricted stock unit grants to certain employees and non-employee directors. The performance condition required the Company to effectively file a shelf registration statement. Up until the point of filing the registration statement, performance was not deemed probable and accordingly, no restricted stock units had the capability of vesting and no stock-based compensation expense was recorded. As a result of the Company’s initial public offering in August 2020, the performance condition was satisfied and the Company recorded a stock-based compensation expense catch-up adjustment of  $1.4 million. The vesting terms of these grants are specific to the individual grant and vest in equal annual installments over the next three to five years.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
The following table summarizes performance and service based restricted stock unit activity for the period ended December 31, 2020 and 2019:
	2020		2019
	Shares	Weighted Average Grant Date Fair Value per Share	Shares	Weighted Average Grant Date Fair Value per Share
Unvested restricted stock grants outstanding, beginning of year	168,353	$19.75	—	$—
Granted during the period	85,441	19.75	168,353	19.75
Forfeited during the period	(11,391)	19.75	—	—
Vested during the period	(34,600)	19.75	—	—
Unvested restricted stock grants outstanding, end of year	207,803	$19.75	168,353	$19.75
For the year ended December 31, 2020, the Company recognized $2.2 million in stock-based compensation expense associated with performance-based restricted stock units. No stock-based compensation expense was recognized in 2019. As of December 31, 2020, the remaining unamortized stock-based compensation expense totaled $2.6 million which is expected to be recognized over a weighted average period of 2.6 years. These units are subject to graded vesting and amortization is recognized ratably over the requisite service period for each vesting tranche in the award.
The weighted average grant date fair value of unvested restricted units is calculated as the per share price determined in the Private Offering.
Service-Based Restricted Stock Units
Pursuant to the Omnibus Incentive Plan, the Company made service-based restricted stock unit grants to certain employees and non-employee directors in August 2020. The vesting terms of these grants are specific to the individual grant and vest in equal annual installments over the next three to five years.
The following table summarizes service based restricted stock unit activity for the period ended December 31, 2020:
	2020
	Shares	Weighted Average Grant Date Fair Value per Share
Unvested restricted stock grants outstanding, beginning of year	—	$—
Granted during the period	169,793	18.00
Forfeited during the period	—	—
Vested during the period	—	—
Unvested restricted stock grants outstanding, end of year	169,793	$18.00
For the year ended December 31, 2020, the Company recognized $0.2 million in stock-based compensation expense associated with service-based restricted stock units. No stock-based compensation expense was recognized in 2019. As of December 31, 2020, the remaining unamortized stock-based compensation expense totaled $2.8 million which is expected to be recognized over a weighted average period of 4.6 years. Amortization is recognized on a straight-line basis over the total requisite service period for the entire award.
The weighted average grant date fair value of service based unvested restricted units is calculated as the per share price determined in the initial public offering.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Note 11—Earnings Per Share
Net income per common share has been computed pursuant to the guidance in the FASB ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is similarly calculated except that the denominator is increased by using the treasury stock method to determine the potential dilutive effect of the Company’s outstanding unvested restricted stock units and using the if-converted method to determine the potential dilutive effect of the Company’s Class A and B OP Units. The Company has noncontrolling interests in the form of OP Units which are convertible into common stock and represent potentially dilutive securities, as the OP Units may be redeemed for cash or, at the Company’s election, exchanged for shares of the Company’s common stock on a one-for-one basis. The following table is a reconciliation of the numerator and denominator used in the computation of basic and diluted net income per common share for the year ended December 31, 2020 and for the period from December 23, 2019 to December 31, 2019. Net income per share information is not applicable for the reporting periods prior to December 23, 2019.
	Successor
	Year Ended December 31,	For the Period from December 23 to December 31,
(in thousands, except share and per share data)	2020	2019
Numerator:
Net income	$212	$42
Net loss (income) attributable to noncontrolling interest	518	(14)
Cumulative preferred stock dividends and redemption premium	(42)	—
Net income attributable to common shares, basic	688	28
Net loss (income) attributable to noncontrolling interest	518	(14)
Net income attributable to common shares, diluted	$170	$42
Denominator:
Weighted average common shares outstanding, basic	17,322,182	8,860,760
Effect of dilutive shares for diluted net income per common share:
OP Units	3,807,022	—
Unvested RSUs	28,792	—
Weighted average common shares outstanding, diluted	21,157,996	8,860,760
Net income available to common stockholders per common share, basic	$0.04	$—
Net income available to common stockholders per common share, diluted	$0.01	$—
As of December 31, 2020 and 2019, there were 1,751,882 and 4,449,019 of OP Units outstanding, respectively.
Subsequent to December 31, 2020, 182,418 of OP Units converted into shares of common stock on a one-for-one basis.

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
Note 12—Commitments and Contingencies
Litigation and Regulatory Matters
In the ordinary course of business, from time to time, the Company may be subject to litigation, claims and regulatory matters, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.
Environmental Matters
The Company is subject to environmental regulations related to the ownership of real estate. The cost of complying with the environmental regulations was not material to the Company or Predecessor’s results of operations for any of the periods presented. The Company is not aware of any environmental condition on any of its properties that is likely to have a material adverse effect on the consolidated financial statements when the fair value of such liability can be reasonably estimated and is required to be recognized.
Commitments
As of December 31, 2020, the Company did not have any commitments for re-leasing costs, recurring capital expenditures, non-recurring building improvements, or similar types of costs.
Note 13—Related-Party Transactions
Successor Transactions
Effective with the Private Offering and commencement of the Company’s operations on December 23, 2019, the Company executed a facilities agreement with a subsidiary of EB Arrow. Under the facilities agreement, the Company shares in office rent and office related expenses primarily based on employee headcount. For the year ended December 31, 2020 and 2019, the Company incurred $0.2 million and less than $0.1 million, respectively, in related expenses.
Predecessor transactions
The Predecessor’s fees paid and accrued to the benefit of related parties for the for the period from January 1, 2019 to December 22, 2019 are as follows (amounts in thousands):
		Predecessor
Entity	Transaction Type	For the Period from January 1 to December 22,
EverSTAR IVF V GP, LLC	Asset management fees	$2,767
EBA EverSTAR, LLC	Disposition fees	909
EBA EverSTAR, LLC	Acquisition fees	18
Note 14—Subsequent Events
The Company has evaluated all events that occurred subsequent to December 31, 2020 through the date on which these consolidated financial statements were issued to determine whether any of these events required disclosure in the financial statements.
Real Estate Investment Activity
The Company acquired eight properties for a total purchase price, including transaction costs, of $17.4 million. Additionally, on February 8, 2021, the Company invested $1.3 million in a development

NETSTREIT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)
project in Yuma, Arizona. The Company’s total investment is expected to be $4.4 million with the sole tenant in the property commencing lease payments in 2022.
OP Unit Conversions to Common Stock
There were 182,418 OP Units that converted into shares of common stock on a one-for-one basis subsequent to December 31, 2020.
Common Stock Dividend
On March 3, 2021, the Company’s Board of Directors declared a cash dividend of  $0.20 per share for the first quarter of 2021. The dividend will be paid on March 30, 2021 to stockholders of record on March 15, 2021.
Alignment of Interest Program
On March 3, 2021, pursuant to the Omnibus Incentive Plan, the Compensation Committee of the Company’s Board of Directors adopted the Alignment of Interest Program (the “Program”). The Program allows individuals who are eligible to receive awards under the Omnibus Incentive Plan, as selected by the Committee from time to time, to elect to receive restricted stock units (“RSUs”) under the Omnibus Plan in lieu of a specified percentage of cash compensation. For 2020, eligible participants elected to receive an aggregate of  $0.7 million in the form of RSUs in lieu of cash compensation. The number of RSUs will be determined on March 8, 2021, the second business day following the release of the Company’s fourth quarter earnings. Awarded RSUs will vest over three years, in substantially equal annual installments, generally subject to continued provision of services.
2021 Restricted Stock Unit Grants
On March 3, 2021, pursuant to the Omnibus Incentive Plan, the Company made performance and service-based restricted stock unit grants to certain employees. The Company issued an aggregate of $4.0 million of RSUs of which 60% will be earned over a service period of three years and be based on the Company’s total shareholder return (“TSR”) as compared to the TSR of 33 peer companies and total absolute TSR over the cumulative three year period. The remaining 40% of the award will vest over a period of three years from the date of grant, subject to the individual recipient’s continued provision of service to the Company through the vesting date. The number of RSUs will be determined on March 8, 2021, the second business day following the release of the Company’s fourth quarter earnings.

NETSREIT Corp.
Schedule III—Real Estate and Accumulated Depreciation
December 31, 2020
(Dollars in thousands)
Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Apparel	Indianola	IA	$—	$312	$686	$—	$312	$686	$998	$(32)	2013	12/23/2019	6 to 31 Years
Apparel	Laredo	TX	—	590	1,207	—	590	1,207	1,797	(51)	2010	12/23/2019	6 to 32 Years
Apparel	Odessa	TX	—	599	1,086	—	599	1,086	1,686	(45)	2012	12/23/2019	6 to 32 Years
Apparel	Rio Grande City	TX	—	640	831	—	640	831	1,471	(39)	2005	12/23/2019	6 to 28 Years
Auto Parts	Harrisonville	MO	—	412	1,118	—	412	1,118	1,530	(41)	2013	12/23/2019	9 to 32 Years
Auto Parts	New Richmond	WI	—	67	1,191	—	67	1,191	1,258	(43)	2013	12/23/2019	9 to 32 Years
Automotive Services	Colorado Springs	CO	—	429	1,056	—	429	1,056	1,485	(61)	1978	12/23/2019	10 to 19 Years
Banking	Atco	NJ	—	780	570	—	780	570	1,350	(33)	1990	12/23/2019	9 to 18 Years
Banking	Atco	NJ	—	686	1,941	—	686	1,941	2,627	(92)	1920	12/23/2019	9 to 22 Years
Banking	Richwood	NJ	—	787	766	—	787	766	1,553	(37)	1970	12/23/2019	9 to 22 Years
Banking	Vineland	NJ	—	620	270	—	620	270	890	(22)	1973	12/23/2019	9 to 15 Years
Banking	Elizabethtown	PA	—	1,264	1,486	—	1,264	1,486	2,750	(71)	1916	12/23/2019	9 to 22 Years
Casual Dining	Greensburg	IN	—	924	1,521	—	924	1,521	2,445	(57)	2007	12/23/2019	8 to 32 Years
Casual Dining	Wichita	KS	—	1,013	1,152	—	1,013	1,152	2,165	(43)	2016	12/23/2019	12 to 32 Years
Casual Dining	Marquette	MI	—	163	931	—	163	931	1,095	(39)	2010	12/23/2019	5 to 30 Years
Discount Retail	Holland	MI	—	1,865	4,833	—	1,865	4,833	6,698	(223)	1994	12/23/2019	6 to 26 Years
Discount Retail	St. Joseph	MO	—	1,956	5,494	—	1,956	5,494	7,450	(257)	2005	12/23/2019	6 to 26 Years
Dollar Stores	Deltona	FL	—	335	937	—	335	937	1,272	(36)	2011	12/23/2019	8 to 33 Years
Dollar Stores	Lake City	IA	—	250	848	—	250	848	1,099	(33)	2016	12/23/2019	12 to 32 Years
Dollar Stores	Strawberry Point	IA	—	304	852	—	304	852	1,156	(33)	2016	12/23/2019	12 to 32 Years
Dollar Stores	Indianapolis	IN	—	392	611	—	392	611	1,003	(33)	2013	12/23/2019	4 to 26 Years
Dollar Stores	Brookfield	MA	—	468	1,149	—	468	1,149	1,617	(43)	2014	12/23/2019	9 to 33 Years
Dollar Stores	Belgrade	MN	—	414	746	—	414	746	1,159	(34)	2016	12/23/2019	12 to 27 Years
Dollar Stores	Bogue Chitto	MS	—	105	963	—	105	963	1,068	(36)	2013	12/23/2019	9 to 33 Years
Dollar Stores	Buckatunna	MS	—	136	938	—	136	938	1,074	(35)	2014	12/23/2019	10 to 33 Years
Dollar Stores	Hurley	MS	—	246	1,249	—	246	1,249	1,495	(48)	2013	12/23/2019	9 to 33 Years
Dollar Stores	Meridian	MS	—	287	940	—	287	940	1,228	(35)	2014	12/23/2019	10 to 33 Years
Dollar Stores	Birmingham	OH	—	210	939	—	210	939	1,149	(37)	2013	12/23/2019	9 to 32 Years
Dollar Stores	McComb	OH	—	209	868	—	209	868	1,078	(34)	2013	12/23/2019	9 to 32 Years
Dollar Stores	Windham	OH	—	332	834	—	332	834	1,166	(34)	2013	12/23/2019	9 to 31 Years
Dollar Stores	Norman	OK	—	417	836	—	417	836	1,252	(33)	2013	12/23/2019	9 to 33 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Dollar Stores	Friedens	PA	—	311	931	—	311	931	1,242	(37)	2014	12/23/2019	10 to 30 Years
Dollar Stores	Cleveland	TX	—	209	809	—	209	809	1,017	(31)	2014	12/23/2019	10 to 33 Years
Dollar Stores	Houston	TX	—	567	735	—	567	735	1,302	(32)	2012	12/23/2019	4 to 33 Years
Dollar Stores	Houston	TX	—	278	534	—	278	534	812	(32)	2004	12/23/2019	4 to 23 Years
Dollar Stores	Fox Lake	WI	—	212	882	—	212	882	1,094	(32)	2018	12/23/2019	14 to 34 Years
Drug Stores & Pharmacies	Clanton	AL	—	630	1,604	—	630	1,604	2,234	(59)	2004	12/23/2019	10 to 31 Years
Drug Stores & Pharmacies	Montgomery	AL	—	1,150	1,932	—	1,150	1,932	3,081	(69)	2004	12/23/2019	15 to 31 Years
Drug Stores & Pharmacies	Warrior	AL	—	369	1,640	—	369	1,640	2,009	(59)	2004	12/23/2019	15 to 31 Years
Drug Stores & Pharmacies	Canton	GA	—	658	1,789	—	658	1,789	2,447	(71)	2004	12/23/2019	15 to 27 Years
Drug Stores & Pharmacies	Savannah	GA	—	1,746	1,651	—	1,746	1,651	3,397	(58)	1998	12/23/2019	14 to 31 Years
Drug Stores & Pharmacies	Hanover	IN	—	727	1,076	—	727	1,076	1,803	(52)	2004	12/23/2019	15 to 22 Years
Drug Stores & Pharmacies	Indianapolis	IN	—	2,410	2,377	—	2,410	2,377	4,787	(91)	2003	12/23/2019	9 to 29 Years
Drug Stores & Pharmacies	Waterford Charter Township	MI	—	3,256	2,152	—	3,256	2,152	5,408	(85)	2004	12/23/2019	15 to 27 Years
Drug Stores & Pharmacies	Austin	MN	—	1,121	2,451	—	1,121	2,451	3,572	(99)	1989	12/23/2019	10 to 27 Years
Drug Stores & Pharmacies	Albuquerque	NM	—	3,744	3,019	—	3,744	3,019	6,763	(101)	2010	12/23/2019	15 to 33 Years
Drug Stores & Pharmacies	Amelia	OH	—	1,170	1,517	—	1,170	1,517	2,687	(71)	1999	12/23/2019	10 to 23 Years
Drug Stores & Pharmacies	Franklin	TN	—	2,164	1,848	—	2,164	1,848	4,013	(66)	2004	12/23/2019	10 to 31 Years
Drug Stores & Pharmacies	Fredericksburg	VA	—	3,551	2,951	—	3,551	2,951	6,502	(98)	2008	12/23/2019	14 to 33 Years
Drug Stores & Pharmacies	Hurricane	WV	—	956	1,139	—	956	1,139	2,095	(55)	2004	12/23/2019	15 to 22 Years
Equipment Rental and Leasing	Idaho Falls	ID	—	177	856	—	177	856	1,033	(42)	2007	12/23/2019	6 to 26 Years
Farm Supplies	Ottawa	OH	—	409	2,031	—	409	2,031	2,440	(77)	2017	12/23/2019	13 to 34 Years
Farm Supplies	Wellington	OH	—	308	1,986	—	308	1,986	2,294	(75)	2017	12/23/2019	13 to 34 Years
Farm Supplies	Llano	TX	—	634	1,389	—	634	1,389	2,024	(73)	2012	12/23/2019	6 to 28 Years
Farm Supplies	Ballard	UT	—	519	2,609	—	519	2,609	3,128	(100)	2015	12/23/2019	10 to 32 Years
Furniture Stores	Jacksonville	FL	—	1,087	2,723	—	1,087	2,723	3,810	(97)	1995	12/23/2019	9 to 32 Years
Furniture Stores	College Station	TX	—	1,561	4,626	—	1,561	4,626	6,188	(172)	2006	12/23/2019	9 to 31 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Gift, Novelty, and Souvenir Shops	Little Rock	AR	—	560	1,788	—	560	1,788	2,348	(59)	2012	12/23/2019	11 to 34 Years
Grocery	Memphis	TN	—	1,864	2,958	—	1,864	2,958	4,822	(181)	1987	12/23/2019	8 to 18 Years
Home Furnishings	Smyrna	TN	—	454	1,029	—	454	1,029	1,483	(36)	2011	12/23/2019	9 to 34 Years
Home Improvement	Pagosa Springs	CO	—	324	1,364	—	324	1,364	1,688	(47)	2009	12/23/2019	4 to 33 Years
Home Improvement	Macon	GA	—	1,861	8,377	—	1,861	8,377	10,238	(388)	1997	12/23/2019	7 to 25 Years
Home Improvement	Lexington	NC	—	2,991	4,172	—	2,991	4,172	7,163	(308)	1997	12/23/2019	6 to 15 Years
Home Improvement	Aiken	SC	—	908	2,083	—	908	2,083	2,991	(79)	2016	12/23/2019	7 to 33 Years
Home Improvement	Indian Land	SC	—	468	695	—	468	695	1,163	(27)	2007	12/23/2019	6 to 31 Years
Home Improvement	Spartanburg	SC	—	329	464	—	329	464	793	(21)	1994	12/23/2019	6 to 26 Years
Home Improvement	Chattanooga	TN	—	1,789	2,007	—	1,789	2,007	3,796	(91)	2000	12/23/2019	7 to 28 Years
Home Improvement	Franklin	VA	—	250	732	—	250	732	982	(38)	1998	12/23/2019	6 to 22 Years
Quick Service Restaurants	Birmingham	AL	—	686	996	—	686	996	1,682	(37)	1992	12/23/2019	15 to 30 Years
Quick Service Restaurants	Hueytown	AL	—	1,019	1,011	—	1,019	1,011	2,030	(37)	2007	12/23/2019	15 to 30 Years
Quick Service Restaurants	Phenix City	AL	—	727	800	—	727	800	1,528	(27)	2017	12/23/2019	15 to 34 Years
Quick Service Restaurants	Red Bay	AL	—	931	1,154	—	931	1,154	2,085	(40)	2012	12/23/2019	15 to 33 Years
Quick Service Restaurants	Snead	AL	—	1,271	781	—	1,271	781	2,052	(32)	1997	12/23/2019	15 to 26 Years
Quick Service Restaurants	Grovetown	GA	—	1,005	1,232	—	1,005	1,232	2,236	(42)	2013	12/23/2019	14 to 32 Years
Quick Service Restaurants	Junction City	KS	—	473	840	—	473	840	1,313	(36)	1986	12/23/2019	15 to 25 Years
Quick Service Restaurants	Marshall	MN	—	440	908	—	440	908	1,349	(32)	2016	12/23/2019	6 to 33 Years
Quick Service Restaurants	Sedalia	MO	—	750	774	—	750	774	1,523	(28)	2007	12/23/2019	7 to 30 Years
Quick Service Restaurants	Jackson	MS	—	728	577	—	728	577	1,305	(25)	1978	12/23/2019	15 to 25 Years
Quick Service Restaurants	Shawnee	OK	—	712	684	—	712	684	1,396	(25)	2006	12/23/2019	7 to 30 Years
Home Improvement	Sioux City	IA	—	253	796	—	253	796	1,048	(34)	2000	12/31/2019	15 to 24 Years
Discount Retail	Flint	MI	—	554	4,982	—	554	4,982	5,536	(142)	1996	1/7/2020	8 to 35 Years
Convenience Stores	Little Rock	AR	—	705	174	1,590	705	1,764	2,470	(2)	1962	1/14/2020	15 to 35 Years
Quick Service Restaurants	Wood River	IL	—	1,707	—	—	1,707	—	1,707	—	2006	1/24/2020
Arts & Crafts	Hamilton	OH	—	1,571	5,005	—	1,571	5,005	6,576	(143)	2015	1/27/2020	11 to 35 Years
Quick Service Restaurants	Fort Smith	AR	—	1,989	2,345	—	1,989	2,345	4,334	(79)	2019	1/31/2020	14 to 34 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Automotive Services	Oswego	IL	—	2,417	1,209	—	2,417	1,209	3,626	(46)	2008	2/3/2020	7 to 35 Years
Grocery	Meyersdale	PA	—	1,449	3,348	—	1,449	3,348	4,798	(121)	2010	2/4/2020	10 to 30 Years
Home Improvement	Paintsville	KY	—	7,712	—	—	7,712	—	7,712	—	1992	2/4/2020
Casual Dining	Brandon	MS	—	903	1,793	—	903	1,793	2,696	(64)	1997	2/5/2020	9 to 35 Years
Automotive Services	Prattville	AL	—	305	352	—	305	352	657	(16)	1998	2/10/2020	6 to 25 Years
Automotive Services	Crawfordville	FL	—	322	537	—	322	537	860	(18)	1998	2/10/2020	10 to 34 Years
Automotive Services	Live Oak	FL	—	474	589	—	474	589	1,063	(19)	2000	2/10/2020	14 to 35 Years
Automotive Services	Quincy	FL	—	419	587	—	419	587	1,006	(19)	1989	2/10/2020	11 to 34 Years
Automotive Services	Merrill	WI	—	189	307	—	189	307	496	(14)	1992	2/10/2020	9 to 22 Years
Automotive Services	New London	WI	—	301	448	—	301	448	750	(22)	1998	2/10/2020	6 to 20 Years
Automotive Services	Wisconsin Rapids	WI	—	488	488	—	488	488	976	(14)	1985	2/10/2020	13 to 35 Years
Quick Service Restaurants	McKinney	TX	—	1,573	1,941	—	1,573	1,941	3,514	(59)	2017	3/19/2020	14 to 33 Years
Home Improvement	Buckhannon	WV	—	358	1,262	—	358	1,262	1,619	(42)	2018	3/23/2020	8 to 35 Years
Discount Retail	Tucson	AZ	—	2,784	2,664	—	2,784	2,664	5,448	(118)	1987	3/26/2020	11 to 20 Years
Discount Retail	Augusta	GA	—	1,569	2,202	—	1,569	2,202	3,771	(94)	1985	3/26/2020	10 to 20 Years
Discount Retail	Mishawaka	IN	—	382	4,697	—	382	4,697	5,079	(110)	1985	3/26/2020	10 to 35 Years
Discount Retail	Longview	TX	—	703	2,490	—	703	2,490	3,193	(79)	1994	3/26/2020	10 to 30 Years
Convenience Stores	North Little Rock	AR	—	1,283	1,043	835	1,283	1,878	3,161	(42)	1989	4/3/2020	3 to 35 Years
Discount Retail	Tupelo	MS	—	992	1,986	—	992	1,986	2,979	(73)	1994	4/3/2020	4 to 30 Years
Auto Parts	Roswell	NM	—	151	1,136	—	151	1,136	1,287	(27)	1960	4/13/2020	8 to 35 Years
Discount Retail	Waco	TX	—	1,403	2,613	—	1,403	2,613	4,016	(84)	1986	4/17/2020	4 to 30 Years
Dollar Stores	Baltimore	MD	—	380	1,746	—	380	1,746	2,127	(36)	1945	5/6/2020	10 to 35 Years
General Retail	Newark	NY	—	593	7,635	—	593	7,635	8,227	(368)	1991	5/6/2020	3 to 20 Years
General Retail	Riverdale	GA	—	2,601	10,179	—	2,601	10,179	12,780	(364)	1995	5/8/2020	6 to 21 Years
Dollar Stores	Chicago	IL	—	424	982	—	424	982	1,406	(22)	1944	5/20/2020	11 to 30 Years
Discount Retail	College Station	TX	—	819	1,756	—	819	1,756	2,575	(61)	1993	6/8/2020	8 to 23 Years
Convenience Stores	Brownsboro	TX	—	1,170	2,020	—	1,170	2,020	3,190	(39)	1999	6/15/2020	15 to 35 Years
Convenience Stores	Chandler	TX	—	1,732	4,813	—	1,732	4,813	6,545	(99)	2013	6/15/2020	8 to 35 Years
Convenience Stores	Chandler	TX	—	1,176	2,216	—	1,176	2,216	3,391	(52)	1993	6/15/2020	6 to 35 Years
Convenience Stores	Chandler	TX	—	1,839	1,771	—	1,839	1,771	3,610	(40)	1987	6/15/2020	7 to 35 Years
Convenience Stores	Grand Saline	TX	—	829	1,807	—	829	1,807	2,637	(34)	1990	6/15/2020	15 to 35 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Convenience Stores	Lindale	TX	—	1,343	3,018	—	1,343	3,018	4,362	(58)	2011	6/15/2020	15 to 35 Years
Convenience Stores	Lindale	TX	—	1,875	3,176	—	1,875	3,176	5,051	(61)	2005	6/15/2020	15 to 35 Years
Convenience Stores	Mineola	TX	—	679	1,399	—	679	1,399	2,078	(30)	1995	6/15/2020	15 to 35 Years
Convenience Stores	Tyler	TX	—	2,646	3,218	—	2,646	3,218	5,864	(63)	2009	6/15/2020	15 to 35 Years
Convenience Stores	Tyler	TX	—	2,435	5,713	—	2,435	5,713	8,148	(122)	2008	6/15/2020	8 to 35 Years
Convenience Stores	Tyler	TX	—	798	1,283	—	798	1,283	2,081	(25)	1990	6/15/2020	15 to 35 Years
Convenience Stores	Tyler	TX	—	887	1,361	—	887	1,361	2,247	(25)	1990	6/15/2020	15 to 35 Years
Convenience Stores	Tyler	TX	—	550	1,186	—	550	1,186	1,736	(23)	1994	6/15/2020	15 to 35 Years
Convenience Stores	Tyler	TX	—	3,415	1,647	—	3,415	1,647	5,062	(34)	1984	6/15/2020	15 to 35 Years
Convenience Stores	Whitehouse	TX	—	556	1,342	—	556	1,342	1,898	(33)	1989	6/15/2020	7 to 35 Years
Healthcare	Jacksonville	FL	—	1,175	2,666	—	1,175	2,666	3,841	(57)	2016	6/19/2020	10 to 35 Years
Healthcare	Jacksonville	FL	—	1,427	3,504	—	1,427	3,504	4,931	(72)	2016	6/19/2020	10 to 35 Years
Home Improvement	La Quinta	CA	—	2,616	5,785	—	2,616	5,785	8,401	(195)	2005	6/19/2020	10 to 20 Years
Auto Parts	Fort Pierce	FL	—	217	934	—	217	934	1,151	(21)	1997	6/29/2020	10 to 35 Years
Auto Parts	Lakeland	FL	—	408	1,005	—	408	1,005	1,412	(22)	1999	6/29/2020	10 to 35 Years
Auto Parts	Orlando	FL	—	746	672	—	746	672	1,419	(18)	1999	6/29/2020	9 to 33 Years
Auto Parts	Titusville	FL	—	990	586	—	990	586	1,576	(16)	1998	6/29/2020	9 to 35 Years
Auto Parts	Brunswick	GA	—	540	848	—	540	848	1,389	(20)	2000	6/29/2020	9 to 35 Years
Auto Parts	Claxton	GA	—	95	877	—	95	877	972	(17)	1999	6/29/2020	10 to 35 Years
Auto Parts	Griffin	GA	—	255	851	—	255	851	1,106	(19)	1999	6/29/2020	9 to 35 Years
Auto Parts	West Peoria	IL	—	179	711	—	179	711	890	(19)	1995	6/29/2020	6 to 31 Years
Auto Parts	Gonzales	LA	—	557	698	—	557	698	1,255	(15)	2000	6/29/2020	7 to 35 Years
Auto Parts	Breckenridge Hills	MO	—	94	878	—	94	878	972	(16)	1999	6/29/2020	9 to 35 Years
Auto Parts	St. Louis	MO	—	271	970	—	271	970	1,241	(23)	1998	6/29/2020	9 to 35 Years
Auto Parts	Bay St. Louis	MS	—	376	684	—	376	684	1,060	(16)	1999	6/29/2020	8 to 35 Years
Auto Parts	Brookhaven	MS	—	143	893	—	143	893	1,036	(17)	1998	6/29/2020	9 to 35 Years
Auto Parts	Laurel	MS	—	147	1,026	—	147	1,026	1,173	(19)	1998	6/29/2020	9 to 35 Years
Auto Parts	Penn Hills	PA	—	297	631	—	297	631	927	(19)	1995	6/29/2020	8 to 29 Years
General Retail	Tupelo	MS	—	2,955	7,341	—	2,955	7,341	10,296	(235)	1992	7/2/2020	6 to 20 Years
Grocery	Tupelo	MS	—	2,233	4,460	—	2,233	4,460	6,692	(137)	1992	7/2/2020	6 to 20 Years
Home Improvement	Orland Park	IL	—	6,155	8,729	—	6,155	8,729	14,884	(224)	1993	7/2/2020	7 to 21 Years
Auto Parts	Barton	VT	—	111	395	—	111	395	506	(10)	1890	8/28/2020	6 to 20 Years
Automotive Services	Colebrook	NH	—	193	524	—	193	524	717	(12)	1984	8/28/2020	7 to 21 Years
Automotive Services	Lancaster	NH	—	159	334	—	159	334	493	(8)	1970	8/28/2020	6 to 20 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Automotive Services	Newport	NH	—	141	431	—	141	431	572	(13)	1979	8/28/2020	5 to 17 Years
Automotive Services	Bradford	VT	—	114	373	—	114	373	486	(9)	1973	8/28/2020	8 to 20 Years
Automotive Services	Morristown	VT	—	187	661	—	187	661	848	(12)	1962	8/28/2020	6 to 25 Years
Automotive Services	St. Albans	VT	—	161	459	—	161	459	620	(10)	1999	8/28/2020	7 to 24 Years
Home Improvement	Salem	VA	—	4,615	16,885	—	4,615	16,885	21,500	(197)	2010	9/14/2020	10 to 33 Years
Dollar Stores	Little Rock	AR	—	391	740	—	391	740	1,130	(10)	2019	9/25/2020	9 to 35 Years
Dollar Stores	Little Rock	AR	—	269	775	—	269	775	1,044	(10)	2009	9/28/2020	9 to 35 Years
Auto Parts	Middle River	MD	—	608	1,430	—	608	1,430	2,039	(16)	2016	9/30/2020	9 to 35 Years
Auto Parts	Egg Harbor Township	NJ	—	514	1,970	—	514	1,970	2,484	(22)	2014	9/30/2020	9 to 35 Years
Auto Parts	Ledgewood	NJ	—	703	1,433	—	703	1,433	2,136	(16)	2016	9/30/2020	11 to 35 Years
Auto Parts	Ballston Spa	NY	—	207	1,272	—	207	1,272	1,479	(14)	2014	9/30/2020	9 to 35 Years
Auto Parts	Belpre	OH	—	375	924	—	375	924	1,298	(11)	2014	9/30/2020	8 to 35 Years
Auto Parts	Springfield	OH	—	241	751	—	241	751	992	(10)	1997	9/30/2020	5 to 32 Years
Auto Parts	Ebensburg	PA	—	281	615	—	281	615	896	(10)	1997	9/30/2020	6 to 27 Years
Auto Parts	Gettysburg	PA	—	492	1,353	—	492	1,353	1,845	(16)	2016	9/30/2020	10 to 35 Years
Auto Parts	Lewistown	PA	—	182	835	—	182	835	1,017	(10)	1997	9/30/2020	8 to 35 Years
Auto Parts	Manchester	PA	—	558	1,047	—	558	1,047	1,606	(13)	2014	9/30/2020	9 to 35 Years
Auto Parts	Myerstown	PA	—	392	1,219	—	392	1,219	1,611	(14)	2015	9/30/2020	9 to 35 Years
Auto Parts	Quarryville	PA	—	613	1,561	—	613	1,561	2,174	(16)	2017	9/30/2020	10 to 35 Years
Auto Parts	Milwaukee	WI	—	485	1,101	—	485	1,101	1,586	(12)	2004	9/30/2020	6 to 35 Years
Auto Parts	Wisconsin Rapids	WI	—	400	988	—	400	988	1,388	(11)	2004	9/30/2020	6 to 35 Years
Dollar Stores	Queensbury	NY	—	234	1,381	—	234	1,381	1,616	(16)	2015	9/30/2020	10 to 35 Years
Dollar Stores	Petersburg	VA	—	349	1,311	—	349	1,311	1,660	(14)	2019	9/30/2020	10 to 35 Years
Home Improvement	Fargo	ND	—	524	787	—	524	787	1,311	(10)	2014	9/30/2020	4 to 35 Years
Auto Parts	Demotte	IN	—	391	942	—	391	942	1,333	(8)	2008	10/1/2020	11 to 35 Years
Auto Parts	Greenwood	SC	—	189	405	—	189	405	594	(6)	1967	10/1/2020	6 to 20 Years
Auto Parts	Odessa	TX	—	219	732	—	219	732	951	(6)	2005	10/1/2020	10 to 35 Years
Farm Supplies	Weatherford	OK	—	1,198	2,033	—	1,198	2,033	3,232	(23)	2008	10/13/2020	10 to 29 Years
Auto Parts	Marianna	FL	—	302	1,677	—	302	1,677	1,979	(13)	2020	10/14/2020	10 to 35 Years
Auto Parts	Warner Robins	GA	—	500	1,247	—	500	1,247	1,746	(10)	2006	10/30/2020	10 to 35 Years
Dollar Stores	Pittsburgh	PA	—	729	1,291	—	729	1,291	2,020	(11)	2017	10/30/2020	10 to 35 Years
Consumer Electronics	Reynoldsburg	OH	—	1,704	4,934	—	1,704	4,934	6,638	(26)	2004	11/9/2020	7 to 35 Years

Description				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount as of December 31, 2020(1)(4)(5)						Life on Which Depreciation in Statements of Operations and Comprehensive Income (Loss) is Computed
Industry	City	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation(2)(6)	Date of Construction	Date Acquired(3)
Healthcare	Allen	TX	—	453	1,525	—	453	1,525	1,978	(8)	2008	11/24/2020	10 to 33 Years
Discount Retail	Spokane Valley	WA	—	1,494	4,067	—	1,494	4,067	5,560	(7)	1997	12/1/2020	6 to 30 Years
Equipment Rental and Leasing	LaGrange	GA	—	669	970	—	669	970	1,639	(2)	2018	12/3/2020	8 to 33 Years
Auto Parts	Little Rock	AR	—	286	873	—	286	873	1,158	(1)	2002	12/9/2020	9 to 35 Years
Drug Stores & Pharmacies	Semmes	AL	—	737	818	—	737	818	1,555	(2)	1999	12/11/2020	7 to 25 Years
Grocery	Hopewell Junction	NY	—	3,785	7,139	—	3,785	7,139	10,924	(11)	1996	12/16/2020	5 to 33 Years
Dollar Stores	Johnstown	PA	—	153	1,234	—	153	1,234	1,387	(2)	2016	12/18/2020	9 to 35 Years
Automotive Services	Bellows Falls	VT	—	55	817	—	55	817	872	(1)	1949	12/21/2020	8 to 30 Years
Automotive Services	Enosburg Falls	VT	—	138	802	—	138	802	940	(2)	1895	12/21/2020	11 to 24 Years
Automotive Services	South Barre	VT	—	295	566	—	295	566	861	(1)	1965	12/21/2020	8 to 31 Years
Consumer Electronics	Heath	OH	—	1,205	2,348	—	1,205	2,348	3,552	(5)	1998	12/21/2020	4 to 30 Years
Discount Retail	Dothan	AL	—	987	2,009	—	987	2,009	2,996	(5)	2004	12/23/2020	6 to 21 Years
Grocery	Kingston	MA	—	3,950	—	—	3,950	—	3,950	—	2002	12/23/2020
Discount Retail	Terre Haute	IN	—	940	2,525	—	940	2,525	3,465	(6)	1989	12/28/2020	6 to 22 Years
Wine, Beer, Spirits	Rowlett	TX	—	1,654	2,882	—	1,654	2,882	4,536	(5)	1997	12/28/2020	8 to 35 Years
Casual Dining	Warner Robins	GA	—	2,279	—	—	2,279	—	2,279	—	2020	12/29/2020
Wine, Beer, Spirits	Dallas	TX	—	1,611	2,123	—	1,611	2,123	3,734	(3)	1987	12/29/2020	11 to 35 Years
Dollar Stores	Chester	PA	—	697	876	—	697	876	1,573	(3)	1996	12/31/2020	5 to 23 Years
			$—	$189,373	$355,936	$2,425	$189,373	$358,360	$547,733	$(10,111)

(1)
The aggregate cost for federal income tax purposes is $619,066 thousand.

(2)
Depreciation is calculated using the straight-line method over the estimated useful life of the asset, which is up to 35 years for buildings and up to 15 years for building improvements.

(3)
The acquisition dates for properties acquired prior to December 23, 2019 are stated at the date the Successor acquired the property.

(4)
Properties with no land value represent a property for which the Company owns only the land, therefore depreciation and estimated life for depreciation are not applicable.

(5)
The following is a reconciliation of carrying value for land and building and improvements for the periods presented (in thousands):

	Successor
	Year Ended December 31,	For the Period from December 23 to December 31,
	2020	2019
Balance, beginning of period	$224,053	$223,005
Additions
Acquisitions	365,219	1,048
Improvements	2,408	—
Deductions
Reclasses to held for sale	(28,591)	—
Dispositions	(15,356)	—
Balance, end of period	$547,733	$224,053

(6)
The following is a reconciliation of accumulated depreciation for the periods presented (in thousands):

	Successor
	Year Ended December 31,	For the Period from December 23 to December 31,
	2020	2019
Balance, beginning of period	$132	$—
Additions
Depreciation expense	10,703	132
Deductions
Reclasses to held for sale	(518)	—
Dispositions	(206)	—
Balance, end of period	$10,111	$132
The change in real estate investments for the Predecessor have not been presented as the Land, Building and related Improvements were recorded by the Predecessor at the pre-acquisition basis.
See report of independent registered public accounting firm.

NETSTREIT CORP.
8,000,000 Shares of
Common Stock

PROSPECTUS

Wells Fargo Securities
BofA Securities
Jefferies
Stifel
           , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.
Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.
SEC Registration Fee	$18,510
FINRA Filing Fee	25,950
Accounting Fees and Expenses	150,000
Legal Fees and Expenses	250,000
Consulting	25,000
Printing Fees and Expenses	100,000
Transfer Agent and Registrar Fees	7,000
Miscellaneous	23,540
Total	$600,000

Item 32.
Sales to Special Parties.

The information in Item 33 is incorporated herein by reference.
Item 33.
Recent Sales of Unregistered Securities.

On December 23, 2019, we issued and sold 8,860,760 shares of our common stock, par value $0.01 per share, at an aggregate offering price of  $175,000,010 (or $19.75 per share) (i) to Stifel, Nicolaus & Company, Incorporated, as initial purchaser with an initial resale in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) through Stifel, Nicolaus & Company, Incorporated, as placement agent, in a private placement to “accredited investors,” as defined by Rule 501 under Regulation D of the Securities Act. On February 6, 2020, we issued and sold an additional 2,936,885 shares of our common stock for an aggregate offering price of  $58,003,479 (collectively, the “private offering”). We received approximately $219.0 million of net proceeds (after deducting initial purchaser’s discount and placement fees, including approximately $12.8 million in initial purchaser discounts and placement agent fees) from the private offering. We contributed the net proceeds to NetSTREIT, L.P., our operating partnership (the “operating partnership”), in exchange for 11,797,645 Class A common operating partnership units. The operating partnership intends to use the net proceeds to acquire properties and for general corporate and working capital purposes.
In connection with the private offering, we consummated a series of formation transactions described in the accompanying prospectus, whereby, among other things, holders of limited partnership interests in our predecessor (our “continuing investors”) had their limited partnership interests in our predecessor converted into common operating partnership units (“OP units”) in NetSTREIT, L.P., a Delaware limited partnership (the “operating partnership”), receiving an aggregate of 3,652,149 Class A OP units, other than Mark Manheimer, who received 8,884 Class B OP units, and an affiliate of EB Arrow Holdings, LLC, which received 287,234 Class B OP units. Additionally, EBA EverSTAR, LLC, an affiliate of EB Arrow received 500,752 Class B OP units in exchange for its contribution of our management infrastructure.
In connection with the private offering, on December 23, 2019, we granted 151,899 restricted stock units (“RSUs”) to Mark Manheimer, 75,949 RSUs to Andrew Blocher and an aggregate of 24,048 RSUs to our non-employee directors. The RSUs are unfunded and unsecured obligations to issue a share of common stock (or an equivalent cash amount) to the grantee in the future, subject to certain conditions.
To assist us in maintaining our status as a real estate investment trust, on January 27, 2020, we issued and sold 125 shares of our 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, for $1,000 per share to “accredited investors,” as defined by Rule 501 under Regulation D of the Securities Act. We redeemed all 125 outstanding shares of Series A Preferred Stock upon the completion of our initial public offering in August 2020.
Item 34.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•
any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness, in the proceeding by reason of his or her service in that capacity.
Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our directors and executive officers.
Item 35.
Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us from the securities registered hereunder will be credited to the appropriate capital account.
Item 36.
Financial Statements and Exhibits.

(A) Financial Statements—See “Index to Financial Statements.”
(B) Exhibits—The following exhibits are filed as a part of, or incorporated by reference into, this registration statement on Form S-11:

EXHIBIT INDEX
1.1	Form of Underwriting Agreement
3.1	Articles of Amendment and Restatement of NETSTREIT Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
3.2	Articles of Amendment of NETSTREIT Corp. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
3.3	Articles Supplementary of NETSTREIT Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
3.4	Articles Supplementary of NETSTREIT Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 21, 2020).
3.5	Amended and Restated Bylaws of NETSTREIT Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 21, 2020).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-23991) filed on July 17, 2020).
5.1	Opinion of Venable LLP.
8.1	Opinion of Winston & Strawn LLP with respect to tax matters.
10.1	Amended and Restated Agreement of Limited Partnership of NETSTREIT, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.2	Registration Rights Agreement, dated December 23, 2019, by and between NETSTREIT Corp. and Stifel, Nicolaus & Company, Incorporated (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.3	Registration Rights Agreement, dated December 23, 2019, by and among NETSTREIT Corp., NETSTREIT, L.P. and the continuing investors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.4†	Form of Indemnification Agreement between NETSTREIT Corp. and each of its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.5†	Employment Agreement, dated December 23, 2019, between NETSTREIT Management, LLC (f/k/a EBA EverSTAR Management, LLC) and Mark Manheimer (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.6†	Employment Agreement, dated January 6, 2020, between NETSTREIT Management, LLC (f/k/a EBA EverSTAR Management, LLC) and Andrew Blocher (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.7†	NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.8†	Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan Pre-Initial Public Offering Non-Employee Director Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.9†	Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan Pre-Initial Public Offering Employee Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).

10.10†	Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan Post-Initial Public Offering Non-Employee Director Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).
10.11†*	Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan Post-Initial Public Offering Employee Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the Year Ended December 31, 2020 filed on March 4, 2020).
10.12	Tax Protection Agreement, dated December 23, 2019, by and among NETSTREIT Corp., NETSTREIT, L.P., Hillview Way, LLC and Mayfield Road Group, LLC (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).
10.13	Facilities Agreement, dated December 23, 2019, by and between EBA OpCO, LLC and NETSTREIT Corp. (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
10.14*	Conformed Credit Agreement, dated December 23, 2019, by and among NETSTREIT, L.P., NETSTREIT Corp., the financial institutions party thereto, Wells Fargo Bank, National Association, KeyBank National Association and Capital One, National Association, Trust Bank, Bank of Montreal, U.S. Bank National Association, PNC Bank, National Association and Regions Bank (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on August 5, 2020).
10.15†	NETSTREIT Corp. Alignment of Interest Program under the 2019 Omnibus Incentive Compensation (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2020 filed on March 4, 2020).
10.16†	Form of NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (Alignment of Interest Program) Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2020 filed on March 4, 2020).
23.1	Consent of KPMG LLP.
23.2	Consent of Venable LLP (contained in Exhibit 5.1).
23.3	Consent of Winston & Strawn LLP (contained in Exhibit 8.1).
24.1	Power of attorney (included on the signature page to this registration statement on Form S-11).
101.INS**	XBRL Instance Document.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

#
To be filed by amendment.

†
Management contract or compensatory plan or arrangement.

*
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

**
Submitted electronically with this prospectus.

Item 37.
Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on April 5, 2021.
NETSTREIT CORP.
By:
/s/ Mark Manheimer

Mark Manheimer
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Manheimer and Andrew Blocher his or her true and lawful attorneys-in-fact (with full power to each of them to act alone), with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-11, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Mark Manheimer Mark Manheimer	President, Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2021
/s/ Andrew Blocher Andrew Blocher	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	April 5, 2021
/s/ Patricia McBratney Patricia McBratney	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	April 5, 2021
/s/ Todd Minnis Todd Minnis	Chair of the Board of Directors	April 5, 2021
/s/ Michael Christodolou Michael Christodolou	Director	April 5, 2021
/s/ Heidi Everett Heidi Everett	Director	April 5, 2021
/s/ Matthew Troxell Matthew Troxell	Director	April 5, 2021

Name	Title	Date
/s/ Lori Wittman Lori Wittman	Director	April 5, 2021
/s/ Robin Zeigler Robin Zeigler	Director	April 5, 2021